UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑           Preliminary Proxy Statement
☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐           Definitive Proxy Statement
☐           Definitive Additional Materials
☐           Soliciting Material Pursuant to Sec. 240.14a-12

NEXTWAVE WIRELESS INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐           No fee required.
☑           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies: Common Stock

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

$111,600,000 (aggregate cash to be received by wholly-owned subsidiary of registrant)

4)	Proposed maximum aggregate value of transaction: $111,600,000

5)	Total fee paid: $7,958

☐           Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

12264 El Camino Real, Suite 305
San Diego, CA 92130
________________

PROXY STATEMENT
________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held             , 2010
________________

To our stockholders:

You are cordially invited to attend a special meeting of stockholders of NextWave Wireless Inc. (“NextWave” or the “Company”) to be held on            , 2010 at 8:00 a.m. local time at the Company’s offices located at 12264 El Camino Real, Suite 305, San Diego, California 92130.

At the special meeting we will ask you to consider and to vote upon the following matters:

1.
To consider and vote upon a proposal to adopt and approve the stock purchase agreement dated July 30, 2010, by and among the Company, NextWave Broadband Inc., a wholly-owned subsidiary of the Company (“NextWave Broadband”),  PacketVideo Corporation, a majority-owned subsidiary of NextWave Broadband (“PacketVideo”), and  NTT DOCOMO, INC. (“DOCOMO”), and authorize the transactions contemplated thereby, including the sale by NextWave Broadband of all of the shares of common stock of PacketVideo owned by it to DOCOMO for $111.6 million.

2.
To consider and vote upon any proposal to adjourn, postpone or continue the special meeting to a later date to enable the Company to solicit additional proxies in favor of the proposal to adopt and approve the stock purchase agreement and authorize the sale of the PacketVideo shares to DOCOMO contemplated thereby at the special meeting; and

3.	To transact such other business as may properly come before the special meeting or any adjournments, postponements or continuations thereof.

In connection with the exercise by DOCOMO of its call option to purchase all of the shares of PacketVideo stock owned by NextWave Broadband, and after careful consideration, our Board of Directors determined that the stock purchase agreement, the sale of the PacketVideo shares to DOCOMO and the other transactions contemplated by the stock purchase agreement are advisable and are fair to, and in the best interests of, the Company and our stockholders and unanimously adopted and approved the stock purchase agreement and authorized the execution and delivery of the stock purchase agreement and the consummation of the transactions contemplated thereby. Therefore, our Board of Directors recommends that you vote “FOR” the adoption and approval of the stock purchase agreement and authorize the sale of the PacketVideo shares to DOCOMO contemplated thereby.

Our Board of Directors considered a number of factors in evaluating the sale, in consultation with our legal and financial advisors.

Your vote is very important. Adoption and approval of the stock purchase agreement and the authorization of the sale of the PacketVideo shares to DOCOMO contemplated thereby requires the affirmative vote of the holders of a majority of our common stock outstanding and entitled to vote at the special meeting.

Our Board of Directors has fixed the close of business on              , 2010 as the record date for the determination of the holders of our common stock, par value $0.007 per share, entitled to notice of, and to vote at, the special meeting.  At the close of business on                , 2010, there were                       shares of our common stock outstanding and entitled to vote.  Whether or not you plan to attend the special meeting, it is important that your shares, regardless of the number, be represented. Stockholders of record may vote their shares via a toll-free telephone number, over the Internet or by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card. If your shares are held in the name of a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from such record holder. The availability of Internet and telephone proxies will depend on their voting procedures. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. Failure to submit a signed proxy or to vote in person at the special meeting will have the same effect as a vote “AGAINST” the adoption and approval of the stock purchase agreement and authorization of the sale of PacketVideo shares to DOCOMO contemplated thereby.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to Be Held on             , 2010.   In accordance with new rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of special meeting and proxy card, and by notifying you of the availability of our proxy materials on the Internet.  The notice of special meeting, proxy statement and proxy card are available on the Internet at http://www.proxyvote.com, using the 12-digit control number printed on your proxy card, and may also be requested by calling toll-free at 800-579-1639 or by e-mailing at sendmaterial@proxyvote.com.

The enclosed proxy statement explains the proposed sale, the stock purchase agreement and the transactions contemplated by the stock purchase agreement and provides specific information concerning the special meeting. Please read the entire proxy statement carefully.  This proxy statement is dated               , 2010, and this proxy statement and accompanying form of proxy are first being sent to holders of our common stock on or about                    , 2010.

By Order of the Board of Directors

FRANK A. CASSOU
Chief Legal Counsel and Secretary
San Diego, California

                , 2010

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTIONS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT
Your vote is important.  Stockholders of record may vote their shares via a toll-free telephone number, over the Internet or by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card. If your shares are held in the name of a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from such record holder. The availability of Internet and telephone proxies will depend on their voting procedures.  Voting your shares by one of these three methods will ensure that your shares are represented at the meeting.

If you need assistance in voting your shares, please call the firm assisting us in the distribution and tabulation of proxies for the special meeting:
Broadridge Financial Services
51 Mercedes Way
Edgewood, NY  11717
800-579-1639

ADDITIONAL INFORMATION

This document incorporates important business and financial information about us from documents that are not included in or delivered with this document. See “Where You Can Find More Information” on page 42. You can obtain documents incorporated by reference in this document from us by requesting them in writing at 12264 El Camino Real, Suite 305, San Diego, California 92130, Attn: Secretary, or by calling 858-731-5300. You will not be charged for any of these documents that you request. If you wish to request documents, you should do so by           , 2010 in order to receive them before the special meeting.

If you require assistance in submitting proxies or voting shares of our common stock, or if you would like to receive additional copies of the proxy statement or the enclosed proxy card, please contact Broadridge Financial Services:

Broadridge Financial Services
51 Mercedes Way
Edgewood, NY  11717
800-579-1639

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement with respect to the stock purchase agreement and the sale of the PacketVideo shares to DOCOMO contemplated thereby and may not contain all of the information that is important to you. To understand the sale fully and for a more complete description of the terms of the sale, you should read this entire proxy statement carefully, including the annexes, and the documents we refer to or incorporate by reference herein.  We encourage you to read each of these documents, in particular the stock purchase agreement attached as Annex A hereto.

Except as otherwise specifically noted in this proxy statement, “sale” refers to the sale by NextWave Broadband of PacketVideo shares to DOCOMO contemplated by the stock purchase agreement, and “transactions” refers to the transactions contemplated by the stock purchase agreement, including the sale by NextWave Broadband of PacketVideo shares to DOCOMO. References to the Company, NextWave, us, our and we all refer to NextWave Wireless Inc.

The Sale (page 16)

On July 30, 2010, the Company, NextWave Broadband and PacketVideo entered into a stock purchase agreement with DOCOMO pursuant to which the Company and NextWave Broadband agreed to sell to DOCOMO all of the issued and outstanding shares of common stock of PacketVideo held by NextWave Broadband, representing approximately 65% of the issued and outstanding common stock of PacketVideo, for an aggregate purchase price of $111.6 million. We expect to receive approximately $107.5 million of net proceeds from the sale, after deduction of estimated expenses for the transaction, of which we expect to apply approximately $95 million to retire principal of and accrued interest on our Senior Secured First Lien Notes due 2011, or “First Lien Notes,” pursuant to our secured note agreements, and we expect to retain approximately $12.5 million to fund our working capital needs.

DOCOMO acquired 35% of the issued and outstanding common stock of PacketVideo in July 2009. In connection with the July 2009 transaction, the Company, NextWave Broadband, PacketVideo and DOCOMO entered into a Stockholders’ Agreement dated July 2, 2009, pursuant to which DOCOMO was granted a call option exercisable under certain conditions to purchase all (but not less than all) of the remaining shares of common stock of PacketVideo owned by NextWave Broadband.  In November 2009, PacketVideo achieved the milestone which triggered DOCOMO’s right to exercise the option and, on June 28, 2010, after the completion and finalization of an independent valuation of the PacketVideo shares owned by NextWave Broadband, DOCOMO confirmed in writing to the Company and NextWave Broadband that DOCOMO still intended to exercise the call option and acquire all of the shares of common stock of PacketVideo owned by NextWave Broadband in accordance with the procedures set forth in the stockholders’ agreement.  The current transaction pursuant to the stock purchase agreement represents DOCOMO’s exercise of the call option.

Under the terms of the stock purchase agreement, the Company and NextWave Broadband have agreed to sell to DOCOMO all of the issued and outstanding shares of common stock of PacketVideo held by NextWave Broadband, for an aggregate purchase price of $111.6 million, which was established pursuant to valuation procedures set forth in the stockholders’ agreement.

Information About the Parties to the Transaction (page 15)

NextWave Wireless Inc. We are a holding company for mobile multimedia businesses and a significant wireless spectrum portfolio. Our mobile multimedia business segment consists of PacketVideo, our majority-owned subsidiary.  As a result of the sale of our remaining interest in PacketVideo, our continuing operations would be focused solely on the management, operation, marketing and selling of our wireless spectrum interests.  We will continue to manage and operate and pursue the sale of our wireless spectrum holdings over time to repay our significant secured indebtedness.

The Company is a Delaware corporation.  Our principal executive office is located at 12264 El Camino Real, Suite 305, San Diego, California, 92130, and our telephone number is 858-731-5300.

PacketVideo Corporation.  Founded in 1998, PacketVideo develops, produces and markets advanced mobile multimedia and consumer electronic connectivity product solutions, including embedded software for mobile handsets, client-server platforms for mobile media applications such as music, photos, video and software for

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sharing media in the connected home.  PacketVideo supplies multimedia software and services to many of the world’s largest network operators and wireless handset manufacturers which, in turn, use PacketVideo’s platform to offer music and video services on mobile handsets, generally under their own brands. To date, over 350 million PacketVideo-powered handsets have been shipped worldwide. PacketVideo has been contracted by some of the world’s largest carriers, such as Orange, DOCOMO, Rogers Wireless, TeliaSonera, TELUS Mobility and Verizon Wireless, to design and implement the embedded multimedia software capabilities contained in their handsets. PacketVideo’s software is compatible with virtually all network technologies, including CDMA, GSM, WiMAX, LTE and WCDMA.  As a result of the sale, PacketVideo would become a wholly-owned subsidiary of DOCOMO.

PacketVideo is a Delaware corporation.  DOCOMO owns 35% of PacketVideo’s issued and outstanding shares of common stock, and the remainder of PacketVideo’s issued and outstanding shares are currently owned by NextWave Broadband.  PacketVideo’s principal executive office is located at 10350 Science Center Drive, Suite 210, San Diego, California, 92121, and its telephone number is 858-731-5300.

NextWave Broadband Inc. NextWave Broadband is a wholly-owned subsidiary of NextWave and a holding company for our equity interest in PacketVideo and our wireless spectrum interests.  NextWave Broadband is a Delaware corporation.  Its principal executive office is located at  12264 El Camino Real, Suite 305, San Diego, California, 92130, and its telephone number is 858-731-5300.

NTT DOCOMO, INC.  DOCOMO’s parent company is NIPPON TELEGRAPH AND TELEPHONE CORPORATION, or “NTT.” NTT, together with its subsidiaries, including DOCOMO, constitutes one of the world’s leading telecom operators and providers of advanced telecom services.

DOCOMO is a joint stock corporation incorporated and registered under Japanese Law.  Its corporate head office is at Sanno Park Tower, 11-1, Nagata-cho 2-chome, Chiyoda-ku, Tokyo 100-6150, Japan. Its telephone number is 81-3-5156-1111.

The Special Meeting (page 12)

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our Board of Directors for use at the special meeting which will be held at 8:00 a.m., local time, on            , 2010, at the Company’s offices located at 12264 El Camino Real, Suite 305, San Diego, California 92130.

Board Recommendation (pages 12 and 20)

After careful consideration, our Board of Directors determined that the stock purchase agreement, the sale and the other transactions contemplated by the stock purchase agreement are advisable and are fair to, and in the best interests of, the Company and our stockholders, and unanimously adopted and approved the stock purchase agreement and authorized the execution and delivery of the stock purchase agreement and the consummation of the sale and the other transactions contemplated thereby. Therefore, our Board of Directors recommends that you vote “FOR” the adoption and approval of the stock purchase agreement and authorize the sale of the PacketVideo shares to DOCOMO contemplated thereby.

Required Vote (page 12)

For us to complete the sale, stockholders holding at least a majority of the shares of our common stock issued and outstanding at the close of business on the record date,            , 2010 must vote “FOR” the adoption and approval of the stock purchase agreement and authorize the sale of the PacketVideo shares to DOCOMO contemplated thereby.

Opinion of the Company’s Financial Advisor  (page  20)

In connection with the sale, on July 28, 2010, the Company’s financial advisor, Moelis & Company, which we refer to in this proxy statement as “Moelis,” rendered its oral opinion to our Board of Directors, which opinion was subsequently confirmed in writing, that, as of such date, and based upon and subject to the conditions and limitations set forth in the written opinion, the consideration to be paid to NextWave Broadband and us in the sale was fair, from a financial point of view, to NextWave Broadband and us.

The full text of Moelis’ written opinion, dated July 28, 2010, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by Moelis in connection with its fairness opinion, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference.

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We encourage you to read Moelis’ opinion and the section “The Sale—Opinion of the Company’s Financial Advisor” beginning on page 20, carefully and in their entirety.  Moelis’ opinion is limited solely to the fairness to NextWave Broadband and the Company of the consideration to be paid from a financial point of view as of the date of the fairness opinion and does not address the underlying business decision to effect the sale or the relative merits of the sale as compared to any alternative business strategies or transactions that might be available to us, NextWave Broadband or PacketVideo.  Moelis’ opinion does not constitute a recommendation to any stockholder of PacketVideo (including NextWave Broadband), NextWave Broadband (including us) or the Company as to how such stockholder should vote with respect to the sale or whether NextWave Broadband should sell shares in the sale or any other matter.

Reasons for the Sale (page 18)

In making its recommendation that you vote “FOR” the proposal to adopt and approve the stock purchase agreement and authorize the sale of the PacketVideo shares to DOCOMO contemplated thereby, our Board of Directors considered a number of factors, including the financial performance of and prospects for PacketVideo’s multimedia business; the resources required to fund the further development and growth of PacketVideo’s business; the current and future competitive environment for PacketVideo’s multimedia business and related risks associated with its business; the process and procedures set forth in the stockholders’ agreement to determine and agree upon the fair market value of the PacketVideo shares held by NextWave Broadband; our global restructuring initiative which was commenced in 2008; the amount of our current cash reserves and cash generated from operations and our significant outstanding secured indebtedness; the amount of the consideration to be paid in connection with the sale which will be used to pay down a portion of the First Lien Notes and provide us with working capital; the maturity dates of our outstanding indebtedness and the interest accurals on such indebtedness prior to the respective maturity dates; the value of our spectrum assets and cash required to continue to manage and operate our spectrum assets; the market for and recent market developments with respect to our spectrum assets; the challenging public market to raise necessary capital to further develop our multimedia business; the contractual obligations set forth in the stockholders’ agreement with DOCOMO and DOCOMO’s right to exercise its option to acquire all of the shares of common stock of PacketVideo owned by NextWave Broadband; limitations on our ability to sell the shares of PacketVideo owned by NextWave Broadband to a third party set forth in the stockholders’ agreement; and the written opinion received from our financial advisor that, subject to the conditions and limitations set forth in the opinion, the consideration to be paid to NextWave Broadband and us in the sale was fair, from a financial point of view, to NextWave Broadband and us.

In the course of deliberations, our Board of Directors also considered a variety of risks and potentially negative factors, including the risks and contingencies related to the announcement and pendency of the sale, including the impact of the sale on our relationships with third parties; the loss of future revenue as a result of the sale of our multimedia business; the effect the sale will have on the value of our stock; the possibility that the sale might not be consummated and we will have expended extensive resources and time during the pendency of the transaction; and the fact that after the sale our business will consist solely of our wireless spectrum interests.

NextWave After the Sale (page 24)

We anticipate that the management, operation, marketing and selling of our portfolio of licensed wireless spectrum assets will, following the closing of the sale, make up the entirety of our business, which we refer to as our “Strategic Initiatives” business.  Our total domestic spectrum holdings consist of approximately ten billion MHz POPs (the term “MHz-POPs” is defined as the product derived from multiplying the number of megahertz associated with a license by the population of the license's service area), covering approximately 215.9 million total POPs, with 106.9 million POPs covered by 20 MHz or more of spectrum, and an additional 90.6 million POPs covered by at least 10 MHz of spectrum. In addition, a number of markets, including much of the New York City metropolitan region, are covered by 30 MHz or more of spectrum. Our domestic spectrum resides in the 2.3 GHz Wireless Communication Services, 2.5 GHz Broadband Radio Service/Educational Broadband Service and 1.7/2.1 GHz Advanced Wireless Service or “AWS.” Our domestic spectrum resides in the 2.3 GHz WCS, 2.5 GHz BRS/ EBS and 1.7/2.1 GHz AWS bands and offers propagation and other characteristics suitable to support high-capacity, mobile broadband services. Our international spectrum held for continuing operations include 2.3 GHz licenses in Canada, covering 15 million POPs.  Following the sale, we will continue to manage and operate and pursue the sale and license of our wireless spectrum holdings over time to repay our significant secured indebtedness. In order to retire our debt, we will need to successfully monetize a substantial portion of our wireless spectrum assets for net proceeds substantially in excess of our cost basis.  There is no guarantee that we will be able to successfully

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monetize our wireless spectrum assets or successfully retire our outstanding indebtedness.

Interests of Certain Persons in the Sale (page  25)

When considering the recommendation of our Board of Directors with respect to the adoption and approval of the stock purchase agreement and the authorization of the transactions contemplated thereby, including the sale of the PacketVideo shares to DOCOMO, you should be aware that some of our directors and executive officers have interests in the sale that may be different from, and in addition to, the interests of our stockholders generally.  Approximately $95 million of the net proceeds from the sale will be used to retire a portion of principal and interest on our First Lien Notes, with priority given to holders other than those affiliated with Avenue Capital Group and Solus Core Opportunities Master Fund Ltd., or “Solus.”  As of July 3, 2010, funds managed by Avenue Capital Group held approximately $116.8 million in principal amount of the First Lien Notes, representing approximately 55.5% of such indebtedness.  Robert Symington, a portfolio manager with Avenue Capital Group, is a member of our Board of Directors. As a result of the transactions contemplated by the stock purchase agreement, the Company anticipates that affiliates of Avenue Capital Group will receive approximately $30.5 million in redemption of the senior secured notes held by them pursuant to the terms of our secured note agreements.  In addition, Navation, Inc., an affiliate of Allen Salmasi, our Chairman and a member of the Board of Directors, held approximately $79.5 million in principal amount of our Third Lien Subordinated Secured Convertible Notes, or “Third Lien Notes,” representing approximately 14.1% of such indebtedness as of July 3, 2010, and Douglas Manchester, a member of our Board of Directors, held approximately $79.5 million in principal amount of our Third Lien Notes, representing approximately 14.1% of such indebtedness as of July 3, 2010.  The holders of the Third Lien Notes will not receive any proceeds as a result of the stock purchase agreement but will receive an indirect benefit as a result of the reduction in our senior secured debt that is senior to the Third Lien Notes.  As of July 30, 2010, our directors and executive officers as a group were the beneficial owners of 26.9% of our outstanding common stock, Navation, Inc. was the beneficial owner of 13.5% of our outstanding common stock, and affiliates of Avenue Capital Group were the beneficial owners of 34.8% of our outstanding common stock.

In connection with the signing of the stock purchase agreement, we have established cash retention bonuses for certain officers and employees of PacketVideo in the aggregate amount of $2 million. The cash retention bonuses are anticipated to be paid in connection with the closing of the sale, subject to such persons’ continued employment with PacketVideo.  Dr. James Brailean, who also served as the Company’s Chief Executive Officer, Chief Operating Officer and President and a member of our Board of Directors prior to July 30, 2010, the date of signing of the stock purchase agreement, would be eligible to receive a cash retention bonus of $280,000 at closing.

In addition, DOCOMO and PacketVideo have agreed that promptly after the closing of the sale (but no later than six months after such closing), PacketVideo will diligently prepare proposed forms of written agreements, amendments, plans, policies and other documents as may be necessary to (i) implement 2010 merit increases for PacketVideo’s senior executives, (ii) establish a cash bonus program, (iii) amend PacketVideo’s 2009 Equity Incentive Plan, (iv) establish a severance pay program for PacketVideo’s senior executives, (v) establish long-term incentive and retention bonus programs, (vi) adopt policies pertaining to DOCOMO’s rules and procedures for internal reporting and consultation, and (vii) enter into a management agreement with DOCOMO, in each case as contemplated by and containing the applicable terms and conditions set forth in that certain term sheet dated July 30, 2010 and entitled “PacketVideo Proposed Management and Employee Retention Plan,” as executed by DOCOMO and PacketVideo.  The agreements, amendments, plans, policies and documents to be prepared by PacketVideo will be subject to the review and approval of DOCOMO.

Our Board of Directors was aware of these interests during its deliberations on the merits of the sale and in deciding to recommend that you vote for the adoption and approval of the stock purchase agreement and the authorization of the sale at the special meeting.  Dr. Brailean recused himself from such discussions and the decision of our Board of Directors because of his interest in the sale and submitted his resignations from our Board of Directors and from his position as our Chief Executive Officer, Chief Operating Officer and President in connection with the signing of the stock purchase agreement on July 30, 2010.  Dr. Brailean continues to serve as the President and Chief Executive Officer and as a member of the Board of Directors of PacketVideo following his resignations.

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Certain United States Federal Income Tax Consequences to the Company (page  26)

The sale of the PacketVideo shares to DOCOMO likely will not result in any material United States federal or California state corporate income tax liability (including any alternative minimum tax liability) to the Company because we anticipate using our net operating losses to offset any taxable gain from the sale of the PacketVideo shares to DOCOMO.

The Stock Purchase Agreement (page  27)

The rights and obligations of the parties to the stock purchase agreement are governed by the specific terms and conditions of the stock purchase agreement and not by any summary or other information set forth in this proxy statement. Therefore, the information in this proxy statement regarding the stock purchase agreement and the sale of the PacketVideo shares to DOCOMO contemplated thereby is qualified in its entirety by reference to the stock purchase agreement, a copy of which is attached as Annex A to this proxy statement.

Conditions to the Sale (page 31)

A number of conditions must be satisfied or waived before the sale can be completed, including, without limitation, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the “HSR Act,” receipt of the required stockholder approval and the required consents of third parties.  We cannot offer any assurance that all of the conditions will be satisfied or waived or that the sale of the PacketVideo shares to DOCOMO will occur.

Termination of Stock Purchase Agreement; Termination Fee (page 33)

The stock purchase agreement may be terminated by either the Company or DOCOMO under certain circumstances, including the failure of the transaction to close by September 28, 2010 (unless the party seeking termination is responsible for any such delay and unless certain other circumstances set forth in the stock purchase agreement exist) and failure to obtain the required stockholder approval at a duly convened meeting of our stockholders.

If either the Company or DOCOMO terminates the stock purchase agreement due to failure to obtain the required stockholder approval at a duly convened meeting of our stockholders, the Company and NextWave Broadband shall be required to pay DOCOMO up to $700,000 in cash as reimbursement for its expenses in connection with the transactions.

Use of Proceeds (page 35)

We plan to receive approximately $107.5 million of net proceeds from the sale, after deduction of estimated expenses for the transaction, of which we expect to apply approximately $95 million to retire principal and accrued interest of our First Lien Notes pursuant to our secured note agreements, and we expect to retain approximately $12.5 million to fund our working capital needs.

After we apply the proceeds from the sale to retire approximately $95 million of our First Lien Notes, we anticipate that at September 30, 2010 approximately $117 million of principal owed under the First Lien Notes will remain outstanding and be due and payable in July 2011.  In addition, we anticipate that at September 30, 2010, approximately $161 million of principal under our Senior Subordinated Secured Second Lien Notes, or “Second Lien Notes,” that mature in November 2011 and approximately $582 million of principal owed under our Third Lien Notes that mature in December 2011 will remain outstanding, together with accrued interest on such notes.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions reflecting management’s current expectations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements.  Without limiting the foregoing, words such as “believes,” “estimates,” “anticipates,” “continues,” “predict,” “potential,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases are intended to identify forward-looking statements. These statements are subject to risks, uncertainties, and other factors, including, among others:

•	the effect of the announcement of the sale on our business relationships, operating results and business generally;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the stock purchase agreement;

•	the outcome of any legal proceedings that may be instituted against us, DOCOMO or others related to the stock purchase agreement;

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the failure to obtain the required stockholder approval, to satisfy other conditions to the completion of the sale, or to obtain regulatory approvals required for the sale on the terms expected or on the anticipated schedule;

•	the amount of the costs, fees, expenses and charges related to the sale; and

•	our and DOCOMO’s ability to meet expectations regarding the timing and completion of the sale.

We discuss some of the above risks in greater detail in this proxy statement in the section “Special Risk Considerations Regarding the Proposal to Adopt the Stock Purchase Agreement.”  In addition, we are subject to risks and uncertainties and other factors detailed in our filings with the Securities and Exchange Commission, or “SEC,” including our annual report on Form 10-K for the fiscal year ended January 2, 2010 and our quarterly report on Form 10-Q for the fiscal quarter ended April 3, 2010 and in subsequent filings with the SEC, which should be read in conjunction with this proxy statement. See “Where You Can Find More Information” on page 42. Many of the factors that will impact the completion of the proposed sale are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained in this proxy statement, readers should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made in this proxy statement remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements, except as required by law.

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QUESTIONS AND ANSWERS ABOUT THE SALE AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the sale and the special meeting. These questions and answers may not address all questions that may be important to you as a NextWave stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully.

Q:	Why am I receiving this proxy statement?

A:
We entered into a stock purchase agreement dated July 30, 2010, with PacketVideo, NextWave Broadband and DOCOMO.  Upon completion of the sale contemplated by the stock purchase agreement, PacketVideo will become a wholly-owned subsidiary of DOCOMO.  A copy of the stock purchase agreement is attached to this proxy statement as Annex A.

To consummate the sale, the stock purchase agreement must be adopted and approved and the sale of the PacketVideo shares to DOCOMO contemplated by the stock purchase agreement must be authorized by the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date. Our Board of Directors is providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to the stockholders at the special meeting.  You should carefully read this proxy statement, the attached annexes and the documents referred to in, or incorporated by reference into, this proxy statement. The enclosed proxy card and voting instructions allow you, as a stockholder, to vote your shares without attending the special meeting in person.

Q:	What is the date, time and place of the special meeting?

A:
The special meeting of stockholders of the Company will be held at 8:00 a.m., local time, on  , 2010, at the Company’s corporate headquarters located at the Company’s offices located at 12264 El Camino Real, Suite 305, San Diego, California 92130.

Q:	What matters am I being asked to vote on at the special meeting?

A:	You are being asked to vote on the following proposals:

•
Adoption and approval of the stock purchase agreement and authorization of the transactions contemplated thereby, including the sale by NextWave Broadband of all the shares of common stock of PacketVideo owned by it to DOCOMO;

•
Consideration of any proposal to adjourn, postpone or continue the special meeting to a later date to solicit additional proxies in favor of the proposal to adopt and approve the stock purchase agreement and authorize the transactions contemplated thereby, including the sale by NextWave Broadband of all of the shares of common stock of PacketVideo owned by it to DOCOMO; and

•
Consideration and action upon any other business that may properly come before the special meeting or any adjournments, postponements or continuations thereof.  The Company does not currently expect any other business to come before the meeting.

Q:	How many shares must be present or represented at the special meeting in order to conduct business?

A:
A quorum of stockholders is necessary to hold a valid special meeting. A quorum is present at the special meeting if a majority of the shares of our common stock entitled to vote on the record date are present in person or represented by proxy.  Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	Who is entitled to vote at the special meeting?

A:
Only stockholders of record as of the close of business on            , 2010 are entitled to receive notice of the special meeting and to vote their shares of our common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date.

As of the record date,                shares of our common stock were outstanding and entitled to vote at the special meeting.

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Q:	What vote of our stockholders is required to approve the proposals?

A:	The voting requirements to approve the proposals are as follows:

•
Adoption and approval of the stock purchase agreement and authorization of the transactions contemplated thereby, including the sale by NextWave Broadband of all of the shares of common stock of PacketVideo owned by it to DOCOMO requires the affirmative vote of holders of the majority of the Company’s shares of common stock outstanding and entitled to vote at the special meeting; and

•
Any proposal to adjourn or postpone the special meeting requires the affirmative vote of a majority of the Company’s shares represented in person or by proxy and entitled to vote, excluding abstentions.

Q:	How does our Board of Directors recommend I vote?

A:
Our Board of Directors unanimously recommends that our stockholders vote “FOR” the approval and adoption of the stock purchase agreement and the authorization of the transactions contemplated thereby, including the sale of the PacketVideo shares to DOCOMO. You should read “The Sale—Reasons for the Sale,” beginning on page 18, for a discussion of the factors that our Board of Directors considered in deciding to recommend the approval and adoption of the stock purchase agreement and the authorization of the authorization of the transactions contemplated thereby, including the sale of the PacketVideo shares to DOCOMO.

Q:	What factors did our Board of Directors consider in making its recommendation regarding the stock purchase agreement and the sale?

A:
In making its recommendation that you vote “FOR” the proposal to adopt and approve the stock purchase agreement and authorize the transactions contemplated thereby, including the sale of the PacketVideo shares to DOCOMO, our Board of Directors considered a number of factors, including the financial performance of and prospects for PacketVideo’s multimedia business; the resources required to fund the further development and growth of PacketVideo’s business; the current and future competitive environment for PacketVideo’s multimedia business and related risks associated with its business; the process and procedures set forth in the stockholders’ agreement to determine and agree upon the fair market value of the PacketVideo shares held by NextWave Broadband; our global restructuring initiative, which was commenced in 2008; the amount of our current cash reserves and cash generated from operations and our significant outstanding secured indebtedness; the amount of the consideration to be paid in connection with the sale which will be used to pay down a portion of the First Lien Notes and provide us with working capital; the maturity dates of our outstanding indebtedness and the interest accruals on such indebtedness prior to the respective maturity dates; the value of our spectrum assets and cash required to continue to manage and operate our spectrum assets; the market for and recent market developments with respect to our spectrum assets; the challenging public market to raise necessary capital to further develop our multimedia business; the contractual obligations set forth in the stockholders’ agreement with DOCOMO and DOCOMO’s right to exercise its option to acquire all of the shares of common stock of PacketVideo owned by NextWave Broadband; limitations on our ability to sell the shares of PacketVideo owned by NextWave Broadband to a third party set forth in the stockholders’ agreement; and the opinion received from our financial advisor (the full text of which is attached as Annex B to this proxy statement) that, subject to the conditions and limitations set forth in the written opinion, the consideration to be paid to NextWave Broadband and us in the sale was fair, from a financial point of view, to NextWave Broadband and us.

Q:	How are votes counted?

A:
For the proposal relating to the adoption and approval of the stock purchase agreement and authorization of the sale of the PacketVideo shares to DOCOMO contemplated thereby, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast on the proposal relating to adoption and approval of the stock purchase agreement and authorization of the sale of the PacketVideo shares to

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DOCOMO contemplated thereby but will count for the purpose of determining whether a quorum is present. As a result, if you “ABSTAIN,” it has the same effect as if you vote “AGAINST” the adoption and approval of the stock purchase agreement and authorization of the sale of the PacketVideo shares to DOCOMO contemplated thereby with respect to the majority of outstanding shares voting requirement. If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to adopt the stock purchase agreement and authorization of the sale of the PacketVideo shares to DOCOMO contemplated thereby. If your shares are held in “street name” by your broker, follow the instructions from your broker on how to vote your shares.

Q:	What do I need to do now? How do I vote?

A:
We urge you to read this proxy statement carefully, including its annexes, and to consider how the sale of the PacketVideo shares to DOCOMO affects you. Then you can vote by telephone, using the toll-free telephone number shown on your proxy card; via the Internet, by visiting the Internet website indicated on your proxy card and following the on-screen instructions; or by mail, by completing, signing, dating and returning your proxy card in the enclosed envelope.  You can also attend the special meeting and vote in person.  See the question below “May I vote in person?”

If your shares of our common stock are held in “street name” by your broker, be sure to give your broker instructions on how you want to vote your shares because your broker will not be able to vote on the sale proposal without instructions from you. See the question below “If my broker holds my shares in ‘street name,’ will my broker vote my shares for me?”

Q:	Why is it important for me to vote?

A:
Your vote is important. The failure to return your proxy card or vote in person at the special meeting will mean that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as voting “AGAINST” the proposal to adopt and approve the stock purchase agreement and authorize the sale contemplated thereby.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:
Your broker will not be able to vote your shares with regard to the adoption and approval of the stock purchase agreement and the authorization of the sale contemplated thereby without instructions from you but may be able to vote with respect to any other proposals that may properly come before the special meeting. You should instruct your broker to vote your shares, following the procedures provided by your broker. Without instructions, your shares will be considered present at the special meeting for purposes of determining a quorum but will have the same effect as being voted “AGAINST” the adoption and approval of the stock purchase agreement and the authorization of the sale contemplated thereby.

Q:	May I vote in person?

A:
Yes. If your shares are held directly in your name and not in “street name” through a broker, you may attend the special meeting and vote your shares in person. If your shares are held in “street name,” you must get a proxy card from your broker in order to attend the special meeting and vote in person.

We urge you to complete, sign, date and return the enclosed proxy card (or vote by telephone or Internet) as soon as possible, even if you plan to attend the special meeting, as it is important that your shares be represented and voted at the special meeting.  If you attend the special meeting in person, you may vote by written ballot as you wish, even though you have previously returned your proxy card. See the question below “May I change my vote after I have mailed my signed proxy card?”

Q:	May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote at any time before the shares of our common stock reflected on your proxy card are voted at the special meeting. If your shares are registered in your name, you can do this in one of three ways:

•
you can deliver to our Secretary, at our address set forth herein, a written notice stating that you would like to revoke your proxy (the written notice must bear a date later than the proxy card and be received before the taking of the vote at the special meeting);

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•
you can complete, execute and deliver to our Secretary a new, later-dated proxy card (either in writing, by telephone or via the Internet) for the same shares, provided the new proxy card is received before the taking of the vote at the special meeting; or

•	you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. You cannot vote shares held in “street name” by returning a proxy card directly to us or by voting in person at the special meeting unless you obtain a proxy card from your broker.

Q:	Who will bear the cost of this solicitation?

A:
We will bear the expense of soliciting proxies for the special meeting.  We have retained Broadridge Financial Services, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $25,000 plus expenses.  In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners.  Proxies also may be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication, but no additional compensation will be paid for such services.  For a description of the costs and expenses to us of soliciting proxies, see “The Special Meeting—Solicitation Costs” below.

Q:	What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of NextWave common stock before the special meeting?

A:
The record date for the special meeting is earlier than the date of the special meeting. If you transfer your shares of our common stock after the close of business on the record date but before the special meeting, you will retain your right to vote at the special meeting.

Q:	How will DOCOMO finance the sale?

A:
DOCOMO has indicated that it will have sufficient cash on hand to complete the transactions contemplated by the stock purchase agreement.  The sale is not conditioned upon DOCOMO obtaining financing from any outside sources.

Q:	When do you expect the sale to be completed?

A:
We are working toward completing the sale as quickly as possible, but we cannot predict the exact timing. We expect to complete the sale by the end of the third quarter of this year.  In addition to obtaining stockholder approval and obtaining required third party consents, we must satisfy all other closing conditions set forth in the stock purchase agreement, including the expiration or termination of the waiting period under the HSR Act.

Q:	Should I send in my stock certificates?

A:	No. The number of shares of stock that you own will not be affected by the sale of the PacketVideo Shares to DOCOMO and you should not send in certificates in response to the sale.

Q:	How does the sale impact my ownership of stock of the Company?

A:	The sale will have no impact on any stockholder’s ownership of stock of the Company.

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Q:	Will we continue to operate as a public reporting company?

A:
Yes.  Following the sale of the PacketVideo Shares to DOCOMO, we will focus solely on the operation and management of our wireless spectrum interests and will continue operating as a public reporting company.  Following the sale, we will continue to manage and operate our wireless spectrum assets and pursue the sale our wireless spectrum holdings over time to repay our significant secured indebtedness.

Q:
How will I know if the Company’s stockholders have adopted and approved the stock purchase agreement and authorized the transactions contemplated thereby, including the sale of the PacketVideo shares to DOCOMO?

A:	We will issue a press release regarding the outcome of the stockholder vote at the special meeting. We will also file a Current Report on Form 8-K with the SEC disclosing the results of the vote.

Q:	What plans does the Company have if the stock purchase agreement is not approved?

A:
If the stock purchase agreement is not approved, we will continue to hold our multimedia business and PacketVideo will continue to be a majority-owned subsidiary of ours.  We may pursue alternative transactions regarding the sale of our equity interest in PacketVideo.  We will also continue to manage and operate our wireless spectrum assets and pursue the sale and license of our wireless spectrum holdings over time to repay our significant secured indebtedness.

Q:	What happens to DOCOMO’s call option under the stockholders’ agreement if the stock purchase agreement is terminated?

A:
If the stock purchase agreement is terminated, the Company believes DOCOMO’s call option under the stockholders’ agreement with the Company and NextWave Broadband will terminate.  Nevertheless, the stockholders’ agreement previously entered into by the parties will remain in effect.  The stockholders’ agreement provides DOCOMO with, among other things, a right of first negotiation and first refusal applicable to a sale of the PacketVideo shares owned by NextWave Broadband, a drag-along right in the event a third party proposes to acquire all our PacketVideo shares, and preemptive rights to acquire DOCOMO’s pro rata portion of any new securities issued by PacketVideo, in each case as further described in the stockholders’ agreement.  Also pursuant to the stockholders’ agreement, PacketVideo and NextWave Broadband would retain a right of first refusal in the event a third party proposes to acquire any of the PacketVideo shares owned by DOCOMO.

Q:	Where can I learn more about DOCOMO?

A:	Information about DOCOMO is available for free from its website at www.nttdocomo.com or from its public filings with the SEC at www.sec.gov.

Q:	Who can help answer my questions?

A:
If you have any questions about the sale, including the procedures for voting your shares, or if you need additional copies of this proxy statement or the enclosed proxy card (which will be provided without charge) you should contact Broadridge Financial Services as follows:

Broadridge Financial Services
51 Mercedes Way
Edgewood, NY  11717
800-579-1639

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 THE SPECIAL MEETING

Date, Time and Place

We are furnishing this proxy statement to our stockholders as part of the solicitation on behalf of our Board of Directors of proxies to be voted at the special meeting of stockholders or any postponement or adjournment of that meeting.  The special meeting will be held on  , 2010, at 8:00 a.m. local time at the Company’s offices located at 12264 El Camino Real, Suite 305, San Diego, California 92130.

Matters to be Considered

At the special meeting, we will ask holders of our common stock (a) to consider and vote on a proposal to adopt and approve the stock purchase agreement and authorize the transactions contemplated thereby, including the sale by NextWave Broadband of all of the shares of common stock of PacketVideo owned by it to DOCOMO, (b) to consider and vote on any proposal to adjourn, postpone or continue the special meeting to a later date to enable the Company to solicit additional proxies in favor of the proposal to adopt and approve the stock purchase agreement and authorize the sale of the PacketVideo shares to DOCOMO contemplated thereby and (c) to act upon any other business that may properly come before the special meeting or any adjournments, postponements or continuations thereof.  Our Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting.  If any other matters properly come before the meeting, the persons named in the enclosed form of proxy card or their substitutes will vote in accordance with their best judgment on such matters.

Recommendation of NextWave’s Board of Directors

In connection with the exercise by DOCOMO of its call option to purchase all of the shares of common stock of PacketVideo owned by NextWave Broadband, and after careful consideration, our Board of Directors determined that the stock purchase agreement, the sale of the PacketVideo shares to DOCOMO and the other transactions contemplated by the stock purchase agreement are advisable and are fair to, and in the best interests of, the Company and our stockholders and unanimously adopted and approved the stock purchase agreement and authorized the execution and delivery of the stock purchase agreement and the consummation of the sale and the other transactions contemplated thereby. Therefore, our Board of Directors recommends that you vote “FOR” the adoption and approval of the stock purchase agreement and authorize the transactions contemplated thereby, including the sale of the PacketVideo shares to DOCOMO.

Record Date and Quorum

Our Board of Directors has fixed the close of business on                 , 2010, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the special meeting. The only outstanding class of our stock is our common stock, par value $0.007 per share.

A quorum must be present to transact business at the special meeting. A quorum will be present at the special meeting if a majority of all shares of our common stock issued and outstanding on the record date and entitled to vote at the special meeting are represented at the special meeting in person or by a properly executed proxy. If you submit a properly executed proxy card, even if you abstain from voting or vote against the adoption of the stock purchase agreement, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting. As of the record date,  shares of our common stock were outstanding and entitled to vote.

If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to enable the Company solicit additional proxies. If a new record date is set for the adjourned meeting, however, a new quorum would have to be established at the adjourned meeting.

Required Votes

Adoption and approval of the stock purchase agreement and the sale of PacketVideo shares contemplated thereby require the affirmative vote of holders of the majority of shares of our common stock outstanding and entitled to vote at the special meeting.

Any proposal to adjourn or postpone the special meeting to permit further solicitation of proxies requires the affirmative vote of a majority of the shares represented at the meeting in person or by proxy, entitled to vote on the matter and actually voted in favor of adjournment or postponement.

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Effect of Abstentions and Broker Non-Votes

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions.  If you do not give voting instructions to your broker, the shares will be treated as “broker non-votes.”

For purposes of the special meeting, abstentions and broker non-votes will be included in the number of shares present for purposes of constituting a quorum, assuming such broker has submitted a proxy or attends the annual meeting.  Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal for the adoption and approval of the stock purchase agreement and authorization of the sale of the PacketVideo shares to DOCOMO contemplated thereby.  Abstentions and broker non-votes will have no effect on the outcome of any proposal to adjourn or postpone the special meeting.

Voting Procedure

There are a number ways to vote our common stock at the special meeting:

•
You can vote by telephone, using the toll-free telephone number shown on your proxy card; via the Internet, by visiting the Internet website indicated on your proxy card and following the on-screen instructions; or by mail, by completing, signing, dating and returning your proxy card in the enclosed envelope. If you submit a proxy card, the “proxy” (i.e., one of the individuals named on the proxy card) will vote the holder’s shares as the holder instructs on the proxy card. If a holder signs and returns the proxy card but does not give instructions on how to vote the shares, the shares will be voted as recommended by our Board of Directors, “FOR” the proposal for the adoption and approval of the stock purchase agreement and authorization of the sale of the PacketVideo shares to DOCOMO contemplated thereby, and in the discretion of the proxy on any other matter properly brought before the special meeting; or

•
You can attend the special meeting and vote in person. We will give each stockholder a ballot when he or she arrives at the special meeting.  Stockholders who are beneficial owners of shares held in “street name” by a broker, trustee or bank or other nominee holder on behalf of such stockholder may vote in person at the meeting by obtaining a proxy from the nominee holding the shares.

If you vote by proxy, voting instructions (including instructions for both telephonic and Internet proxies) are provided on the proxy card. The Internet and telephone proxy procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, must be borne by the stockholder. If you submit your proxy by Internet or telephone, it will not be necessary to return your proxy card.

If you do not return a signed proxy card or submit a proxy by the Internet or by telephone, and do not attend the meeting and vote in person, your shares will not be voted. Shares of our common stock represented by properly executed proxy cards that are received by us and are not revoked will be voted at the meeting in accordance with the instructions contained therein.  If instructions are not given, such proxies will be voted  “FOR” the proposal for the adoption and approval of the stock purchase agreement and authorization of the sale of the PacketVideo shares to DOCOMO contemplated thereby.  In addition, we reserve the right to exercise discretionary authority to vote proxies, in the manner determined by the Company in its sole discretion, on any matters brought before the special meeting of stockholders for which we did not receive adequate notice under the proxy rules promulgated by the SEC.

If your shares are held in the name of a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from such record holder. The availability of Internet and telephone proxies will depend on their voting procedures.

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Revocation of Proxy

You may revoke your proxy prior to its exercise.  You may do this by (a) delivering to our Secretary, at our address set forth herein, a written notice stating that you would like to revoke your proxy (the written notice must bear a date later than the proxy card and be received before the taking of the vote at the special meeting); (b) completing, executing and delivering a new, later-dated proxy card (either in writing, by telephone or via the Internet) for the same shares, provided the new proxy card is received before the taking of the vote at the special meeting; or (c) attending the special meeting and voting in person. Your attendance at the meeting alone will not revoke your proxy.

Proxy Solicitation

We will pay the expenses of soliciting proxies for the special meeting, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of our proxy statement and related materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of common stock beneficially owned by others to forward to such beneficial owners.  Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this proxy statement to stockholders whose common stock is held of record by such entities.  In addition, we have retained Broadridge Financial Services, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of $25,000 plus expenses. Solicitation of proxies by mail may be supplemented by means of personal calls upon, or telephonic or electronic communications with, stockholders or their personal representatives by our directors, officers and employees, who will not be specially compensated for such services.

Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. To take advantage of this opportunity, we have delivered only one proxy statement to multiple stockholders who share an address, unless we have received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy statement and annual report, contact Broadridge Financial Solutions, Inc. at 800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future stockholder communications for your household, please contact Broadridge at the above phone number or address.

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THE PARTIES TO THE STOCK PURCHASE AGREEMENT

NextWave Wireless Inc. We are a holding company for mobile multimedia businesses and a significant wireless spectrum portfolio. Our mobile multimedia business segment consists of PacketVideo, our majority-owned subsidiary.  As a result of the sale of our remaining interest in PacketVideo, our continuing operations would be focused solely on the management, operation, marketing and selling of our wireless spectrum interests.  We will continue to manage and operate and pursue the sale of our wireless spectrum holdings over time to repay our significant secured indebtedness.

The Company is a Delaware corporation.  Our principal executive office is located at 12264 El Camino Real, Suite 305, San Diego, California, 92130, and our telephone number is 858-731-5300.

PacketVideo Corporation.  Founded in 1998, PacketVideo develops, produces and markets advanced mobile multimedia and consumer electronic connectivity product solutions, including embedded software for mobile handsets, client-server platforms for mobile media applications such as music, photos, video and software for sharing media in the connected home.  PacketVideo supplies multimedia software and services to many of the world’s largest network operators and wireless handset manufacturers which, in turn, use PacketVideo’s platform to offer music and video services on mobile handsets, generally under their own brands. To date, over 350 million PacketVideo-powered handsets have been shipped worldwide. PacketVideo has been contracted by some of the world’s largest carriers, such as Orange, DOCOMO, Rogers Wireless, TeliaSonera, TELUS Mobility and Verizon Wireless, to design and implement the embedded multimedia software capabilities contained in their handsets. PacketVideo’s software is compatible with virtually all network technologies, including CDMA, GSM, WiMAX, LTE and WCDMA.  As a result of the sale, PacketVideo would become a wholly-owned subsidiary of DOCOMO.

PacketVideo is a Delaware corporation.  DOCOMO owns 35% of PacketVideo’s issued and outstanding common stock, and the remainder of the outstanding shares are currently owned by NextWave Broadband.  PacketVideo’s principal executive office is located at 10350 Science Center Drive, Suite 210, San Diego, California, 92121, and its telephone number is 858-731-5300.

NextWave Broadband Inc. NextWave Broadband is a wholly-owned subsidiary of NextWave and a holding company for our equity interest in PacketVideo and our wireless spectrum interests.  NextWave Broadband is a Delaware corporation.  Its principal executive office is located at  12264 El Camino Real, Suite 305, San Diego, California, 92130, and its telephone number is 858-731-5300.

NTT DOCOMO, INC.  DOCOMO’s parent company is NIPPON TELEGRAPH AND TELEPHONE CORPORATION, or “NTT.” NTT, together with its subsidiaries, including DOCOMO, constitutes one of the world’s leading telecom operators and providers of advanced telecom services.

DOCOMO is a joint stock corporation incorporated and registered under Japanese Law.  Its corporate head office is at Sanno Park Tower, 11-1, Nagata-cho 2-chome, Chiyoda-ku, Tokyo 100-6150, Japan. Its telephone number is 81-3-5156-1111.

15

THE SALE

The discussion in this proxy statement of the sale of the PacketVideo shares to DOCOMO and the principal terms of the stock purchase agreement is subject to, and is qualified in its entirety by reference to, the stock purchase agreement, a copy of which is attached to this proxy statement as Annex A. You should read the entire stock purchase agreement carefully.

Background of the Sale

In mid-2007 and in early 2008, we held preliminary discussions with DOCOMO regarding a potential investment in PacketVideo.  Preliminary discussions did not result in agreement on the proposed terms of the investment and further discussions were discontinued.

In the second half of 2008, we announced the commencement of our global restructuring initiative and initiated significant financing and restructuring activities.  In connection with such restructuring activities, we terminated 620 employees, vacated seven leased facilities and filed insolvency for our WiMAX Telecom business in Austria and Croatia, sold a controlling interest in our IPWireless subsidiary and shut down our semiconductor and network infrastructure business. In August 2008, we reported that our current cash position would be sufficient only to meet our working capital requirements into September 2008 and that we were seeking additional financing.  We further reported that if we did not obtain further financing in September 2008, we would not be able to meet our financial obligations at the beginning of the fourth quarter of 2008, would not be able to continue our operations in the normal course of business, and may be forced to restructure our obligations. At that time, although we believed that PacketVideo’s products were advantageous and well positioned for success, we believed that PacketVideo’s business largely depended upon volume-based sales of devices into the market. The economic downturn in the global markets also had affected consumer spending habits as well as PacketVideo’s customers and distribution partners, telecommunications companies and consumer electronics device manufacturers. We were also concerned about competitive pressures that could adversely impact PacketVideo’s business and were aware of the need to fund the further development and growth of PacketVideo’s business in light of these market and competitive dynamics. The need to fund PacketVideo’s business and growth and our operating and financial issues led us to contemplate pursuing the potential sale of PacketVideo or a potential outside investment in PacketVideo.

In late 2008 and early 2009, as part of our global restructuring initiatives, we engaged a financial advisor to assist in our restructuring and to evaluate strategic alternatives for PacketVideo, including pursuing a potential investment or sale. In September and November 2008, we received indications of interest for the acquisition of PacketVideo from various private equity firms and strategic buyers, including DOCOMO.  We engaged in preliminary discussions with various parties, including DOCOMO, which did not result in terms acceptable to the Board of Directors.

In early 2009, we continued discussions with DOCOMO regarding a potential equity investment in PacketVideo.  As part of those discussions, DOCOMO required a comprehensive stockholders’ agreement that would include rights of first refusal, preemptive rights and a call option right that would be exercisable under certain conditions, including upon the taking of certain actions by our creditors and upon the satisfaction of an agreed upon PacketVideo technology milestone.  We negotiated further to ensure that there would be an appropriate mechanism for appraisal and valuation of the PacketVideo shares in connection with the call option.  In April 2009, we and DOCOMO entered into a non-binding term sheet that contemplated that DOCOMO would acquire a 35% equity interest in PacketVideo at an implied valuation of $130 million.

In July 2009, DOCOMO purchased a 35% noncontrolling interest in our PacketVideo subsidiary. In connection with the approval of the sale of the 35% interest in PacketVideo to DOCOMO, our Board of Directors considered a number of factors in evaluating the sale, in consultation with our legal and financial advisors, including the desire to retire a portion of our outstanding indebtedness, our challenging financial condition, working capital needs and substantial amount of senior secured indebtedness, the process to evaluate strategic alternatives for the potential sale of PacketVideo, the valuations reflected in the indications of interest received by us, the business and prospects of PacketVideo, the cash needed to further develop and grow PacketVideo’s business, the terms and conditions of the proposed stockholders’ agreement, including the call option procedures and appraisal provisions, and a written fairness opinion from the financial advisor we previously engaged to assist us in connection with the July 2009 transaction to the effect that, as of June 24, 2009, and based upon and subject to the conditions and limitations set forth in the opinion, the consideration received by us and NextWave Broadband for the sale of the 35% interest in PacketVideo was fair to us and NextWave Broadband from a financial point of view.  Pursuant to the stockholders’

16

agreement we entered into with DOCOMO, NextWave Broadband, and PacketVideo in connection with the July 2009 sale of the 35% interest in PacketVideo to DOCOMO, DOCOMO was granted certain rights in the event of future transfers of PacketVideo stock or assets, preemptive rights in the event of certain issuances of PacketVideo stock, and a call option exercisable under certain conditions, including upon the satisfaction of an agreed upon PacketVideo technology milestone, to purchase the remaining shares of PacketVideo at an appraised value to be determined and agreed upon in accordance with the terms and conditions of the stockholders’ agreement.

In late November  2009, PacketVideo achieved the technology milestone that enabled DOCOMO to exercise its call option under the stockholders’ agreement.

On December 1, 2009, our Board of Directors received an update on DOCOMO’s potential exercise of the call option, including the proposed timeline and process relating to the exercise, valuation determinations and retention of an investment bank to advise our Board of Directors.

 On December 2, 2009, PacketVideo sent notice of the completion of the technology milestone to DOCOMO.

On December 9, 2009, our Board of Directors received an update on the call option process and authorized a negotiation committee composed of Carl Vogel, Robert Symington and Frank Cassou to seek to mutually agree with DOCOMO on a price for the remaining shares of PacketVideo common stock owned by NextWave Broadband.

On December 22, 2009, DOCOMO notified us and NextWave Broadband of its intent to exercise the call option and thereby purchase all of the remaining shares of common stock of PacketVideo owned by NextWave Broadband.  We and DOCOMO agreed to pursue negotiations between our negotiation committee and DOCOMO to determine the price for the remaining shares of PacketVideo stock owned by NextWave Broadband.

On December 28, 2009, we retained Moelis & Company, or “Moelis,” as our financial advisor and to render a fairness  opinion in connection with the sale of the PacketVideo shares to DOCOMO pursuant to the call option.  Moelis is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Moelis was selected to act as our financial advisor because of its qualifications, experience and reputation in investment banking and mergers and acquisitions, as well as its familiarity with our business. On January 10, 2010, Moelis provided to the negotiating committee a preliminary analysis and certain background valuation materials.

In January through March 2010, our negotiation committee engaged in valuation discussions with DOCOMO.  As the parties did not reach agreement on valuation based on these discussions, in April 2010, we and DOCOMO mutually selected and  jointly engaged Houlihan Lokey Howard & Zukin Financial Advisors, Inc., or “Houlihan Lokey,” to act as the third party valuation firm contemplated by the stockholders’ agreement to provide us and DOCOMO with its view, based on methodologies agreed upon between us and DOCOMO, as to the estimated fair market value of the remaining shares of common stock of PacketVideo owned by NextWave Broadband.

On May 19, 2010, we and DOCOMO were informed by Houlihan Lokey of its view to the effect that, as of April 30, 2010 (the valuation date agreed upon by us and DOCOMO) and based on methodologies agreed upon by us and DOCOMO, the estimated fair market value of the remaining shares of common stock of PacketVideo owned by NextWave Broadband was approximately $111.6 million.

On May 27, 2010, we and DOCOMO agreed to extend the dates provided under the stockholder’ agreement (i) by which we could object to the estimated fair market value provided to us and DOCOMO by Houlihan Lokey for the remaining shares of common stock of PacketVideo owned by NextWave Broadband, (ii) by which DOCOMO would have to confirm its intent to exercise its call option, and (iii) the date by which the stock purchase agreement would have to be signed.

On June 4, 2010, our Board of Directors considered, with Moelis’s assistance, the process and procedures for determining the fair market value of the remaining common stock of PacketVideo owned by NextWave Broadband, including the estimated fair market value provided by Houlihan Lokey.  The Board of Directors decided to accept the estimated fair market value of $111.6 million derived for such remaining shares.  At that same meeting, our Board of Directors discussed with our senior management and our advisors the sale process to DOCOMO, DOCOMO’s rights under the 2009 stockholders’ agreement and our limited ability, in light of DOCOMO’s rights under  the stockholders agreement, to sell the remaining shares of common stock of PacketVideo owned by NextWave Broadband to other potential buyers.

On June 28, 2010, DOCOMO confirmed in writing to the Company and NextWave Broadband that DOCOMO

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still intended to exercise the call option and acquire all of the shares of common stock of PacketVideo owned by NextWave Broadband in accordance with the procedures set forth in the stockholders’ agreement.  During July 2010, the parties negotiated the terms of the stock purchase agreement relating to the sale to DOCOMO.

On July 19, 2010, our Board of Directors was presented with a summary of, and carefully considered, a draft of the stock purchase agreement.  Our Board of Directors discussed in detail the terms and conditions of the proposed transaction and the process leading up to the proposed transaction.

On July 28, 2010, our Board of Directors was presented with, and carefully considered, a revised draft of the stock purchase agreement.  At the same meeting, Moelis delivered its oral opinion to our Board of Directors, which opinion was subsequently confirmed in writing, that, as of July 28, 2010, and based upon and subject to the conditions and limitations set forth in the written opinion, the consideration to be paid to us and NextWave Broadband in the sale was fair, from a financial point of view, to NextWave Broadband and us.  Our Board of Directors further discussed in detail the terms and conditions of the stock purchase agreement and the process leading up to the proposed transaction.  In the course of its deliberations, our Board of Directors carefully considered a number of factors that are described under “Reasons for the Sale” below.  After due consideration, our Board of Directors unanimously determined that the stock purchase agreement, the sale of the PacketVideo shares to DOCOMO contemplated thereby and the other transactions contemplated by the stock purchase agreement are fair to, and in the best interests of, the Company and our stockholders, and unanimously adopted and approved and declared advisable the stock purchase agreement and authorized the transactions contemplated by the stock purchase agreement.

On July 30, 2010, the parties executed and delivered the stock purchase agreement in the form attached hereto as Annex A.  In connection with the execution of the stock purchase agreement, James C. Brailean, Ph.D. tendered his resignation as a member of our Board of Directors and as our Chief Executive Officer, Chief Operating Officer and President, effective immediately.  Dr. Brailean continues to serve as the President and Chief Executive Officer and as a member of the Board of Directors of PacketVideo.  Our Board of Directors called a special meeting of the stockholders of the Company to consider the proposed sale of the remaining shares of common stock of PacketVideo owned by NextWave Broadband pursuant to the stock purchase agreement.

Reasons for the Sale

The following describes material reasons, factors and information taken into account by our Board of Directors in deciding to adopt and approve the stock purchase agreement, authorize the transactions contemplated by the stock purchase agreement, and recommend that our stockholders adopt and approve the stock purchase agreement and authorize the transactions contemplated thereby, including the sale of the PacketVideo shares to DOCOMO.

•	The financial performance of and prospects for PacketVideo’s multimedia business;

•	The resources required to fund the further development and growth of PacketVideo’s business in order to preserve or increase its value;

•	The current and future competitive environment for PacketVideo’s multimedia business and related risks associated with its business;

•	Our global restructuring initiative, which was commenced in 2008;

•	The amount of our current cash reserves and cash generated from operations and our significant outstanding secured indebtedness;

•
The amount of the consideration to be paid in connection with the sale of the PacketVideo stock to DOCOMO which will be used to pay down a portion of the First Lien Notes and provide us with working capital;

•	The maturity dates of our outstanding indebtedness and the cash required to satisfy the interest payments on such indebtedness prior to the respective maturity dates;

•	The value of our wireless spectrum assets and cash required to continue to manage and operate and pursue the sales and licensing of our wireless spectrum assets;

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•	The market for and recent market developments with respect to our spectrum assets;

•	The challenging public market to raise necessary capital to further develop our multimedia business;

•
The contractual obligations set forth in the stockholders’ agreement with DOCOMO and DOCOMO’s right to exercise its option to acquire all of the shares of common stock of PacketVideo owned by NextWave Broadband in accordance with the terms and conditions of the stockholders’ agreement; and

•	Limitations on our ability to sell the remaining shares of PacketVideo to a third party set forth in the stockholders’ agreement.

Our Board of Directors considered the reasons, factors and information described above in reaching its recommendation and determination and believes such reasons, factors and information are positive and support the proposed sale. In addition, our Board of Directors believes that sufficient procedural safeguards were and are present to ensure the fairness of the sale consideration and to permit our Board of Directors to represent effectively the interests of our stockholders and our executive officers and directors. These procedural safeguards include the following:

•	The process and procedures to determine and agree upon the fair market value of the PacketVideo shares owned by NextWave Broadband;

•
The fact that neither PacketVideo nor the Company has received any third-party bids or in-bound expressions of interest to acquire the remaining shares of PacketVideo owned by NextWave Broadband following the closing of the July 2009 sale of the 35% interest in PacketVideo to DOCOMO;

•
The fact that Moelis was retained as financial advisor to advise our Board of Directors with respect to the sale of the PacketVideo shares to DOCOMO and to render an opinion as to the fairness from a financial point of view to NextWave Broadband and us of the consideration to be paid for the PacketVideo shares; and

•
The fact that our Board of Directors consulted with its legal and financial advisors regarding the negotiation of the terms of the stock purchase agreement, including the amount of the sale consideration.

In the course of its deliberations, our Board of Directors also considered a variety of risks and other potentially negative factors, including the following:

•
The risks and contingencies related to the announcement and pendency of the sale of the PacketVideo stock to DOCOMO, including the impact of the sale on our customers and our relationships with other third parties;

•	The loss of future revenue as a result of the sale of our multimedia business;

•	The effect the sale of the PacketVideo shares to DOCOMO will have on the value of our stock and our ability to remain a publicly traded corporation;

•	The possibility that the sale of the PacketVideo shares to DOCOMO might not be consummated and we will have expended extensive resources and time during the pendency of the transaction; and

•	The fact that, after the sale of the PacketVideo shares to DOCOMO, our business will consist solely of our wireless spectrum interests.

Our Board of Directors carefully considered these factors as a whole in reaching its determination and recommendation.  Our Board of Directors concluded that, overall, the risks, uncertainties, restrictions and potentially negative factors associated with the sale of the PacketVideo stock to DOCOMO were outweighed by the potential benefits of the sale. In addition, our Board of Directors considered the interests that certain of our directors and executive officers may have with respect to the sale, in addition to their interests as stockholders of the Company generally.

The foregoing discussion of factors considered by our Board of Directors is not meant to be exhaustive but includes the material factors considered by our Board of Directors (i) in declaring that the stock purchase agreement,

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the sale of the PacketVideo shares owned by NextWave Broadband to DOCOMO contemplated thereby and the other transactions contemplated by the stock purchase agreement are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) in adopting and approving the stock purchase agreement and authorizing the sale of the PacketVideo shares to DOCOMO contemplated thereby and the other transactions contemplated by the stock purchase agreement, and (iii) in recommending that our stockholders adopt and approve the stock purchase agreement and authorize the transactions contemplated thereby, including the sale of the PacketVideo shares to DOCOMO.  In view of the wide variety of factors considered by our Board of Directors in connection with the evaluation of the sale of the PacketVideo shares to DOCOMO and the complexity of these matters, our Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation.  Rather, the directors made their determinations and recommendations based on the totality of the information presented to them, and the judgments of individual members of our Board of Directors may have been influenced to a greater or lesser degree by different factors.

Recommendation of our Board of Directors

In connection with the exercise by DOCOMO of its call option to purchase the remaining shares of PacketVideo stock held by NextWave Broadband, and after careful consideration, including consultation with our legal and financial advisors, our Board of Directors determined that the stock purchase agreement, the sale of the PacketVideo shares owned by NextWave Broadband to DOCOMO  and the other transactions contemplated by the stock purchase agreement are fair to, and in the best interests of, the Company and our stockholders and unanimously adopted and approved the stock purchase agreement and authorized the sale of the PacketVideo shares to DOCOMO contemplated thereby and the other transactions contemplated by the stock purchase agreement.  Accordingly, our Board of Directors unanimously recommends that you vote “FOR” the adoption and approval of the stock purchase agreement and authorization of  the transactions contemplated thereby, including the sale by NextWave Broadband of all of the shares of common stock of PacketVideo owned by it to DOCOMO.

Opinion of the Company’s Financial Advisor

At the meeting of our Board of Directors on July 28, 2010, Moelis delivered its oral opinion, which was later confirmed in writing, that based upon and subject to the conditions and limitations set forth in its written opinion, as of July 28, 2010, the consideration to be received by NextWave Broadband in the sale is fair, from a financial point of view, to NextWave Broadband and the Company.

The full text of Moelis’ written opinion dated July 28, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference.  Stockholders are urged to read Moelis’ written opinion carefully and in its entirety.  The following summary describes the material analyses underlying Moelis’ opinion, but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion.  Moelis’ opinion is limited solely to the fairness of the sale consideration from a financial point of view as of the date of the opinion and does not address the underlying business decision of the Company, NextWave Broadband or PacketVideo to effect the sale or the relative merits of the sale as compared to any alternative business strategies or transactions that might be available to the Company, NextWave Broadband or PacketVideo.  Moelis’ opinion does not constitute a recommendation to any stockholder of PacketVideo (including NextWave Broadband), NextWave Broadband (including us) or the Company as to how such stockholder should vote with respect to the sale or whether NextWave Broadband should sell shares in the sale or any other matter.  Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to PacketVideo that Moelis deemed relevant;

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•
reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of PacketVideo furnished to Moelis by PacketVideo and the Company;

•
reviewed the stock purchase agreement, dated as of July 2, 2009, or the “2009 stock purchase agreement,” and the stockholders’ agreement, dated as of July 2, 2009, or the “stockholders’ agreement,” each by and among the Company, NextWave Broadband, PacketVideo and DOCOMO;

•
 reviewed the valuation materials related to the determination of the consideration to be received by NextWave Broadband in the sale pursuant to the stockholders’ agreement provided to Moelis by the Company;

•
conducted discussions with members of senior management and representatives of PacketVideo and the Company concerning the matters described in the foregoing, as well as the business and prospects of PacketVideo generally;

•
compared certain financial information for PacketVideo furnished to Moelis by PacketVideo and the Company to publicly available financial and stock market data, including valuation multiples, for certain other companies in lines of business that Moelis deemed relevant;

•	compared the proposed financial terms of the sale with the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed a draft of the stock purchase agreement, dated July 27, 2010;

•	participated in certain discussions and negotiations among representatives of the Company, NextWave Broadband, PacketVideo and DOCOMO and their financial and legal advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by Moelis for the purpose of its opinion and has, with our consent, relied on such information being complete and accurate in all material respects.  In addition, at the direction of our Board of Directors, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of PacketVideo, nor has Moelis evaluated the solvency of the Company, NextWave Broadband, PacketVideo or DOCOMO under any state or federal laws relating to bankruptcy.  With respect to the forecasted financial information referred to above, Moelis assumed, with our consent, that such financial information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of PacketVideo, NextWave Broadband and the Company as to the future performance of PacketVideo including the technology, products and services of PacketVideo and the validity of, and risks associated with, the technology, products and services of PacketVideo.  Moelis expressed no view as to such forecasts or the assumptions on which they were based.  Moelis is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to the Company, NextWave Broadband and PacketVideo with respect to such issues. Moelis further assumed, with our consent, that all material governmental, regulatory or other consents and approvals necessary for the consummation of the sale will be obtained without any adverse effect on the Company, NextWave Broadband or PacketVideo.

Moelis’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of its opinion.  It should be understood that subsequent developments may affect the opinion and that Moelis does not have any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial analyses utilized by Moelis in connection with providing its opinion.  The summary set forth below does not purport to be a complete description of the analyses performed and factors considered by Moelis in arriving at its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations and subjective judgments and is not necessarily susceptible to partial analysis or summary description. Some of the summaries of the financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the

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data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses. Selecting portions of the analyses or summary set forth below, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. With respect to the comparable public companies analysis and the precedent transactions analysis summarized below, no company, business or transaction used in such analyses as a comparison is either identical or directly comparable to PacketVideo or the sale, nor is an evaluation of such analyses entirely mathematical. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis.  Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

Public Trading Multiples.  Using publicly available information, Moelis compared selected financial data of PacketVideo with similar data for six publicly traded companies engaged in businesses that Moelis judged to be generally comparable to PacketVideo:

•	Rovi Corporation;

•	DTS, Inc.;

•	RealNetworks, Inc.;

•	Smith Micro Software, Inc.;

•	Sonic Solutions; and

•	Openwave Systems, Inc.

Moelis evaluated PacketVideo relative to the comparable companies based on financial metrics including revenue, revenue growth and EBITDA margin.  In all instances, multiples were based on closing stock prices on July 23, 2010. For each of the following analyses performed by Moelis, estimated financial data for the selected companies other than PacketVideo were based on publicly available Wall Street research analysts’ estimates and estimated financial data for PacketVideo was based on the financial information and forecasts prepared by management of PacketVideo and provided to Moelis by the Company.

In conducting its analysis, Moelis reviewed publicly available estimates of financial performance, including revenue, revenue growth and EBITDA margin, through each company’s most recently reported twelve-month period, which is referred to as “LTM” (for “Last Twelve Months”), as well as for the calendar years ending December 31, 2010 and December 31, 2011. Moelis reviewed the selected companies’ trading multiples based on enterprise value (calculated as diluted market value, plus total debt, plus minority interest, plus capital leases, plus preferred stock, less cash and cash equivalents) to estimated revenues for projected calendar years 2010 and 2011.  Moelis applied a reference range of selected multiples of estimated revenue for the LTM period and the fiscal years ending December 31, 2010 and December 31, 2011 derived from its analysis of the selected companies to PacketVideo’s corresponding financial data. Specifically, the reference range was 2.0x to 2.8x for the LTM estimated revenues, 1.9x to 2.4x for the fiscal year ended December 31, 2010 estimated revenues, and 1.6x to 2.1x for the fiscal year ended December 31, 2011 estimated revenues yielding a range of enterprise values of $122.4 million to $174.3 million for all of PacketVideo.

Selected Transaction Analysis.  Using publicly available information, Moelis compared selected financial data of the sale with similar data for selected transactions deemed by Moelis to be generally comparable to the sale. Specifically, Moelis reviewed the following transactions:

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Date	Target	Acquiror
06/02/10	DivX	Sonic Solutions
01/06/10	On2 Technologies	Google
01/05/10	Quattro Wireless	Apple
12/04/09	La La Media	Apple
11/09/09	AdMob	Google
10/24/09	VeriSign Messaging Business	Syniverse Technologies
10/07/09	Open TV	Kudelski Group
09/14/08	Napster	Best Buy
06/24/08	Symbian Limited	Nokia
02/11/08	Danger	Microsoft
01/28/08	Trolltech	Nokia
01/02/08	Apertio	Nokia Siemens
06/21/07	Tegic Communications	Nuance Communications
05/15/07	VoiceSignal Technologies	Nuance Communications
03/15/07	TellMe	Microsoft
03/14/07	MapInfo	Pitney Bowes
02/22/07	BeVocal	Nuance Communications
11/10/06	Good Technology	Motorola
11/05/06	Mobile 365	Sybase
10/23/06	MetaSolv Software	Oracle
04/17/06	Qpass	Amdocs
04/12/06	Portal Software	Oracle
03/20/06	m-Qube	Verisign

For each of the selected transactions, Moelis calculated and, to the extent information was publicly available, compared the target’s enterprise value divided by the target’s estimated revenues for the LTM and for the forward twelve months as estimated based on publicly available Wall Street research analysts’ estimates, press releases or publicly available other research analysts’ estimates.

Moelis applied a reference range of estimated revenue multiples for the LTM period and the year ended December 31, 2010 derived from its analysis of the selected transactions to PacketVideo’s corresponding financial data based on the financial information and forecasts for PacketVideo provided to Moelis by management of PacketVideo and the Company. Specifically, the reference range for estimated revenues for the twelve months ended March 31, 2010 was 2.3x to 3.5x yielding a range of enterprise values between $140.8 million and $214.2 million for all of PacketVideo, and the reference range for estimated revenues for the twelve months ended December 31, 2010 was 2.0x to 2.8x yielding a range of enterprise values of $132.8 million to $186.0 million for all of PacketVideo.

Discounted Cash Flow Analysis. Moelis performed a discounted cash flow analysis using the after-tax unlevered free cash flows that PacketVideo is expected to generate during fiscal years 2010 through 2012 based upon the financial forecasts from management of PacketVideo and the Company. After-tax unlevered free cash flows and terminal values were discounted to present value as of July 23, 2010 using discount rates ranging from 14% to 18%, which were derived taking into account the estimated weighted average cost of capital, which we refer to as “WACC,” of PacketVideo. The WACC was calculated as PacketVideo’s derived cost of equity which was in turn calculated per the capital asset pricing model, using the median of the unlevered betas observed for the universe of selected comparable companies identified in the comparable public companies analysis, multiplied by the equity risk premium per the 2010 Ibbotson Risk Premia Report  plus the risk free rate of return (using a 10-year U.S. Treasury interpolated yield curve as of July 23, 2010), plus a small cap risk premium based on 2010 Ibbotson Risk Premia Report. Moelis computed a terminal value based on the EBITDA exit multiple method, and selected an EBITDA exit multiple range of 7.0x to 11.0x. In calculating the terminal value, Moelis applied a 50% growth rate as provided by management of PacketVideo to the EBITDA metric for the calendar year ending December 31, 2012 and multiplied the estimated EBITDA metric by the selected EBITDA exit multiple range of 7.0x to 11.0x . Using the projections, the selected ranges of discount rates and the selected EBITDA exit multiples range, Moelis calculated a range of enterprise values of $141.9 million to $228.7 million for all of PacketVideo.

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These value ranges compare to the sale consideration of $111.6 million for approximately 65% of the issued and outstanding shares of common stock of PacketVideo, which implies an enterprise value of approximately $173 million for all of PacketVideo.

The sale consideration was determined and agreed upon by  the Company and DOCOMO in accordance with the procedures set forth in the stockholders’ agreement and was approved by our Board of Directors and the Board of Directors of NextWave Broadband. Moelis provided advice to the Company during these negotiations. Moelis did not, however recommend any amount of consideration to the Company or NextWave Broadband or their respective Boards of Directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the sale.

Moelis’ opinion was prepared for the use and benefit of our Board of Directors in its evaluation of the sale.  Moelis was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, NextWave Broadband (other than the Company) or PacketVideo (other than NextWave Broadband). The Company advised Moelis that the sale consideration to be paid to NextWave Broadband will be transferred by NextWave Broadband to or as directed by the Company.  In addition, Moelis’ opinion does not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of PacketVideo’s officers, directors or employees, or any class of such persons, relative to the sale consideration.  Moelis expressed no opinion as to the prices at which the common stock of the Company will trade at any time.  At the direction of our Board of Directors, Moelis was not asked to, nor did it, offer any opinion as to the material terms of the stock purchase agreement or the form of the sale.  In rendering its opinion, Moelis assumed, with our consent, that the final executed form of the stock purchase agreement would not differ in any material respect from the draft that Moelis examined, and that DOCOMO, PacketVideo, NextWave Broadband and the Company would comply with all the material terms of the stock purchase agreement. Moelis was not authorized to and did not solicit indications of interest in a possible transaction with PacketVideo, or with respect to NextWave Broadband’s or the Company’s interest in PacketVideo from any party.

Moelis acted as financial advisor to the Company in connection with the sale and will receive a fee for its services, a significant portion of which is contingent upon the consummation of the sale.  Moelis also received a fee upon delivery of its opinion.  In addition, the Company has agreed to indemnify Moelis for certain liabilities arising out of its engagement. In the past, Moelis provided investment banking and other services to the Company and its affiliates, and Moelis is currently providing investment banking services to the Company and its affiliates on other matters, and Moelis received, or may receive, compensation for the rendering of such services.

  NextWave After the Sale

We anticipate that the management, operation, marketing and selling of our portfolio of licensed wireless spectrum assets will, following the closing of the sale, make up the entirety of our business, which we refer to as our “Strategic Initiatives” business.  Our total domestic spectrum holdings consist of approximately ten billion MHz POPs (the term “MHz-POPs” is defined as the product derived from multiplying the number of megahertz associated with a license by the population of the license’s service area), covering approximately 215.9 million total POPs, with 106.9 million POPs covered by 20 MHz or more of spectrum, and an additional 90.6 million POPs covered by at least 10 MHz of spectrum. In addition, a number of markets, including much of the New York City metropolitan region, are covered by 30 MHz or more of spectrum. Our domestic spectrum resides in the 2.3 GHz Wireless Communication Services, 2.5 GHz Broadband Radio Service/Educational Broadband Service and 1.7/2.1 GHz Advanced Wireless Service or “AWS.” Our domestic spectrum resides in the 2.3 GHz WCS, 2.5 GHz BRS/ EBS and 1.7/2.1 GHz AWS bands and offers propagation and other characteristics suitable to support high-capacity, mobile broadband services. Our international spectrum held for continuing operations include 2.3 GHz licenses in Canada, covering 15 million POPs.  Following the sale, we will continue to manage and operate and pursue the sale and license of our wireless spectrum holdings over time to repay our significant secured indebtedness. In order to retire our debt, we will need to successfully monetize a substantial portion of our wireless spectrum assets for net proceeds substantially in excess of our cost basis.  There is no guarantee that we will be able to successfully monetize our wireless spectrum assets or successfully retire our outstanding indebtedness.

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Effects on NextWave if the Sale Is Not Completed

If the sale of the PacketVideo stock to DOCOMO is not completed, we will continue to hold our multimedia business, and PacketVideo will continue to be a majority-owned subsidiary of ours.  We may pursue alternative transactions regarding the sale of our equity interest in PacketVideo.  We will also continue to manage and operate our wireless spectrum assets and pursue the sale and license our wireless spectrum holdings over time to repay our significant secured indebtedness.  We would continue to seek to sell our wireless spectrum holdings over time to repay our significant secured indebtedness.

Financing

The total amount of funds required by DOCOMO to pay all the sale consideration and related fees and expenses in connection with the sale of the PacketVideo stock to DOCOMO and the related transactions is estimated to be approximately $111,600,000.  DOCOMO expects to finance the sale with cash on hand.

Interests of Certain Persons in the Sale

When considering the recommendation of our Board of Directors with respect to the adoption and approval of the stock purchase agreement and the authorization of the transactions contemplated thereby, including the sale of the PacketVideo shares to DOCOMO, you should be aware that some of our directors and executive officers have interests in the sale that may be different from, and in addition to, the interests of our stockholders generally.  Approximately $95 million of the net proceeds from the sale will be used to pay down a portion of principal and interest on our First Lien Notes, with priority given to holders other than those affiliated with Avenue Capital Group and Solus Core Opportunities Master Fund Ltd., or “Solus.”  As of July 3, 2010, funds managed by Avenue Capital Group held approximately $116.8 million in principal amount of the First Lien Notes, representing approximately 55.5% of such indebtedness.  Robert Symington, a portfolio manager with Avenue Capital, is a member of our Board of Directors. As a result of the transactions contemplated by the stock purchase agreement, the Company anticipates that affiliates of Avenue Capital Group will receive approximately $30.5 million in redemption of their senior secured notes pursuant to the terms of our secured note agreements.  In addition, Navation, Inc., an affiliate of Allen Salmasi, our Chairman and member of the Board of Directors, held approximately $79.5 million in principal amount of our Third Lien Notes, representing approximately 14.1% of such indebtedness as of July 3, 2010, and Douglas Manchester, a member of our Board of Directors, held approximately $79.5 million in principal amount of our Third Lien Notes, representing approximately 14.1% of such indebtedness as of July 3, 2010.  The holders of the Third Lien Notes will not receive any proceeds as a result of the stock purchase agreement but will receive an indirect benefit as a result of the reduction in our senior secured debt that is senior to the Third Lien Notes.  As of July 30, 2010, our directors and executive officers as a group were the beneficial owners of 26.9% of our outstanding common stock, Navation, Inc. was the beneficial owner of 13.5% of our outstanding common stock, and affiliates of Avenue Capital Group were the beneficial owners of 34.8% of our outstanding common stock.

In connection with the signing of the stock purchase agreement, we have established cash retention bonuses for certain officers and employees of PacketVideo in the aggregate amount of $2 million. The cash retention bonuses are anticipated to be paid in connection with the closing of the sale, subject to such persons’ continued employment with PacketVideo.  Dr. James Brailean, who served as our Chief Executive Officer, Chief Operating Officer and President and a member of our Board of Directors prior to June 30, 2010, the signing date of the stock purchase agreement, would be eligible to receive a cash retention bonus of $280,000 at the closing of the sale of the PacketVideo shares to DOCOMO.

In addition, DOCOMO and PacketVideo have agreed that promptly after the closing of the sale (but no later than six months after such closing), PacketVideo will diligently prepare proposed forms of written agreements, amendments, plans, policies and other documents as may be necessary to (i) implement 2010 merit increases for PacketVideo’s senior executives, (ii) establish a cash bonus program, (iii) amend PacketVideo’s 2009 Equity Incentive Plan, (iv) establish a severance pay program for PacketVideo’s senior executives, (v) establish long-term incentive and retention bonus programs, (vi) adopt policies pertaining to DOCOMO’s rules and procedures for internal reporting and consultation, and (vii) enter into a management agreement with DOCOMO, in each case as contemplated by and containing the applicable terms and conditions set forth in that certain term sheet dated July 30, 2010 and entitled “PacketVideo Proposed Management and Employee Retention Plan,” as executed by DOCOMO

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and PacketVideo.  The agreements, amendments, plans, policies and documents to be prepared by PacketVideo will be subject to the review and approval of DOCOMO.

The members of our Board of Directors are aware of and considered the interests of our directors and executive officers, among other matters, when they considered and approved the stock purchase agreement, the sale of the PacketVideo shares to DOCOMO contemplated thereby and the other transactions and determined to recommend to our stockholders that they vote for the proposal to adopt and approve the stock purchase agreement and authorize the sale contemplated thereby.   Dr. Brailean recused himself from such discussions and the decision of our Board of Directors because of his interest in the sale and submitted his resignations from the our Board of Directors and from his position as our Chief Executive Officer, Chief Operating Officer and President in connection with the signing of the stock purchase agreement on July 30, 2010.  Dr. Brailean continues to serve as the President and Chief Executive Officer and as a member of the Board of Directors of PacketVideo following his resignations.   For a more information on these interests, see “Transactions with Related Persons.”

Accounting Treatment

The disposition of the PacketVideo shares pursuant to the stock purchase agreement will be accounted for by the Company in accordance with generally accepted accounting principles in the United States.

Certain United States Federal Income Tax Consequences to the Company

The sale of the PacketVideo shares to DOCOMO likely will not result in any material United States federal or California state corporate income tax liability (including any alternative minimum tax liability) to the Company because we anticipate using our net operating losses to offset any taxable gain from the sale of the PacketVideo shares to DOCOMO.

No United States Federal Income Tax Consequences to Our Stockholders

The sale of the PacketVideo shares to DOCOMO will not result in any United States federal income tax liability to our stockholders.

Governmental and Regulatory Matters

Completion of the sale of the PacketVideo shares to DOCOMO is subject to the termination or expiration of the waiting period under the HSR Act.  The Company and DOCOMO filed their respective notification and report forms pursuant to the HSR Act with the Antitrust Division of the United States Department of Justice, or “DOJ,” or the United States Federal Trade Commission, or “FTC”, on August 3, 2010. Under the HSR Act, the sale of the PacketVideo shares to DOCOMO may not be consummated until 30 days after the latter of the initial filings (unless early termination of this waiting period is granted) or, if the Antitrust Division of the DOJ or the FTC issues a request for additional information, 30 days after the Company and DOCOMO each have substantially complied with such request for additional information (unless this period is shortened pursuant to a grant of earlier termination).

As of the date of this proxy statement, we and DOCOMO have not yet obtained any governmental or regulatory clearances that may be required to complete the sale of the PacketVideo stock to DOCOMO. There can be no assurance that the governmental reviewing authorities will terminate or permit any applicable waiting periods to expire, or approve or clear the sale of the PacketVideo stock to DOCOMO at all or without restrictions or conditions. We and DOCOMO have agreed to use reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the transactions contemplated by the stock purchase agreement.

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THE STOCK PURCHASE AGREEMENT

The following description sets forth the material provisions of the stock purchase agreement but does not purport to describe all of the terms of the stock purchase agreement. The full text of the stock purchase agreement is attached to this proxy statement as Annex A. You are urged to read the stock purchase agreement in its entirety because it is the legal document that governs the sale of the PacketVideo stock to DOCOMO. The stock purchase agreement should be read in conjunction with the disclosures in our filings with the SEC available at the SEC’s website, www.sec.gov. The provisions contained in the stock purchase agreement are intended to govern the contractual rights and relationships, and to allocate risks, between us, NextWave Broadband, PacketVideo and DOCOMO with respect to the sale of the PacketVideo shares to DOCOMO.

General

On July 30, 2010, the Company, NextWave Broadband and PacketVideo entered into a stock purchase agreement with DOCOMO pursuant to which the Company and NextWave Broadband agreed to sell to DOCOMO all of the issued and outstanding shares of common stock of PacketVideo owned by NextWave Broadband, representing 65% of the issued and outstanding common stock of PacketVideo, for an aggregate purchase price of $111.6 million. We expect to receive approximately $107.5 million of net proceeds from the sale, after deduction of estimated expenses for the transaction, of which we expect to apply approximately $95 million to retire principal and accrued interest of our First Lien Notes pursuant to our secured note agreements, and we expect to retain approximately $12.5 million to fund our working capital needs.

DOCOMO acquired 35% of the issued and outstanding common stock of PacketVideo in July 2009. In connection with the July 2009 transaction, the Company, NextWave Broadband, PacketVideo and DOCOMO entered into a Stockholders’ Agreement dated July 2, 2009, pursuant to which DOCOMO was granted a call option exercisable under certain conditions to purchase all (but not less than all) of the shares of common stock of PacketVideo owned by NextWave Broadband.  In November 2009, PacketVideo achieved the milestone which enabled DOCOMO to exercise its call option under the stockholders’ agreement.  In December 2009, DOCOMO notified us and NextWave Broadband of its intent to exercise the call option and thereby purchase all of the remaining shares of common stock of PacketVideo held by NextWave Broadband.  Between January and June 2010, DOCOMO and the Company followed the process and procedures set forth in the stockholders’ agreement to determine and agree upon the fair market value of the PacketVideo shares owned by NextWave Broadband.  On June 28, 2010, after the completion and finalization of the valuation of the PacketVideo shares held by NextWave Broadband, DOCOMO confirmed in writing to the Company and NextWave Broadband that DOCOMO still intended to exercise the call option and acquire all of the shares of common stock of PacketVideo owned by NextWave Broadband in accordance with the procedures set forth in the stockholders’ agreement.  The current transaction pursuant to the stock purchase agreement represents DOCOMO’s exercise of the call option.

Under the terms of the stock purchase agreement, the Company and NextWave Broadband have agreed to sell to DOCOMO all of the issued and outstanding shares of common stock of PacketVideo owned by NextWave Broadband, for an aggregate purchase price of $111.6 million.

In connection with the signing of the stock purchase agreement, we have established cash retention bonuses for certain officers and employees of PacketVideo in the aggregate amount of $2 million. The cash retention bonuses are anticipated to be paid in connection with the closing of the sale, subject to such persons’ continued employment with PacketVideo.  Dr. Brailean, who served as our Chief Executive Officer, Chief Operating Officer and President and a member of our Board of Directors prior to July 30, 2010, the signing date of the stock purchase agreement,  would be eligible to receive a cash retention bonus of $280,000 at the closing of the sale of the PacketVideo shares to DOCOMO.  Dr. Brailean continues to serve as the President and Chief Executive Officer and as a member of the Board of Directors of PacketVideo.

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Closing

Closing of the sale of the PacketVideo shares to DOCOMO under the stock purchase agreement will occur within five business days following the satisfaction or waiver of the conditions to the obligations of the parties to consummate the transactions contemplated thereby, including the adoption and approval of the stock purchase agreement and the authorization of the sale of the PacketVideo shares to DOCOMO contemplated thereby by the holders of a majority of the issued and outstanding shares of our common stock.

Representations and Warranties

The stock purchase agreement contains customary representations and warranties that the Company, NextWave Broadband and PacketVideo, on the one hand, and DOCOMO, on the other hand, made to, and solely for the benefit of, each other.  Our representations and warranties to DOCOMO relate to, among other things:

•	the organization, good standing and qualification of PacketVideo, NextWave Broadband and us;

•	the capital structure of PacketVideo;

•	authority to enter into the stock purchase agreement;

•	conflicts or violations under charter documents, contracts and instruments or law;

•	due authorization and issuance of PacketVideo common stock;

•	required consents to consummate the sale of the PacketVideo stock to DOCOMO;

•	the financial statements of PacketVideo;

•	the use of brokers or other advisors in connection with the sale of the PacketVideo stock to DOCOMO;

•	absence of certain changes or events;

•	legal proceedings;

•	compliance with applicable laws;

•	compliance with securities laws in connection with the sale of the PacketVideo stock to DOCOMO;

•	PacketVideo’s subsidiaries;

•	corporate records of PacketVideo;

•	tax matters related to PacketVideo;

•	PacketVideo’s title to assets;

•	intellectual property related to PacketVideo;

•	insurance matters related to PacketVideo;

•	material contracts related to PacketVideo;

•	labor and employment matters related to PacketVideo;

•	related party transactions;

•	environmental, health and safety matters related to PacketVideo;

•	PacketVideo’s customers;

•	information supplied for inclusion in this proxy statement;

•	our SEC filings;

•	the solvency of NextWave Broadband and us; and

•	the absence of other representations and warranties.

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DOCOMO’s representations and warranties to us and NextWave Broadband relate to, among other things:

•	the organization, good standing and qualification of DOCOMO;

•	authority to enter into the stock purchase agreement;

•	conflict with applicable laws;

•	DOCOMO’s investment intent, experience and “accredited investor” status;

•	compliance with securities laws in connection with the sale of the PacketVideo stock to DOCOMO;

•	receipt of information in connection with the sale of the PacketVideo stock to DOCOMO; and

•	receipt of restricted securities and associated stock legend requirements.

The representations and warranties expire eight months after the closing of the sale of the PacketVideo shares to DOCOMO. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules that we delivered to DOCOMO in connection with the execution and delivery of the stock purchase agreement. Accordingly, you should not rely on the representations and warranties as unqualified characterizations of the actual state of facts or circumstances, since they were made only as of the date of the stock purchase agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the stock purchase agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Certain representations and warranties in the stock purchase agreement provide exceptions for items that are not reasonably likely to have be “material” or have a “Material Adverse Effect.” For purposes of the stock purchase agreement, a “Material Adverse Effect” means any condition, change, situation or set of circumstances that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) PacketVideo and its subsidiaries, taken as a whole, or the business, assets, properties, liabilities, financial condition, operations, or results of operations of PacketVideo and its subsidiaries, taken as a whole, or (ii) the ability of NextWave Broadband to consummate the transactions contemplated by the stock purchase agreement or perform its material obligations under the stock purchase agreement; excluding, however, any condition, change, situation or set of circumstances or effect that directly and primarily results from (A) changes adversely affecting the United States or global economy as a whole (so long as PacketVideo and its subsidiaries, taken as a whole, are not disproportionately affected thereby), (B) changes adversely affecting the industry in which PacketVideo and its subsidiaries operate (so long as  PacketVideo and its subsidiaries, taken as a whole, are not disproportionately affected thereby), (C) acts of terrorism or war, (D) changes in applicable laws or in United States generally accepted accounting principals, (E) public or industry knowledge of the sale of the PacketVideo shares to DOCOMO, or (F) the consummation of the sale of the PacketVideo shares to DOCOMO or any action by any party required to be taken pursuant to the stock purchase agreement or reasonably necessary to consummate the sale.

Conduct of Our Business Prior to the Sale

Until the closing of the sale of the PacketVideo shares to DOCOMO, except as otherwise provided in the stock purchase agreement or consented to in writing by DOCOMO, PacketVideo has agreed to, and the Company and NextWave Broadband have agreed to use reasonable best efforts to cause PacketVideo to, (x) conduct the business of PacketVideo in the ordinary course of business; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of PacketVideo and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with PacketVideo, except for any failure to so preserve or maintain such organization, business or franchise of PacketVideo or otherwise preserve such rights and other matters that would not be reasonably expected to have a Material Adverse Effect .  Without limiting the foregoing, until the closing of the sale of the PacketVideo stock to DOCOMO, PacketVideo has agreed to, and the Company and NextWave Broadband have agreed to use reasonable best efforts to cause PacketVideo to:

•	preserve and maintain all of PacketVideo’s material permits;

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•	pay PacketVideo’s debts, taxes and other material obligations when due;

•	maintain the properties and assets owned, operated or used by PacketVideo in the same condition as they were on the date of the stock purchase agreement, subject to reasonable wear and tear;

•	continue without material modification all fire and casualty insurance policies that PacketVideo maintains on the date of the stock purchase agreement, except as required by applicable law;

•
defend and protect PacketVideo’s material properties and assets from infringement or usurpation in substantially the same manner as PacketVideo has defended and protected such properties and assets prior to the date of the stock purchase agreement;

•	perform in all material respects all of PacketVideo’s obligations under all material contracts relating to or affecting PacketVideo’s properties, assets or business;

•	maintain PacketVideo’s books and records in accordance with past practice;

•	comply in all material respects with all applicable laws; and

•	not agree or commit to do any of the foregoing.

Access to Information

Until the closing of the sale of the PacketVideo shares to DOCOMO, PacketVideo and its subsidiaries have agreed to, and the Company and NextWave Broadband have agreed to use reasonable best efforts to cause PacketVideo and its subsidiaries to, (i) afford DOCOMO and its representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, contracts and other documents and data related to PacketVideo and its subsidiaries; (ii) furnish DOCOMO and its representatives with such financial, operating and other data and information related to PacketVideo and its subsidiaries as DOCOMO or any of its representatives may reasonably request; and (iii) instruct the representatives of NextWave Broadband, PacketVideo and its subsidiaries to cooperate with DOCOMO in DOCOMO’s investigation of PacketVideo and its subsidiaries.

Notification of Certain Matters

Until the closing of the sale of the PacketVideo stock to DOCOMO, NextWave Broadband has agreed to promptly notify DOCOMO in writing of:

•
any fact, circumstance, event or action the existence, occurrence or taking of which (1) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (2) has resulted in, or could reasonably be expected to result in, any material inaccuracy in any representation or warranty made by the Company, NextWave Broadband or PacketVideo hereunder or (3) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions to DOCOMO’s obligation to close to be satisfied;

•	any notice or other communication from any governmental authority in connection with the sale of the PacketVideo shares to DOCOMO; and

•
any proceeding commenced or, to the knowledge of the Company, NextWave Broadband or PacketVideo, threatened against, relating to or involving or otherwise affecting us, NextWave Broadband or PacketVideo that, if pending on the date of the stock purchase agreement, would have been required to have been disclosed pursuant to the representations and warranties we made in the stock purchase agreement or that relates to the consummation of the sale of the PacketVideo shares to DOCOMO.

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•

Governmental Approvals and Consents

The Company, NextWave Broadband, PacketVideo and DOCOMO each have agreed to use our respective commercially reasonable efforts to take all appropriate actions necessary or advisable to consummate the transaction, including obtaining appropriate consents from governmental authorities and promptly making all necessary filings required to be made under the HSR Act.   In addition, the Company and NextWave Broadband each have agreed to use reasonable best efforts to give certain notices and obtain certain consents from third parties.

Indemnification; Survival of Indemnification Obligations

Under the stock purchase agreement, the Company and NextWave Broadband have agreed to indemnify and hold DOCOMO and its affiliates harmless from any loss arising out of any inaccuracy or breach of any representations or warranties of the Company, NextWave Broadband or PacketVideo or any breach of any covenant or agreement by the Company, NextWave Broadband or PacketVideo. The Company and NextWave Broadband are not obligated to indemnify DOCOMO for any losses until DOCOMO suffers losses in excess of $200,000, at which point we are obligated to indemnify DOCOMO only for such losses in excess of $200,000. In addition, the Company’s and NextWave Broadband’s indemnification obligations are limited to $8,000,000, unless such claim is based upon, arises out of or relates to any matter constituting fraud, in which case there is no limit.

Under the stock purchase agreement, DOCOMO has also agreed to indemnify and hold the Company, NextWave Broadband and each of our respective affiliates harmless from any loss arising out of any inaccuracy or breach of representations and warranties of DOCOMO contained in the stock purchase agreement.

All representations and warranties of the Company, NextWave Broadband, PacketVideo, and DOCOMO in the stock purchase agreement survive for a period of eight months following the closing of the sale of the PacketVideo shares to DOCOMO and, except in the case of fraud, breaches of certain post-closing covenants and agreements, the indemnitees and the conditions thereon in the stock purchase agreement are the sole and exclusive remedy for any breach of the stock purchase agreement.

Proxy Statement; Stockholders Meeting

We agreed to file this proxy statement with the SEC as promptly as reasonably practicable following the date of the stock purchase agreement, use commercially reasonable efforts to resolve comments made by the SEC with respect to this proxy statement as promptly as practicable and cause this proxy statement and form of proxy to be mailed to our stockholders as promptly as reasonably  practicable after its clearance by the SEC. Under the stock purchase agreement, as soon as practicable following the date of the stock purchase agreement we are required to call and hold a meeting of our stockholders, for the purpose of obtaining the stockholder approval for the stock purchase agreement and the transactions contemplated thereby, including the sale of the PacketVideo shares to DOCOMO, as soon as practicable.

Conditions to the Sale

The obligation of DOCOMO to complete the sale of the PacketVideo shares to DOCOMO is subject to the satisfaction or waiver of the following additional conditions:

•
subject to certain conditions and limitations set forth in the stock purchase agreement, the representations and warranties of the Company, NextWave Broadband and PacketVideo in the stock purchase agreement must be true and correct in all material respects as of the closing date;

•	the Company, NextWave Broadband and PacketVideo must perform in all material respects all covenants, obligations and conditions in the stock purchase agreement;

•	DOCOMO’s receipt of certain certificates executed by certain officers of NextWave Broadband, PacketVideo and the Company;

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•
the receipt of all authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the sale of the PacketVideo shares to DOCOMO;

•	termination or expiration of the waiting period under the HSR Act;

•	the receipt of certain third-party consents required in connection with the sale of the PacketVideo shares to DOCOMO;

•
the absence of an injunction or other binding order, decree or ruling issued by a court or government agency which shall have the effect of preventing the consummation of the sale of the PacketVideo shares to DOCOMO;

•	receipt of evidence reasonably satisfactory to DOCOMO that PacketVideo has repaid all outstanding indebtedness, if any, to the Company or NextWave Broadband;

•	Francis Harding shall have resigned from the Board of Directors of PacketVideo;

•	James C. Brailean shall have resigned from each and every position he holds with the Company, including as an employee;

•
receipt of evidence reasonably satisfactory to DOCOMO that all liens on the assets of PacketVideo securing obligations of us or our affiliates and the delivery of certain certificates required under each purchase agreement, as amended, under which any notes evidencing our indebtedness were issued;

•	delivery to DOCOMO of an opinion from our legal counsel;

•	delivery to DOCOMO of a duly executed certificate of non-foreign status meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2); and

•
adoption and approval of the stock purchase agreement and authorization of the sale of the PacketVideo stock to DOCOMO by the holders of a majority of the issued and outstanding shares of our common stock at the special meeting;

The obligation of NextWave Broadband to complete the sale of the PacketVideo stock to DOCOMO is also subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of DOCOMO in the stock purchase agreement must be true and correct in all material respects as of the closing date;

•	DOCOMO must perform in all material respects all covenants, obligations and conditions in the stock purchase agreement;

•
the absence of an injunction or other binding order, decree or ruling issued by a court or government agency which shall have the effect of preventing the consummation of the sale of the PacketVideo stock to DOCOMO;

•
the receipt of all authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the sale of the PacketVideo shares to DOCOMO;

•	termination or expiration of the waiting period under the HSR Act;

•
adoption and approval of the stock purchase agreement and authorization of the sale of the PacketVideo shares to DOCOMO by the holders of a majority of the issued and outstanding shares of our common stock at the special meeting;

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•	receipt by the Company of payment for any indebtedness owed to the Company by PacketVideo or any of its subsidiaries; and

•
the July 2009 stockholders’ agreement, by and among the Company, NextWave Broadband, PacketVideo and DOCOMO shall have been terminated, and the Registration Rights Agreement, dated as of July 2, 2009, by and between NextWave Broadband and DOCOMO shall have been amended to remove NextWave Broadband as a party thereto and to extinguish all rights and obligations of NextWave Broadband thereunder.

Termination

The stock purchase agreement may be terminated and the sale of the PacketVideo shares to DOCOMO may be abandoned by any of the following means, at any time prior to the closing of the sale, whether before or after the stock purchase agreement has been adopted and approved by the holders of a majority of the issued and outstanding shares of our common stock at the special meeting:

•	by mutual written consent of us and DOCOMO;

•
by DOCOMO if it is not in material breach of any provision of the stock purchase agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company, NextWave Broadband or PacketVideo that would give rise to the failure of any of the conditions to DOCOMO’s obligation to close under the stock purchase agreement that has not been cured within 20 days of such our receiving notice of such breach;

•
by DOCOMO if any of the conditions to DOCOMO’s obligation to close under the stock purchase agreement have not been met or it becomes apparent will not be met by September 28, 2010 (or such later date as is specified in the stock purchase agreement), unless DOCOMO has caused such condition not to be fulfilled;

•
by the Company if neither we nor NextWave Broadband are in material breach of any provision of the stock purchase agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by DOCOMO that would give rise to the failure of any of the conditions to the Company’s or NextWave Broadband’s obligation to close under the stock purchase agreement that has not been cured within 20 days of such our receiving notice of such breach;

•
by the Company if any of the conditions to NextWave Broadband’s obligation to close under the stock purchase agreement, other than our having received stockholder approval, have not been met or it becomes apparent will not be met by a specified end date, unless the Company, NextWave Broadband or PacketVideo have caused such condition not to be fulfilled; or

•
by the Company or DOCOMO, subject to certain limitations set forth in the stock purchase agreement,  if any law makes consummation of the sale of the PacketVideo shares to DOCOMO illegal or otherwise prohibited, if any governmental authority shall have issued an order, writ, judgment, injunction, decree or determination restraining or enjoining the sale and such order, writ, judgment, injunction, decree or determination shall have become final and non-appealable, or if the stock purchase agreement is submitted for adoption and approval to our stockholders at the special meeting and the required stockholder vote is not obtained.

Effect of Termination; Termination Fee

Upon the termination of the stock purchase agreement, the stock purchase agreement will become null and void and there will be no liability or obligation on the part of any party thereto; provided, however, that certain confidentiality obligations will survive the termination of the stock purchase agreement and shall remain in full force and effect.  If the Company or DOCOMO terminates the stock purchase agreement due to failure to obtain the required stockholder approval at a duly convened meeting of our stockholders, the Company and NextWave Broadband, jointly and severally, will be required to pay DOCOMO up to $700,000 in cash as reimbursement for its expenses in connection with the sale of the PacketVideo shares to DOCOMO.

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Public Statements

The Company, DOCOMO, NextWave Broadband and PacketVideo each have agreed to not issue any public release or announcement concerning the sale of the PacketVideo shares to DOCOMO without the Company’s prior written consent and the prior written consent of DOCOMO, unless such release or announcement is permitted by the stock purchase agreement or required by law or the rules or regulations of any applicable governmental authority.

Non-Competition; Non-Solicitation

 For a period of two years commencing on the closing of the sale of the PacketVideo shares to DOCOMO, or the restricted period, the Company and NextWave Broadband have agreed not to, and will not permit any of our respective subsidiaries to, directly or indirectly, anywhere in the world, compete with PacketVideo with respect to the business of development, distribution, sale, license and maintenance of multimedia software and related technology and equipment for home and/or mobile devices as currently conducted by PacketVideo and its subsidiaries.

 During the restricted period, the Company and NextWave Broadband have agreed not to, and will not permit any of our respective subsidiaries to, directly or indirectly, hire or solicit any employee of PacketVideo or any of its subsidiaries or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees, except for certain exceptions as set forth in the stock purchase agreement.

 During the restricted period, the Company and NextWave Broadband have agreed not to, and will not permit any of our respective subsidiaries to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any client or customer of PacketVideo to terminate or materially modify its relationship with PacketVideo with respect to the business of development, distribution, sale, license and maintenance of multimedia software and related technology and equipment for home and/or mobile devices as currently conducted by PacketVideo and its subsidiaries.

The stock purchase agreement clarifies that none of the foregoing covenants will be deemed to restrict the Company or NextWave Broadband or our respective subsidiaries from managing, operating, marketing or selling our wireless spectrum assets or from otherwise engaging in any activity related to the provision of wireless services utilizing such wireless spectrum assets.

Expenses

Except as otherwise expressly provided in the stock purchase agreement, each party to the stock purchase agreement will bear its respective expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of the stock purchase agreement and the consummation of the sale of the PacketVideo shares to DOCOMO, including all fees and expenses of agents, representatives, counsel, financial advisors and accountants, and other professional fees and expenses.

Amendment

The stock purchase agreement may be amended only with the written consent of the Company, PacketVideo, NextWave Broadband and DOCOMO, which will be binding upon the Company, DOCOMO, NextWave Broadband, PacketVideo and their respective successors and assigns.

PacketVideo Retention Plan

PacketVideo and DOCOMO have agreed that promptly after the closing of the sale (but no later than six months after such closing), PacketVideo will diligently prepare proposed forms of written agreements, amendments, plans, policies and other documents as may be necessary to (i) implement 2010 merit increases for PacketVideo’s senior executives, (ii) establish a cash bonus program, (iii) amend PacketVideo’s 2009 Equity Incentive Plan, (iv) establish a severance pay program for PacketVideo’s senior executives, (v) establish long-term incentive and retention bonus programs, (vi) adopt policies pertaining to DOCOMO’s rules and procedures for internal reporting

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and consultation, and (vii) enter into a management agreement with DOCOMO, in each case as contemplated by and containing the applicable terms and conditions set forth in that certain term sheet dated July 30, 2010 and entitled “PacketVideo Proposed Management and Employee Retention Plan,” as executed by DOCOMO and PacketVideo.  The agreements, amendments, plans, policies and documents to be prepared by PacketVideo will be subject to the review and approval of DOCOMO.

USE OF PROCEEDS

We plan to receive approximately $107.5 million of net proceeds from the sale, after deduction of estimated expenses for the transaction, of which we expect to apply approximately $95 million to retire principal and accrued interest of our First Lien Notes pursuant to our secured note agreements, and we expect to retain approximately $12.5 million to fund our working capital needs.

After we apply the proceeds from the sale to retire approximately $95 million of our First Lien Notes, we anticipate that at September 30, 2010 approximately $117 million of principal owed under the First Lien Notes will remain outstanding and be due and payable in July 2011.  In addition, we anticipate that at September 30, 2010, approximately $161 million of principal under our Second Lien Notes that mature in November 2011 and approximately $582 million of principal owed under our Third Lien Notes that mature in December 2011 will remain outstanding, together with accrued interest on such notes.

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SPECIAL RISK CONSIDERATIONS YOU SHOULD TAKE INTO ACCOUNT IN DECIDING HOW TO VOTE ON THE PROPOSAL TO ADOPT THE STOCK PURCHASE AGREEMENT

In addition to the other information included in this proxy statement, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Information,” you should carefully consider the special risk considerations described below as well as other information provided to you or referenced in this document in deciding how to vote on the proposal to adopt and approve the stock purchase agreement and authorize the transactions contemplated thereby, including the sale of all of the PacketVideo shares held by NextWave Broadband to DOCOMO. The special risk considerations described below are not the only ones facing us. For a discussion of risk factors applicable to an investment in our common stock, we refer to you the documents we file from time to time with the Securities and Exchange Commission, particularly our Form 10-K for the fiscal year ended January 2, 2010, and our Form 10-Q for the quarterly period ended April 3, 2010 and any of our subsequent filings with the SEC.

Special Risk Considerations Regarding the Proposal to Adopt and Approve the Stock Purchase Agreement and Authorize the Sale and Transactions Contemplated thereby

If we fail to complete the sale, our business may be harmed and our ability to sell our interest in PacketVideo may be impaired.

We cannot assure you that the sale of our equity interest in PacketVideo will be completed. The completion of the sale is subject to the satisfaction of a number of conditions, including, among others, the requirement that we obtain stockholder approval of the stock purchase agreement. We cannot guarantee that we will be able to meet all of these closing conditions.  If we are unable to meet all of the closing conditions, DOCOMO is not obligated to purchase our equity interest in PacketVideo. If the stock purchase agreement is not approved or does not close, our Board of Directors will be forced to evaluate other alternatives, which may be less favorable to us than the proposed sale.

If the sale of the PacketVideo shares to DOCOMO is not completed, we will be subject to a number of risks, including (i) the possible failure of the Company to obtain access to sufficient cash to service its debt, including its senior secured indebtedness, and to obtain working capital to pay its operational expenses and continue as a going concern; (ii) the possible loss of key employees and management personnel; (iii) the accrual of legal, accounting and other fees and costs incurred in connection with the transaction, all of which must be paid even if the transaction is not completed; and (iv) the risk of disruption of our business.

In addition, if the sale of the PacketVideo shares to DOCOMO is not completed, it may be very difficult for us to sell our remaining interest in PacketVideo to a third party because our stockholders’ agreement with DOCOMO will continue in effect and we will need to comply with the pre-emptive rights, rights of first negotiation, rights of first refusal and other rights that may adversely impact our ability to complete such a transaction or obtain fair value for our interest in PacketVideo.

In addition, if the sale of the PacketVideo shares to DOCOMO is not consummated, our directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, and we will have incurred significant out-of-pocket transaction costs, in each case without any commensurate benefit, which may have a material and adverse effect on our stock price and results of operations.

Most of the proceeds from the sale will be applied to pay down our First Lien Notes and no proceeds from the sale will be distributed to our stockholders.

We expect to receive approximately $107.5 million of net proceeds from the sale, after deduction of estimated expenses for the transaction, of which we expect to apply approximately $95 million to retire principal and accrued interest of our First Lien Notes pursuant to our secured note agreements, and we expect to retain approximately $12.5 million to fund our working capital needs. The proceeds from the sale of the PacketVideo shares to DOCOMO will not be distributed to our stockholders.

36

After giving effect to the redemption of the First Lien Notes using the net proceeds of the sale, we will still have substantial secured debt outstanding.

Even after we apply the proceeds from the sale to retire approximately $95 million of our First Lien Notes, we anticipate that, at September 30, 2010, approximately $117 million of principal owed under the First Lien Notes will remain outstanding and be due and payable in July 2011.  In addition, we anticipate that at September 30, 2010, approximately $161 million of principal under our Second Lien Notes that mature in November 2011 and approximately $582 million of principal owed under our Third Lien Notes that mature in December 2011 will remain outstanding, together with accrued interest on such notes.  If we are unable to consummate sales of our wireless spectrum assets that are sufficient to retire our indebtedness, the holders of our notes could proceed against the assets pledged to secure these obligations, which include our spectrum assets and the capital stock of our material subsidiaries, which would impair our ability to continue as a going concern and the value of our equity securities will be impaired.

Some directors and executive officers of the Company have interests that could affect their decision to support or approve the sale.

The interests of some of the Company’s directors and executive officers in the sale of the PacketVideo shares to DOCOMO and related arrangements are different from, or are in addition to, those of other stockholders of the Company and could affect their decision to support or approve the sale.  Please see “Interests of Certain Persons in the Sale” in this proxy statement.

The stock purchase agreement may expose us to contingent liabilities.

Under the stock purchase agreement, we agreed to indemnify DOCOMO, jointly and severally with NextWave Broadband, for losses arising out of any inaccuracy or breach of any representation or warranty of the Company, NextWave Broadband or PacketVideo or any breach of any covenant or agreement by the Company, NextWave Broadband or PacketVideo, subject to certain limitations. Significant indemnification claims by DOCOMO could have a material adverse effect on our financial condition.  In the event that claims for indemnification for such losses exceed the $200,000 threshold, we may be obligated to indemnify DOCOMO for up to $8,000,000 of such losses, unless the claim for indemnification is based upon, arising out of or relating to any matter constituting fraud, in which case there is no limit.

Special Risk Considerations Regarding the Remaining Wireless Spectrum Business Assuming the Sale is Completed

After the sale, if completed, we will no longer have any significant operating revenues.

Given our previous divestiture and/or discontinuation of operations of our network infrastructure subsidiaries, all of our significant operating revenues are currently generated by PacketVideo.  After the sale of the PacketVideo shares to DOCOMO, we will no longer have any significant operating revenues and, if we are not able to successfully manage, operate sell or license any of our wireless spectrum assets to generate cash flow, we may not be able to comply with our debt covenant and may not be able to continue as going concern.

We will be a very small public company without any significant operating revenues.

Once the sale of the PacketVideo shares to DOCOMO is completed, the Company will remain a publicly traded company and will continue to be subject to SEC rules and regulations, including the Sarbanes-Oxley Act of 2002. While all public companies face the costs and burdens associated with being publicly traded, given the small size of our company and the  lack of significant operating revenues, these costs and burdens will be particularly significant to us.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of July 30, 2010 by all persons who, to our knowledge, were the beneficial owners of more than 5% of the outstanding shares of our common stock, each of our directors, each of our current named executive officers (as defined in Item 402(a)(3) of Regulation S-K) and all directors and executive officers as a group.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
Principal Security Holders:
Navation Inc. (1)	3,184,234	13.5%
Avenue Capital Group (2)	8,568,229	34.8%
Sola Ltd. (3)	3,446,428	13.8%
Officers and Directors:
James C. Brailean (4)	105,771	*
Frank A. Cassou (5)	474,031	2.1%
Francis J. Harding (6)	73,033	*
Douglas F. Manchester (7)	1,182,619	5.0%
Jack Rosen (8)	123,995	*
Allen Salmasi (9)	4,540,866	19.2%
Robert T. Symington (10)	101,926	*
Carl E. Vogel (11)	148,810	*
William H. Webster (12)	125,711	*
All directors and officers as a group	6,876,762	26.9%

*           Less than one percent.

The shares beneficially owned and ownership percentages reflected in the table above are based on the inclusion in the calculations for each individual or entity of (i) options held by such individual or entity that are exercisable within a period of 60 days from July 30, 2010, (ii) convertible Third Lien Notes held by such individual or entity that are convertible within a period of 60 days from July 30, 2010,  and (iii) warrants held by such individual or entity that are exercisable within a period of 60 days from July 30, 2010, as applicable.

(1)
The address for Navation, Inc. is c/o Mr. Alain Tripod, 15, rue Général-Dufour, Case Postale 5556, CH - 1211 Genéve 11, Switzerland. Includes 1,027,967 shares issuable upon conversion of Third Lien Notes.

(2)
Based on the Schedule 13D filed by Avenue Capital Group and its affiliates on November 19, 2008, as amended on December 18, 2009.  The address for Avenue Capital Group is 535 Madison Avenue, New York, NY 10022.  Robert T. Symington, a member of the NextWave Board of Directors, is a portfolio manager of an Avenue Capital Group affiliate.  Includes 2,055,933 shares issuable upon conversion of Third Lien Notes and 98,972 shares underlying options held by Mr. Symington that are exercisable within 60 days.  Marc Lasry is the managing member of Avenue Capital Management II GenPar, LLC, the general partner of Avenue Capital II and exercises voting and investment power over the securities beneficially owned by Avenue Capital II and by the funds thereof.

(3)
Based on the Schedule 13G filed by Solus Alternative Asset Management LP, Solus GP LLC and Christopher Pucillo on February 16, 2010.  The address for Sola Ltd is 430 Park Avenue, 9th floor, New York, NY 10022.  Includes 892,857 shares held as common stock with the remainder being held as notes

38

and warrants which were convertible into 2,553,571 shares of common stock.  Mr. Pucillo is the managing member of Solus GP LLC, the general partner of Solus Alternative Asset Management LP and exercises voting and investment power over the securities beneficially owned by Solus Alternative Asset Management LP.  The Third Lien Notes and warrants held by Sola Ltd. and its affiliates provide that in no event will any holder of such securities be entitled to receive common stock upon exercise or conversion to the extent (but only to the extent) that such receipt would cause Sola Ltd. and its affiliates to become, directly or indirectly, a beneficial owner of more than 9.9% of the shares of our common stock outstanding at such time.

(4)	Includes 104,760 shares underlying options that are exercisable within 60 days.

(5)	Includes 125,525 shares underlying options that are exercisable within 60 days.

(6)	Includes 71,739 shares underlying options that are exercisable within 60 days.

(7)
Represents shares held by Douglas F. Manchester directly and indirectly through each of Manchester Financial Group, LP and Manchester Grand Resorts, LP. Includes 1,820 shares underlying options to purchase our common stock, arising from the conversion of options to purchase CYGNUS common stock that were converted into options to purchase common stock of the Company in November 2006, 1,027,967 shares issuable upon conversion of Third Lien Notes and 107,375 shares underlying options that are exercisable within 60 days.

(8)	Includes 98,972 shares underlying options that are exercisable within 60 days.

(9)
Allen Salmasi is Chief Executive Officer of Navation, Inc. Mr. Salmasi may be deemed to beneficially own the shares of common stock held or record by Navation, Inc. Represents shares held by Allen Salmasi directly and indirectly through Navation, Inc. Includes 1,027,967 shares issuable upon conversion of Third Lien Notes and 75,440 shares underlying options that are exercisable within 60 days.

(10)	Includes 98,972 shares underlying options that are exercisable within 60 days.

(11)	Includes 148,810 shares underlying options that are exercisable within 60 days

(12)	Includes 110,235 shares underlying options that are exercisable within 60 days.

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Attached as Annex C to this proxy statement are the unaudited pro forma condensed consolidated balance sheet of the Company and its subsidiaries as of April 3, 2010 and the unaudited pro forma condensed consolidated statements of operations of the Company and its subsidiaries for the three months ended April 3, 2010, and for the years ended January 2, 2010 and December 27, 2008.  The unaudited pro forma condensed consolidated financial statements are presented to illustrate the effects solely of the sale of the remaining 65% interest in its PacketVideo for net proceeds of $107.0 million, after deducting estimated direct and incremental costs of $4.6 million, and the retention by the Company of $37.5 million of the net proceeds for general working capital purposes and permitted investments, to pay estimated transaction costs and to retire outstanding debt. On July 2, 2009, the Company sold a 35% noncontrolling interest in PacketVideo to DOCOMO for $45.5 million. Actual application of net proceeds to redeem outstanding debt and the amount of available working capital upon consummation of the proposed transaction to sell the remaining 65% interest in PacketVideo will be different due to additional indebtedness incurred after the April 3, 2010 balance sheet date.

The unaudited pro forma condensed consolidated balance sheet of the Company and its subsidiaries as of April 3, 2010 illustrates the estimated effects of the sale of the remaining 65% interest in PacketVideo as if the sale had occurred on April 3, 2010. The unaudited pro forma condensed consolidated statements of operations of the Company and its subsidiaries for the three months ended April 3, 2010, and for the years ended January 2, 2010 and December 27, 2008 illustrate the estimated effects of the sales as if the sale of the remaining 65% interest in PacketVideo were consummated on December 30, 2007. These pro forma adjustments and assumptions are described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. We are providing two years of unaudited pro forma condensed consolidated income statements because we anticipate that PacketVideo will be included in discontinued operations in future filings.

The unaudited pro forma condensed consolidated financial statements of the Company and its subsidiaries attached as Annex C have been prepared using assumptions and estimates that NextWave management believes are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results of NextWave. However, management believes that the estimates and assumptions used provide a reasonable basis for presenting the significant effects of the sale of PacketVideo.  Management also believes the pro forma adjustments give appropriate effect to the estimates and assumptions and are applied in conformity with accounting principles generally accepted in the United States of America.

The unaudited pro forma condensed consolidated financial statements attached as Annex C should be read in conjunction with the historical consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations of NextWave for the three months ended April 3, 2010 (unaudited) and for the years ended January 2, 2010 and December 27, 2008 (audited), including the related notes, filed with the Securities and Exchange Commission on Form 10-Q on May 18, 2010 and on Form 10-K on April 2, 2010, respectively.

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PROPOSALS BY STOCKHOLDERS

In order to include information with respect to a stockholder proposal in the Company’s proxy statement and related form of proxy for a stockholder’s meeting, stockholders must provide notice as required by the regulations promulgated under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”.  Pursuant to Rule 14a-8 under the Exchange Act, to include a stockholder in our proxy statement and form of proxy for a meeting of stockholders other than a regularly scheduled annual meeting, the stockholder proposal must be submitted to us at a reasonable time before we begin to print and send our proxy materials.

Proposals that stockholders wish to include in our proxy statement and form of proxy for presentation at our 2011 annual meeting of stockholders must be received by us at 12264 El Camino Real, Suite 305, San Diego, California 92130, Attention, Secretary, no later than January 11, 2011.  Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the Securities and Exchange Commission, or “SEC”.

With respect to proposals submitted by a stockholder other than for inclusion in our proxy statement and related form of proxy for our 2011 annual meeting of stockholders, timely notice of any stockholder proposal must be received by us in accordance with our Bylaws and our rules and regulations no later than February 10, 2011, unless the date of the annual meeting is more than 30 days before or 60 days after the anniversary of the 2010 annual meeting of stockholders.  Any proxies solicited by the Board of Directors for the 2011 annual meeting of stockholders may confer discretionary authority to vote on any proposals notice of which is not timely received.  In order to include information with respect to a stockholder proposal in our proxy statement and form of proxy for a stockholder's meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act.

The notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his capacity as a proponent to a stockholder proposal.

A stockholder’s notice relating to nomination for directors shall set forth as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Company which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nominations are to be made by the stockholder and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person's written consent to being named in our proxy statement, if any, as a nominee and to serving as a director if elected); and as to such stockholder giving notice, the information required to be provided as set forth in the preceding paragraph and our Bylaws. No person shall be eligible for election as a director of the Company, unless nominated in accordance with the procedures set forth herein and in our Bylaws, as amended.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	Our Annual Report on Form 10-K for our fiscal year ended January 2, 2010 (filed on April 2, 2010);

•	Our Definitive Proxy Statement for our 2010 Annual Meeting of Stockholders (filed on May 6, 2010);

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended April 3, 2010 (filed on May 18, 2010); and

•	Our Current Reports on Form 8-K or 8-K/A filed on January 25, 2010, March 19, 2010, March 29, 2010, June 3, 2010, June 8, 2010, June 18, 2010, July 22, 2010 and August 2, 2010 .

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at 12264 El Camino Real, Suite 305, San Diego, California 92130 Attn: Secretary, or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED  , 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Sincerely,

Frank A. Cassou
Chief Legal Counsel and Secretary

San Diego, California
                  ,  2010

42

ANNEX A

                                                 EXECUTION COPY

STOCK PURCHASE AGREEMENT

dated as of July 30, 2010

by and among

PACKETVIDEO CORPORATION,

NEXTWAVE WIRELESS INC.,

NEXTWAVE BROADBAND INC.

and

NTT DOCOMO, INC.

A - 1

i

(continued)

Page
	(w)	Environmental, Health and Safety Matters	19
	(x)	Customers	19
	(y)	SEC Filings	20
	(z)	Solvency	20
	(aa)	Fairness Opinion	20
	(bb)	Disclosure	20
5.	REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF THE PURCHASER		20
	(a)	Organization, Good Standing and Qualification	21
	(b)	Authority	21
	(c)	No Conflicts	21
	(d)	Purchase for Own Account	21
	(e)	Investment Experience	21
	(f)	Status of the Purchaser	22
	(g)	Reliance Upon the Purchaser’s Representations	22
	(h)	Receipt of Information	22
	(i)	Restricted Securities	22
	(j)	Legends	23
6.	PRE-CLOSING COVENANTS		23
	(a)	Conduct of Business Prior to the Closing	23
	(b)	Access to Information	24
	(c)	Notice of Certain Events	24
	(d)	Governmental Approvals and Consents	25
	(e)	Approval of Parent’s Stockholders	26
	(f)	Settlement of Working Capital	27
	(g)	Communication with Employees	27
7.	CERTAIN POST-CLOSING COVENANTS		27
	(a)	Certain Tax Matters	27
	(b)	Non-competition; Non-solicitation	28
	(c)	Confidentiality	30

(continued)

Page
	(d)	Company Information and Parent and Seller Information	30
	(e)	Proposed Management and Employee Retention Plan	31
8.	INDEMNIFICATION		31
	(a)	Survival of Representations and Warranties	31
	(b)	Indemnification Provisions for the Purchaser’s Benefit	31
	(c)	Indemnification Provisions for Parent and Seller’s Benefit	32
	(d)	Exclusive Remedy	32
9.	TERMINATION		32
	(a)	Termination	32
	(b)	Effect of Termination	33
	(c)	Payment of Expenses	34
10.	DEFINED TERMS		34
11.	MISCELLANEOUS		41
	(a)	Successors and Assigns	41
	(b)	Governing Law; Jurisdiction; Waiver of Jury Trial	41
	(c)	Specific Enforcement	42
	(d)	Expenses	42
	(e)	Counterparts	42
	(f)	Headings	42
	(g)	Notices	42
	(h)	Amendments	43
	(i)	Reporting and Publicity	44
	(j)	Waivers	44
	(k)	Replacement of Shares	44
	(l)	Severability	44
	(m)	Entire Agreement	44
	(n)	Further Assurances	44
	(o)	Meaning of “Include” and “Including”	45
	(p)	No Presumption Against Drafting Party	45
	(q)	No Third-Party Beneficiaries	45

(continued)

Page
(r)	Facsimile and E-mail Signatures	45
(s)	Corporate Securities Law	45

Annex A	-	Resigning Directors and Officers of the Company
Exhibit A	-	Officer’s Certificate
Exhibit B	-	Wire Transfer Instructions
Exhibit C	-	Certain Employees of the Purchaser

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of July 30, 2010, by and among PacketVideo Corporation, a Delaware corporation (the “Company”), NextWave Wireless Inc., a Delaware corporation (“Parent”), NextWave Broadband Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Seller”), and NTT DOCOMO, INC. (the “Purchaser” and, together with the Company, Parent and Seller, each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, on July 2, 2009, the Parties entered into a Stock Purchase Agreement (the “2009 Stock Purchase Agreement”) pursuant to which, among other things, Seller agreed to sell, and the Purchaser agreed to purchase, 16,362,500 shares of Class A Common Stock of the Company, par value $0.001 per share (the “Class A Common Stock”), which constituted 100% of the issued and outstanding shares of Class A Common Stock and 35% of the issued and outstanding shares of common stock of the Company;

WHEREAS, in connection with the Parties’ entry into the 2009 Stock Purchase Agreement, the Parties entered into that certain Stockholders’ Agreement dated as of July 2, 2009 (the “Stockholders’ Agreement”) pursuant to which, among other things, the Purchaser was granted the right (but not the obligation) (the “Option”) to purchase all (but not less than all) of the common stock of the Company held by Seller;

WHEREAS, Seller currently holds 30,387,500 shares of Class B Common Stock of the Company, par value $0.001 per share (the “Class B Common Stock”), which constitutes 100% of the issued and outstanding shares of Class B Common Stock and 65% of the issued and outstanding shares of common stock of the Company;

WHEREAS, by a letter dated December 22, 2009, the Purchaser notified Parent and Seller that the Purchaser desires to exercise the Option and thereby purchase all of the 30,387,500 shares of Class B Common Stock held by Seller (the “Purchased Shares”), and by a letter dated June 28, 2010, the Purchaser confirmed in writing to Parent and Seller that the Purchaser still intended to pursue the purchase of the Purchased Shares, as further confirmed by entering into this Agreement;

WHEREAS, pursuant to the Purchaser’s exercise of the Option as evidenced hereby, Seller desires to sell to the Purchaser, and the Purchaser desires to purchase and acquire from Seller, the Purchased Shares subject to the terms and conditions set forth herein; and

WHEREAS, certain capitalized terms are used herein as defined in Article 10 hereof.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. AGREEMENT TO PURCHASE AND SELL SHARES.

(a) Purchase and Sale of the Purchased Shares.  Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase, the Purchased Shares for an aggregate purchase price of $111.6 million (the “Purchase Price”).  The Company, Parent, Seller and the Purchaser have determined and agree that the Purchase Price represents the Fair Market Value (as defined and determined in accordance with the Stockholders’ Agreement) of the Purchased Shares.

(b) Use of Proceeds. The Seller shall apply the “Net Proceeds” (as defined by each Note Agreement) from the sale of the Purchased Shares in accordance with the terms and conditions of the Notes and of the related Note Agreements.

2. CLOSING CONDITIONS.

(a) Conditions to Obligation of the Purchaser at Closing.  The obligation of the Purchaser to purchase the Purchased Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by the Purchaser in writing.

(i) Representations and Warranties.  The representations and warranties of the Company, Parent and Seller contained in Article 4 shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material” or contain a term such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects) as of the Closing with the same effect as if made on and as of the Closing, without giving effect to any supplement to the Disclosure Schedule or any notification given pursuant to Section 6(c) hereof or otherwise, except for representations and warranties which speak as of a specific date or time other than the Closing Date which need only be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material” or contain a term such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects) as of such date or time.

(ii) Performance.  Each of the Company, Parent and Seller shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(iii) Compliance Certificate.  The President(s) of each of the Company, Parent and Seller shall have delivered to the Purchaser at the Closing a certificate certifying that the conditions specified in Section 2(a)(i) and (ii) have been fulfilled.

(iv) Company Secretary’s Certificate.  The Secretary of the Company shall have delivered to the Purchaser at the Closing a certificate and attached thereto (i) a true and correct copy of the Amended and Restated Certificate of Incorporation of the Company as in effect at the time of the Closing (the “Restated Certificate of Incorporation”), (ii) the

Company’s Bylaws as in effect at the time of the Closing, (iii) good standing certificates (including tax good standing) with respect to the Company from the applicable authorities in Delaware and California, dated no more than ten (10) days before the Closing Date, and (iv) resolutions of the Board of Directors of the Company adopting and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated under this Agreement.

(v) Parent Secretary’s Certificate.  The Secretary of Parent shall have delivered to the Purchaser at the Closing a certificate and attached thereto resolutions of the Board of Directors of Parent adopting and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated under this Agreement and resolving to recommend in the Proxy Materials (as defined below) filed with the SEC as promptly as reasonably practicable following the date of this Agreement that the holders of shares of Parent’s capital stock authorize the transactions contemplated hereby.

(vi) Seller Secretary’s Certificate.  The Secretary of Seller shall have delivered to the Purchaser at the Closing a certificate and attached thereto resolutions of the Board of Directors of Seller adopting and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated under this Agreement.

(vii) Qualifications.  All authorizations, approvals or Permits, if any, of any governmental authority or regulatory body of the United States or of any state or country that are required in connection with the lawful sale of the Purchased Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

(viii) Expiration of Waiting Period.  The filings of the Parties pursuant to the HSR Act, if any, shall have been made, and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(ix) Consents.  The Company shall have obtained the consents, Permits and waivers set forth in Schedule 2(a)(ix) hereto.

(x) No Injunction.  No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or government agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement.

(xi) Resignations of Officers and Directors.  The Purchaser shall have received the resignations, effective as of the Closing, of each director and officer of the Company listed on Annex A attached hereto.

(xii) Resignations of James Brailean.  The Purchaser shall have received the resignation, effective as of the Closing, of James Brailean from each and every position he has with Parent, including as an employee.

(xiii) Certain Releases and Documentation.  The Purchaser shall have received evidence reasonably satisfactory to the Purchaser of the following:  (i) the irrevocable and unconditional release and discharge of all Liens on the assets of the Company securing obligations of any members of Parent’s Affiliated Group, and (ii) the delivery of counterparts of the officer’s certificate required under Section 10.4 of each Note Agreement, in the form attached hereto as Exhibit A (or in such other form reasonably agreed to by the Parties), duly executed by an officer of Parent and executed by The Bank of New York Mellon as Agent.

(xiv) Opinion of Seller’s Counsel.  The Purchaser shall have received from Cooley LLP, counsel for the Company, Parent and Seller, an opinion, dated as of the Closing Date, in a form reasonably agreed to by the Parties.

(xv) FIRPTA Certificate.  The Purchaser shall have received from Seller a duly executed certificate of non-foreign status meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2).

(xvi) Stockholder Approval.  The stockholders of Parent shall have, by the Required Parent Stockholder Vote, adopted and approved this Agreement and authorized the sale of the Purchased Shares.

(b) Conditions to Obligations of Seller at Closing.  The obligations of Seller to sell the Purchased Shares to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by it.

(i) Representations and Warranties.  The representations and warranties of the Purchaser contained in Article 5 shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material” or contain a term such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects) as of the Closing with the same effect as if made on and as of the Closing, except for representations and warranties which speak as of a specific date or time other than the Closing Date which need only be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material” or contain a term such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects) as of such date or time.

(ii) Performance.  The Purchaser shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(iii) No Injunction.  No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or government agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement.

(iv) Qualifications.  All authorizations, approvals or Permits, if any, of any governmental authority or regulatory body of the United States or of any state or country that are required in connection with the lawful sale of the Purchased Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

(v) Expiration of Waiting Period.  The filings of the Parties pursuant to the HSR Act, if any, shall have been made, and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(vi) Stockholder Approval.  The stockholders of Parent shall have, by the Required Parent Stockholder Vote, adopted and approved this Agreement and authorized the sale of the Purchased Shares.

(vii) Indebtedness.  Except for Indebtedness to be repaid in accordance with Section 6(f), all Indebtedness owed by the Company or any of its Subsidiaries to Parent or Seller or any of their other Affiliates, as identified on Schedule 4(s), as such schedule may be updated through and including the Closing Date, shall have been repaid in full, and upon such repayment in full, the agreements evidencing any such Indebtedness shall be terminated and of no further force or effect as of the Closing Date.

(viii) 2009 Transaction Agreements. The Stockholders’ Agreement shall have been terminated and of no further force or effect, as effected pursuant to a termination agreement reasonably satisfactory to the Parties, and the Registration Rights Agreement shall have been amended to remove Seller as a party thereto and to extinguish all rights and obligations of Seller thereunder, as effected pursuant to an amendment agreement reasonably satisfactory to the Parties.

3. CLOSING.

(a) The closing of the purchase and sale of the Purchased Shares (the “Closing”) shall take place at the offices of Seller at 10350 Science Center Drive, Suite 210, San Diego, California 92121 on the fifth (5th) Business Day following the satisfaction or waiver of the conditions described in Article 2 hereof or at such other time or place as the Parties may mutually agree.  The date of the Closing is referred to herein as the “Closing Date.”

(b) At the Closing, against full payment of the Purchase Price for the Purchased Shares, by wire transfer of immediately available funds by the Purchaser to The Bank of New York, as collateral agent for and representative of the holders of the Notes, for the benefit of Seller in accordance with the wire transfer instructions attached hereto as Exhibit B, which wire transfer shall constitute full and final payment of the Purchase Price to Seller, Seller shall deliver to the Purchaser one or more stock certificates registered in the name of Seller, representing the Purchased Shares and bearing the legends set forth in Section 5(j) herein, duly endorsed in blank or accompanied by a stock assignment separate from certificate duly executed in blank.  Closing documents may be delivered by facsimile or by electronic mail.

4. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF PARENT, SELLER AND THE COMPANY.

The Company, Parent and Seller each hereby represents and warrants to the Purchaser that, except as disclosed in the disclosure schedule delivered to Purchaser in connection herewith (the “Disclosure Schedule”), which exceptions shall be deemed to be part of and qualify the representations and warranties made hereunder, the following representations and warranties are true and correct in all respects as of the date hereof (or such other date and time specified in a representation and warranty), and they will be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material” or contain a term such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) will be true and correct in all respects) as of the Closing Date, except as otherwise indicated.  The Disclosure Schedule shall be arranged with specific reference to the Section or subsection of this Article 4 to which the information stated in such Disclosure Schedule relates (provided, however, that any disclosure contained in any section of the Disclosure Schedule shall be deemed to be disclosed with respect to any other Section or subsection of this Article 4 only to the extent that it is reasonably and readily apparent that such disclosure is applicable to such other Section or subsection of this Article 4).

(a) Organization, Good Standing and Qualification.  Each of the Company, Parent and Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted.  Each of the Company, Parent and Seller is duly qualified or authorized to do business and is in good standing in each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

(b) Capitalization.  The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, consisting of 18,000,000 shares of Class A Common Stock, 16,362,500 shares of which are issued and outstanding, and 57,000,000 shares of Class B Common Stock, of which 30,387,500 shares are issued and outstanding and owned by Seller and 16,362,500 shares of Class B Common Stock are reserved for issuance upon conversion of the outstanding shares of Class A Common Stock, and all of such outstanding shares of Common Stock have been duly authorized and are validly issued, are fully paid and nonassessable.  All of the Purchased Shares are free of all Liens (including any option, right of first refusal, proxy, voting trust or agreement, or Transfer restriction under any stockholder or similar agreement) and restrictions on Transfer other than restrictions on Transfer under applicable federal and state securities Laws and under the 2009 Transaction Documents.  All outstanding shares of capital stock of the Company were issued in compliance with all applicable federal and state securities Laws.  No shares of preferred stock are authorized, issued or outstanding, and no shares of Common Stock or preferred stock are held by the Company in its treasury.  The Company has reserved 8,250,000 shares of Class B Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2009 Equity Incentive Plan duly adopted by the Company’s Board of Directors and approved by the Company’s stockholders.  Of such reserved shares of Common Stock, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 6,364,300 shares have been granted and are currently outstanding, and 1,885,700 shares of Class B Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the 2009 Equity Incentive Plan.  The Company has furnished to the Purchasers complete and accurate copies of the 2009 Equity Incentive Plan and forms of agreements used thereunder.  Except as set forth in this Section 4(b), no awards have been granted under the 2009 Equity Incentive Plan, and, except as set forth in the 2009 Transaction Documents, there is no existing option, warrant, call, right or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or Transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company.  Schedule 4(b) sets forth the capitalization of the Company as of the date of this Agreement, including the number of shares of the following: (i) issued and outstanding Class A Common Stock and Class B Common Stock, including, with respect to restricted Class B Common Stock, if any, vesting schedule and repurchase price; (ii) issued stock options, including vesting schedule and exercise price; (iii) stock options not yet issued but reserved for issuance; and (iv) warrants and other stock purchase rights, if any.  Except as set forth in the 2009 Transaction Documents, none of the Company, Parent and Seller is a party to any voting trust or other Contract with respect to the voting, redemption, sale, Transfer or other disposition of the capital stock of the Company other than the 2009 Transaction Documents.

(c) Authority; Noncontravention.

(i) Each of the Company, Parent and Seller has all necessary corporate power, authority and legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated herein, subject to the terms and conditions set forth herein (collectively, the “Transactions”).  The execution and delivery of this Agreement, the performance by the Company, Parent and Seller of their respective obligations hereunder, and the consummation by the Company, Parent and Seller of the Transactions, have been duly authorized and approved by such Party’s board of directors and no other corporate action on the part of such Party is necessary to authorize the execution, delivery and performance by such Party of this Agreement and the consummation of the Transactions, except for (A) the approval of this Agreement by the Required Parent Stockholder Vote and (B) the requisite approvals contemplated by Section 4(c)(i).  This Agreement has been duly and validly executed and delivered by the Company, Parent and Seller and, assuming due authorization, execution and delivery hereof and thereof by the Purchaser, constitutes legal, valid and binding obligations of each of the Company, Parent and Seller, enforceable against such Party in accordance with its terms, except that such enforceability (x) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (y) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

(ii) None of the execution and delivery of this Agreement by the Company, Parent and Seller, the consummation by the Company, Parent and Seller of this Agreement, or compliance by the Company, Parent and Seller with any of the terms or provisions of this Agreement, will conflict with or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of such Party to make any material payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of such Party or any Subsidiary of such Party under, any provision of (A) the certificate of incorporation and bylaws or other comparable organizational documents of such

Party, (B) any Contract or Permit to which such Party or any Subsidiary of such Party is a party or by which any of the properties or assets of such Party or any or any Subsidiary of such Party are bound, (C) any Order of any Governmental Authority applicable to such Party or any Subsidiary of such Party or any of the properties or assets of such Party or any Subsidiary of such Party, or (D) any applicable Law; except in the cases of clauses (B) and (C) for any conflict, violation, default, loss of benefit, or right of termination, cancellation or acceleration that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii) Company Board Actions.  The boards of directors of Parent, Seller and the Company, at respective meetings duly called and held, have (A) determined that the Transactions are fair to, and in the best interests of, Parent, Seller and the Company, respectively, and their respective stockholders, (B) declared the advisability of and duly approved this Agreement and the Transactions, (C) in the cases of Parent and Seller, resolved to recommend that their respective stockholders authorize the Transactions, and (D) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state Takeover Law or similar Law that might otherwise apply to the Transactions, and, as of the date hereof, none of the aforesaid actions by the boards of directors of Parent, Seller or the Company have been amended, rescinded or modified.

(d) Valid Issuance of Purchased Shares.

(i) The Purchased Shares are duly authorized, validly issued, fully paid, nonassessable, and free of all Liens, except Liens in favor of holders of the Notes, and restrictions on Transfer other than restrictions on Transfer under applicable federal and state securities Laws and under the 2009 Transaction Documents.  Based in part upon the representations of the Purchaser in Article 5, the Purchased Shares, upon transfer to the Purchaser, shall have been transferred in compliance with all applicable federal and state securities Laws and free of all Liens.

(ii) The Purchase Price represents the Agreed Valuation (as defined in the Stockholders’ Agreement) of the Purchased Shares.

(e)Consents.  No consent, waiver, approval, Order, Permit or authorization of, or filings, declarations or registrations with, or notification to, any Person or Governmental Authority is required in connection with the execution and delivery of this Agreement by the Company, Parent or Seller, the compliance by the Company, Parent and Seller with any of the provisions hereof or the consummation by the Company, Parent or Seller of the Transactions, except for (i) the filing with the SEC of the Proxy Materials and such reports under Section 13 or 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions, (ii) compliance with and filings pursuant to the HSR Act, (iii) those consents and filings set forth on Schedule 4(e) and Schedule 2(a)(ix), and (iv) such consents, waivers, approvals, Orders, Permits, or authorizations of, or filings, declarations or registrations with, or notifications to any Person or Governmental Authority that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Financial Statements; Accounts Receivable; Undisclosed Liabilities.

(i) True, correct and complete copies of (i) the unaudited consolidated financial statements of the Company and its Subsidiaries as of and for the years ending December 27, 2008 and December 31, 2009, each of which include a statement of cash flows and statement of operations for such fiscal year and a balance sheet as at the last day thereof and (ii) the unaudited consolidated financial statements of the Company and its Subsidiaries as of and for the five-month period ending May 29, 2010, which include a statement of cash flows and statement of operations for such five-month period and a balance sheet (the “Balance Sheet”) as of the last day thereof (the “Balance Sheet Date”), are attached hereto as Schedule 4(f)(i) (the financial statements referred to in this clause (ii) are the “Interim Financial Statements,” and, collectively, the financial statements referred to in clause (i) above and this clause (ii) are the “Financial Statements”).  Each of the Financial Statements (x) has been prepared in accordance with the books and records of the Company, (y) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (z) presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates for the periods indicates and for the respective periods indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes that will not, individually or in the aggregate, be material.  The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(ii) All accounts receivable of the Company and its Subsidiaries that are reflected on the Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing Date (which reserves are believed by the Company to be adequate in all material respects and calculated consistent with past practice).

(iii) Neither the Company nor any of its Subsidiaries has any Indebtedness, Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected in or reserved against or otherwise described on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except Indebtedness, Liabilities and obligations (A) as and to the extent fully reflected in, reserved against or otherwise described in the balance sheets included in the Financial Statements, (B) liabilities incurred for legal and transactional expenses in connection with the Transactions or this Agreement, (C) incurred after the Balance Sheet Date in the Ordinary Course of Business, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect, or (D) liabilities pursuant to any Material Contract (as defined in Section 4(s) below) to which a Company or any of its Subsidiaries is a party or any Contract entered into by the Company or any of its Subsidiaries in the Ordinary Course of Business (except to the extent any such liability would not be ascertainable by reference to such Contract).  Since the Balance Sheet Date, neither the Company nor any of its

Subsidiaries has failed to promptly pay and discharge any current Liabilities except where disputed in good faith by appropriate proceedings, and has not accelerated the collection of any accounts receivable.

(g) Brokers and Other Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company, Parent or Seller in connection with the Transactions, and no Person is entitled to any fee or commission or like payment in respect thereof.

(h)Absence of Certain Changes or Events.  Since the Balance Sheet Date, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.  Since the Balance Sheet Date, the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the Ordinary Course of Business.  Without limiting the generality of the foregoing, since the Balance Sheet Date, except as contemplated by the Transactions or this Agreement:

(i) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of or other ownership interest in the Company or any of its Subsidiaries;

(ii) neither the Company nor any of its Subsidiaries has made any loan (other than advances of compensation) to, or entered into any other material transaction (other than employment-related transactions) with, any of its Affiliates, directors, officers or employees other than in the Ordinary Course of Business;

(iii) neither the Company nor any of its Subsidiaries has mortgaged, pledged or been subjected to any Lien (other than the Permitted Exceptions) on any of its material assets, or acquired any material assets or sold, assigned, conveyed, leased or otherwise disposed of or Transferred any material assets of the Company or any Subsidiary, except for assets acquired or sold, assigned, conveyed, leased or otherwise disposed of or Transferred in the Ordinary Course of Business;

(iv) neither the Company nor any of its Subsidiaries has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $100,000 in the aggregate;

(v) neither the Company nor any of its Subsidiaries has assigned, granted any exclusive license or sublicense of any rights under or with respect to, or otherwise Transferred, any material Intellectual Property, except non-exclusive licenses granted in the Ordinary Course of Business;

(vi) neither the Company nor any of its Subsidiaries has received notice of, instituted or settled any material Proceeding;

(vii) there has been no change made or authorized in the certificate of incorporation, bylaws or other comparable organizational documents of the Company or any of its Subsidiaries except as expressly contemplated by this Agreement;

(viii) neither the Company nor any Subsidiary has issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock except to the Purchaser pursuant to this Agreement or under the Company’s 2009 Equity Incentive Plan;

(ix) none of Company or any of its Subsidiaries has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4(h).

(i) Legal Proceedings.  Except for matters that have not had or would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, Parent or Seller threatened legal, administrative, arbitral or other Proceeding against, or governmental or regulatory investigation of, the Company or any of its Subsidiaries (or to the Knowledge of the Company, Parent or Seller, pending or threatened, against any of the officers, directors or employees of the Company or any of its Subsidiaries with respect to their business activities on behalf of the Company), or to which the Company or any of its Subsidiaries is otherwise a party before any Governmental Authority, nor is there any Order imposed (or, to the Knowledge of the Company, Parent or Seller threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority.  To Knowledge of the Company, Parent or Seller, there is no action, suit, proceeding, hearing or investigation that is expected to be brought against Company or any Subsidiary that would have or would reasonably be expected to have a Material Adverse Effect.

(j) Compliance with Laws, Permits.

(i) The Company and each of its Subsidiaries is in compliance in all material respects with all Laws and Permits applicable to it, any of its properties or other assets or any of its businesses or operations, except for any noncompliance with Permits that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ii) The Company and each of its Subsidiaries hold all material Permits necessary for the lawful conduct of their respective businesses as they are now being conducted and as currently proposed by their respective managements to be conducted, and each such material Permit is in full force and effect and will continue to be in full force and effect on identical terms upon the consummation of the Transactions, other than any Permits the failure of which to remain in full force and effect would not reasonably be expected to have a Material Adverse Effect.

(iii) There is no term or provision of any Law or Order applicable to or binding upon the Company, that has had or would reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Company, Parent or Seller, none of the employees of the Company or any of its Subsidiaries is in violation of any contract or covenant (either with the Company or with another entity) relating to employment, patent, other proprietary information disclosure, non-competition, or non-solicitation, other than any such violations that would not reasonably be expected to have a Material Adverse Effect.

(k) Compliance with Securities Laws.  Subject to the accuracy of the representations made by the Purchaser in Article 5 hereof, the offer and transfer of the Purchased Shares to the Purchaser is exempt from the registration and prospectus delivery requirements of the Securities Act.  Neither the Company, nor any of its Subsidiaries or Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising, including but not limited to, advertisement, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, in connection with the offer and sale of the Purchased Shares.

(l) No Integrated Offering.  None of the Company, its Subsidiaries, any of their Affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration or qualification of any of the Purchased Shares under the Securities Act or cause the offering of the Purchased Shares to be integrated with prior or concurrent offerings by the Company for purposes of the Securities Act.  None of the Company, its Subsidiaries, their Affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration or qualification of any of the Purchased Shares under the Securities Act or cause the offering of the Purchased Shares to be integrated with any other offering.

(m) Subsidiaries.  Schedule 4(m) sets forth each Subsidiary of the Company and the jurisdiction in which each such Subsidiary is incorporated or organized, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner thereof.  Each Subsidiary of the Company is a duly organized and validly existing corporation or other entity in good standing under the Laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except for such jurisdictions in which the failure to be qualified and in good standing would not have a Material Adverse Effect.  Each Subsidiary of the Company has all requisite corporate or entity power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted.  The outstanding shares of capital stock or equity interests of each Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable and were issued in compliance with all applicable securities Laws, and all such shares or other equity interests represented as being owned by the Company are owned by it free and clear of any and all Liens (including any option, right of first refusal, proxy, voting trust or agreement, or Transfer restriction under any stockholder or similar agreement) except as set forth in Schedule 4(m). No shares of capital stock are held by any Subsidiary of the Company as treasury stock.  There is no existing option, warrant, call, right or Contract of any character to which any Subsidiary of the Company is a party requiring, and there are no securities of any Subsidiary of the Company outstanding which upon conversion or exchange would require, the issuance, sale or other Transfer of any additional shares of capital stock or other equity interests of any Subsidiary of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity interests of any Subsidiary of the Company.  Other than the Subsidiaries of the Company, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any shares of capital stock or equity or ownership interests in, any other Person (collectively, “Third-Party Interests”).  Neither the Company nor any Subsidiary of the Company have any rights to, or are bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third-Party Interests or to make any investment in any Person.

(n) Corporate Records.

(i) The Company has delivered to the Purchaser true, correct and complete copies of the certificates of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational, documents of the Company and each of its Subsidiaries.

(ii) The minute books of the Company and each of its Subsidiaries previously made available to the Purchaser contain true, correct and complete records of all meetings and accurately, reflect in all material respects all other corporate action of the stockholders and board of directors (including committees thereof) of the Company and its Subsidiaries.  The stock certificate books and stock transfer ledgers of the Company and its Subsidiaries previously made available to the Purchaser are true, correct and complete.  All stock transfer Taxes levied or payable with respect to all Transfers of shares of the Company and its Subsidiaries prior to the date hereof have been paid and appropriate transfer Tax stamps affixed.

(o) Taxes.  Except as set forth on Schedule 4(o):

(i) The Company and each of its Subsidiaries has filed all Tax Returns that were required to be filed by it.  All such Tax Returns are true, correct and complete in all material respects and the Company has maintained, to the extent required, documentation supporting all positions taken thereon.  The Company and each of its Subsidiaries has timely paid all Taxes which were required to be paid by it.  The amount shown on the Financial Statements as provision for Taxes is sufficient for payment of all accrued and unpaid Taxes for the period then ended and all prior periods.

(ii) Subsequent to July 19, 2005, neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group filing a Consolidated Tax Return, other than an Affiliated Group of which Parent is the parent corporation.  Each such Affiliated Group of which Parent is the parent corporation has filed all Consolidated Tax Returns that were required to be filed by it for each taxable period during which any of the Company or any of its Subsidiaries was a member of such Affiliated Group.  All such Consolidated Tax Returns are true, correct and complete in all material respects and Parent has maintained, to the extent required by applicable Laws, documentation supporting all positions taken thereon to the extent relating to the Company or any of its Subsidiaries.  Subsequent to July 19, 2005, each such

Affiliated Group of which Parent is the parent corporation has timely paid all Taxes which were required to be paid by it for each taxable period during which any of the Company or any of its Subsidiaries was a member of such Affiliated Group.  Neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement (whether or not written).  Neither the Company nor any of its Subsidiaries has any liability for the Taxes of another Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Tax Law), as a transferee or successor, by contract, or otherwise.

(iii) Except as set forth in Schedule 4(o)(iii), none of the Company’s or any of its Subsidiaries’ federal or state income Tax Returns or other material Tax Returns have been audited or examined by any Taxing Authority, and no controversy with respect to Taxes of any type in a material amount is pending or, to the Knowledge of the Company, Parent or Seller, threatened with regard to the Company or any of its Subsidiaries.  Except as set forth in Schedule 4(o)(iii), there have been no audits or other examinations of any of the Consolidated Tax Returns filed by any Affiliated Group for any taxable period during which any of the Company or any of its Subsidiaries was a member of such Affiliated Group, and no controversy with respect to Taxes of any type in a material amount is pending or, to the Knowledge of the Company, Parent or Seller, threatened with regard to such Affiliated Group.

(iv) The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(v) No claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(vi) There are no outstanding assessments, claims or deficiencies for any material amount of Taxes of the Company or any of its Subsidiaries that have been proposed, asserted or assessed. No issue has been raised by a Taxing Authority in any prior examination of the Company or any of its Subsidiaries which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency of Taxes in a material amount for any subsequent taxable period.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(vii) None of the Transactions will give rise to any withholding obligation under any provision of Law (including Section 1445 of the Code).

(viii) For purposes of this Section 4 (o) , any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated into the Company or any of its Subsidiaries, respectively.

(p) Property and Assets.  The Company and each of its Subsidiaries has good and marketable title to all of the tangible properties and assets that each purports to own, including all tangible properties and assets reflected in the Financial Statements, except those disposed of since the Balance Sheet Date in the Ordinary Course of Business, and none of such properties or assets is subject to any Lien other than the Permitted Exceptions.  Neither the Company nor any of its Subsidiaries owns any real property.

(q) Intellectual Property.

(i) The Company and its Subsidiaries own or otherwise have (or believes in good faith they can acquire on commercially reasonable terms) sufficient rights in and to all Intellectual Property used in and necessary to conduct the business of the Company and its Subsidiaries as now being conducted and as currently proposed by its management to be conducted.

(ii) All Owned Registered IP (other than patents and patent applications) which is material to the business of the Company or any of its Subsidiaries as now being conducted is owned entirely by the Company and its Subsidiaries, is valid and subsisting, and all patents and patent applications owned by the Company or any of its Subsidiaries which are material to the business of the Company or any of its Subsidiaries as now being conducted are owned entirely by the Company and its Subsidiaries and, to the Knowledge of the Company are valid and subsisting.  All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof in connection with the Owned Registered IP (other than any Owned Registered IP that has been intentionally abandoned by the Company) have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Owned Registered IP in full force and effect, except where the failure to timely pay such fees or timely file such documents would not have a Material Adverse Effect.

(iii) The Company is not a party to any action, suit or proceeding, and is not asserting any claim, against any Person for infringing or misappropriating any of the Company’s or any of its Subsidiaries’ Intellectual Property.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing or misappropriating the Intellectual Property rights of any other Person.  No claim or demand is pending, or to the Knowledge of the Company, threatened against the Company or any Subsidiary that challenges the validity, enforceability, use or exclusive ownership of any of Intellectual Property or alleges any infringement, misappropriation, violation, or unfair competition or trade practices (including, without limitation, any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property of any third party).  None of the Company’s or any of its Subsidiaries’ owned Intellectual Property is subject to any outstanding Order that restricts in any manner the use, Transfer or licensing thereof by the Company or any of its Subsidiaries or affects the validity, use or enforceability of any such Intellectual Property, except for any restriction that would not have a Material Adverse Effect.

(iv) The Company and its Subsidiaries have executed written agreements with all of their employees who have contributed to the development of the Intellectual Property of the Company and its Subsidiaries, in which such employees have assigned or agreed to assign to the Company or its Subsidiaries all their rights in and to all material Intellectual Property they may develop for the Company in the course of their employment pursuant to the terms of such agreements, except where the failure to have any such agreement would not have a Material Adverse Effect.  The Company and its Subsidiaries have executed written agreements with all consultants and contractors who have been retained in connection with the development of material Intellectual Property by which the consultants and contractors have assigned to the Company or its Subsidiaries all their rights in and to such material Intellectual Property and agreed to confidentiality provisions in such agreements, except where the failure to have such agreements would not have a Material Adverse Effect.

(v) No government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Intellectual Property owned by the Company or any of its Subsidiaries where, as a result of such funding or the use of such facilities, the government or any university, college, other educational institution or research center has any rights in such Intellectual Property owned by the Company.

(r) Insurance.  The Company and each of its Subsidiaries has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.  All such insurance policies are in force and effect, and the Company and each of its Subsidiaries has timely paid all applicable premiums thereunder.  Except as set forth on Schedule 4(r), to the Knowledge of the Company, Parent and Seller, no event relating to the Company or any of the Subsidiaries has occurred which would reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which would reasonably be expected to result in a prospective upward adjustment in such premiums.

(s) Material Contracts and Obligations.

(i) The Company has made available to the Purchaser copies of all of the following Contracts (or written summaries in the case of oral Contracts) to which the Company or any of its Subsidiaries is a party or by which it is bound (but only to the extent material): (A) all material Contracts to which Parent, Seller or any of their Affiliates (other than Company and the Company’s Subsidiaries), or any stockholder, officer, director or “associate” (as such term is defined in the rules and regulations promulgated under the Securities Act) of any such Person, is a party, (B) all indenture, loan or credit agreements, note agreements, deeds of trust, mortgages, security agreements, promissory notes and other Contracts relating to or evidencing Indebtedness, (C) all Contracts granting any option to purchase assets, or acquire an exclusive license, preemptive right, right of first refusal or similar right to any Person, (D) all covenants not to compete or similar restriction on its ability to conduct a business and any standstill agreements, (E) all agreements to register securities under the Securities Act, and (F) all Contracts with the five (5) largest customers (based on net sales by the Company and its Subsidiaries) of the Company and its Subsidiaries, taken as a whole, for the most recently completed fiscal year and for the period beginning on January 3, 2010 and ending on the Balance Sheet Date (the Contracts described in clauses (A) through (F) above, collectively referred to as the “Material Contracts”).  To the Knowledge of the Company, all of the Material Contracts are valid, binding and in force and effect on the Company.  Neither the Company nor any of its Subsidiaries is in default under any material provision of any of such Material Contracts, except where any such default would not have a Material Adverse Effect.

(ii) As of the date hereof, neither the Company nor any of its Subsidiaries has received any written communication from any other party to the Material Contracts stating that such other party has decided or plans to terminate or otherwise discontinue such Contract and, to the Knowledge of the Company, no other party to any such Material Contract is in default under any provision thereof, except in each case where such termination or discontinuance or default would not have a Material Adverse Effect.

(iii) None of the Company or any of its Subsidiaries is a party to or bound by any guaranty of Indebtedness of another Person.

(iv) Schedule 4(s) attached hereto describes in reasonable detail all Indebtedness owed by the Company or any of its Subsidiaries to Parent or Seller or any of their other Affiliates.

(t) Employee Benefits.

(i) The Company has made available to the Purchaser accurate and complete copies of all Company Plan documents.  Neither the Company nor any Subsidiary nor any ERISA Affiliate has ever maintained or contributed to any “defined benefit plan” as defined in Section 3(35) of ERISA, nor do any of them have a current or contingent obligation to contribute to, or Liability with respect to, any “multiemployer plan” (as defined in Section 3(37) of ERISA), or any multiple employer plan within the meaning of ERISA Section 210 or Code Section 413(c), or any “multiple employer welfare arrangement” (as defined in ERISA Section 3(40)).  No Company Plan is subject to Section 412 of the Code.

(ii) The Company Plans have been operated, administered and maintained in all material respects in accordance with their terms and applicable Law.  Each Company Plan intended to be qualified under Section 401(a) of the Code and any related trust thereunder intended to be exempt from federal income taxation under Section 501(a) of the Code has either (A) applied for a favorable determination letter, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response, (B) obtained at least one favorable determination, notification, advisory and/or opinion letter, as applicable, on which the Company is entitled to rely, as to its qualified status from the IRS, or (C) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination, and nothing has occurred with respect to the operation of such Company Plan that would reasonably be expected to cause the revocation of such most recent determination (if any), or the imposition of any Liability, penalty or tax under ERISA or the Code, except where any failure to comply has not had, nor reasonably would be expected to have, a Material Adverse Effect.

(iii) None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any dependent of a participant, except as may be required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, and the regulations thereunder, or as may be required under the American Recovery and Reinvestment Act of 2009, Title III, Section 3001, and except at the expense of the participant or the participant’s dependent(s).

(iv) Except as set forth on Schedule 4(t)(iv) or as otherwise contemplated by this Agreement or the Transactions contemplated hereby, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (A) result in any payment becoming due to any Company employee, (B) increase any benefits otherwise payable under any Company Plan, or (C) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan.

(u) Labor.

(i) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of its Subsidiaries.

(ii) No Employees are represented by any labor organization.  No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, Parent and Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal.  To the Knowledge of the Company, Parent and Seller, there is no organizing activity involving the Company or any of its Subsidiaries pending or threatened by any labor organization or group of employees of the Company or any of its Subsidiaries.

(iii) There are no (A) strikes, work stoppages, slowdowns, lockouts or arbitrations or (B) material grievances or other labor disputes pending or, to the Knowledge of the Company, Parent and Seller, threatened against or involving the Company or any of its Subsidiaries.  To the Knowledge of the Company, Parent and Seller, there are no unfair labor practice charges, grievances or complaints pending or threatened by or on behalf of any employee or group of employees of the Company that would be reasonably expected to have a Material Adverse Effect.

(iv) There are no complaints, charges or claims against the Company or any of its Subsidiaries pending with any Governmental Authority, or, to Knowledge of the Company, Parent and Seller, that have been threatened in writing to be brought or filed, with any Governmental Authority based on, or arising out of, the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended) with respect to the Company or any of its Subsidiaries within the six (6) months prior to Closing.

(v) To the Knowledge of the Company, Parent and Seller, none of the officers or employees listed on Schedule 4(u)(v) intends to terminate his or her employment with the Company, and the Company does not have a present intention to terminate the employment of any such officer or employee.

(v) Related-Party Transactions.  Schedule 4(v) lists all material Contracts to which the Company, on the one hand, and Parent, Seller or any of their Affiliates (other than Company and the Company’s Subsidiaries), or any stockholder, officer, director or “associate” (as such term is defined in the rules and regulations promulgated under the Securities Act), on the other hand, are parties.  Except as set forth in Schedule 4(v) or as otherwise contemplated by the Transactions, the 2009 Transaction Documents or this Agreement, to the Knowledge of the Company, no director or officer of the Company or any of its Subsidiaries (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person (excluding Parent, Seller or any of their Affiliates) which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries, (B) engaged in a business related to the business of the Company or any of its Subsidiaries, or (C) a participant in any transaction to which the Company or any of its Subsidiaries is a party, or (ii) is a party to any Contract with the Company or any of its Subsidiaries.

(w) Environmental, Health and Safety Matters.

(i) Except as set forth on Schedule 4(w), the Company and its Subsidiaries are in compliance in all material respects with all Environmental, Health and Safety Requirements.

(ii) Except for such matters which have not resulted and would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any notice, claim, subpoena, or report from any Person (A) alleging any violation by such entity of any Environmental, Health and Safety Requirements, (B) asserting any claim that the Company or any of its Subsidiaries is liable to conduct any investigatory, remedial or corrective actions under Environmental, Health and Safety Requirements at any real property formerly or currently occupied by the Company or any of its Subsidiaries, or (C) asserting any other liability under Environmental, Health and Safety Requirements.

(iii) The Company has furnished or made available to the Purchaser all environmental audits, reports and other material environmental documents (including, without limitation, Phase I and Phase II site assessments) that are in its possession or under its reasonable control and relate to the Company or any of its Subsidiaries or their operation of any facilities or real property ever owned, operated or leased by the Company or any of its Subsidiaries.

(x) Customers.   Schedule 4(x) sets forth a true and complete list of the five (5) largest customers (based on net sales by the Company and its Subsidiaries) of the Company and its Subsidiaries, taken as a whole, for the most recently completed fiscal year and sets forth opposite the name of each such customer the percentage of consolidated net sales of the Company and its Subsidiaries, taken as a whole, attributable to such customer and distributor.  Schedule 4(x) also sets forth, for the period beginning on January 3, 2010 and ending on the Balance Sheet Date, a true and complete list of the five (5) largest customers (based on net sales by the Company and its Subsidiaries) of Company and its Subsidiaries, taken as a whole, for the current fiscal year and sets forth opposite the name of each such customer the percentage of consolidated net sales of the Company and its Subsidiaries, taken as a whole, attributable to such customer.

(y) SEC Filings.  Parent’s Annual Reports on Form 10-K for the fiscal years ended December 27, 2008 and January 2, 2010, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to January 2, 2010 under the Securities Act, or under the Exchange Act, in the form filed (collectively, the “SEC Filings”) with the SEC as of the date filed, (i) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the financial statements contained in or incorporated by reference into any such SEC Filing (including the related notes and schedules) fairly presented in all material respects Parent’s financial position and that of its Subsidiaries as of the date of such statement, and each of the consolidated balance sheets, consolidated statements of earnings, consolidated statements of stockholders’ equity and comprehensive income, and consolidated statements of cash flows or equivalent statements in such SEC Filings (including any related notes and schedules thereto) fairly and accurately presented in all material respects, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(z) Solvency.  Seller, individually, is, and the Company, Parent and Seller, taken as a whole on a consolidated basis, are, and after consummating the Transactions will be, Solvent.

(aa) Fairness Opinion.  Parent has received a written opinion from Moelis & Company to the effect that, as of July 28, 2010, based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the Purchase Price is fair, from a financial point of view, to Parent and Seller, and such opinion has not been withdrawn, revoked or modified as of the date of this Agreement.

(bb) Disclosure.  The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser has requested for deciding whether to acquire the Purchased Shares.  To the Knowledge of the Company, no representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished by the Company, Parent or Seller to Purchaser at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

5. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF THE PURCHASER.  The Purchaser hereby represents and warrants to Parent and Seller that the following representations and warranties are true and correct as of the date hereof (or such other date and time specified in a representation and warranty), and they will be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material” or contain a term such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse

Effect”) will be true and correct in all respects) as of the Closing Date, except as otherwise indicated.

(a) Organization, Good Standing and Qualification.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Japan and has all requisite corporate power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.

(b) Authority.  The Purchaser has all necessary corporate power, authority and legal capacity to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery of this Agreement, the performance by the Purchaser of its obligations hereunder, and the consummation by the Purchaser of the Transactions, have been duly authorized and approved by all necessary corporate action of the Purchaser and no other corporate action on the part of such Party is necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transactions.  This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery hereof by each of the Company, Parent and Seller, constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

(c) No Conflicts.  None of the execution and delivery of this Agreement by the Purchaser, the consummation by the Purchaser of the Transactions, or compliance by the Purchaser with any of the terms or provisions of this Agreement, will conflict with or result in a violation of any applicable Law.

(d) Purchase for Own Account.  The Purchased Shares are being acquired for investment for the Purchaser’s own account, not as a nominee or agent, in the ordinary course of business, and not with a view to the distribution thereof.  The Purchaser does not have any agreement or understanding, whether or not legally binding, direct or indirect, with any other Person, to sell or otherwise distribute the Purchased Shares.  Notwithstanding the foregoing, the Parties acknowledge (i) that the Purchaser does not agree to hold any of the Purchased Shares for any minimum or other specific term, and (ii) the Purchaser’s right at all times to sell or otherwise dispose of all or any part of such securities in compliance with applicable federal and state securities Laws and as otherwise contemplated by this Agreement.

(e) Investment Experience.  The Purchaser understands that the purchase of the Purchased Shares involves substantial risk.  The Purchaser has experience as an investor in securities of companies and acknowledges that the Purchaser is able to bear the economic risk of its investment in the Purchased Shares, and has such knowledge and experience in financial or business matters to be capable of evaluating the merits and risks of this investment in the Purchased Shares and protecting the Purchaser’s own interests in connection with this investment.

(f) Status of the Purchaser.  The Purchaser is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.  The Purchaser acknowledges that the Purchased Shares were not offered to the Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which the Purchaser was invited by any of the foregoing means of communications.

(g) Reliance Upon the Purchaser’s Representations; Observance of Foreign Laws.  The Purchaser understands that the transfer of the Purchased Shares to it will not be registered under the Securities Act on the ground that such transfer will be exempt from registration under the Securities Act, and that the Company’s and the Purchaser’s reliance on such exemption is based on the Purchaser’s representations set forth herein.  Purchaser hereby represents that it has satisfied itself as to observance in all material respects of the Laws of Japan in connection with any invitation to subscribe for the Purchased Shares or any use of this Agreement in connection with such invitation, including (i) the material legal requirements within Japan for the purchase of the Purchased Shares, and (ii) any material governmental or other material consents that may need to be obtained for the purchase of the Purchased Shares.  Purchaser’s subscription and payment for and continued beneficial ownership of the Purchased Shares will comply in all material respects with any applicable securities or other Laws of Japan.

(h) Receipt of Information.  The Purchaser has had an opportunity to ask questions and receive answers from the Company, Parent and Seller regarding the terms and conditions of the transfer of the Purchased Shares to the Purchaser and the business, properties, prospects and financial condition of the Company and its Subsidiaries and to obtain any additional information requested and, subject to the accuracy of the representations and warranties of the Company and Parent and Seller in Section 4(y) and 4(aa) hereof, has received and considered all information the Purchaser deems relevant to make an informed decision to purchase the Purchased Shares.  Neither such inquiries nor any other investigation conducted by or on behalf of the Purchaser or its representatives or counsel thereof shall modify, amend or affect the Purchaser’s right to rely on the truth, accuracy and completeness of such information and the representations and warranties of the Company, Parent and Seller, contained in this Agreement.

(i) Restricted Securities.  The Purchaser understands that the Purchased Shares have not been, and will not upon transfer to the Purchaser be, registered under the Securities Act and that the Purchaser may not Transfer any of the Purchased Shares unless (i)(A) they are registered with the SEC and qualified by state authorities, or (B) an exemption from such registration and/or qualification requirements is available, (ii) upon request of the Company, the Purchaser provides an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that the Transfer of the Purchased Shares may be made without registration under the Securities Act or an exemption from such registration and/or qualification requirements is available, and (iii) the transferee agrees to be bound by the terms and conditions of this Agreement that place restrictions on the Purchased Shares.

(j) Legends.  The Purchaser understands that the Purchased Shares and any securities issued in respect of or exchange for the Purchased Shares, may bear one or all of the following legends:

(i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE, MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

(ii) Any legend required by the securities Laws of any state to the extent such Laws are applicable to the Purchased Shares and any securities issued in respect of or exchange for the Purchased Shares represented by the certificate so legended.

6. PRE-CLOSING COVENANTS.

(a) Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed), the Company shall, and Parent and Seller shall use reasonable best efforts to cause the Company to, (x) conduct the business of the Company in the Ordinary Course of Business; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company, except for any failure to so preserve or maintain such organization, business or franchise of the Company or otherwise preserve such rights and other matters that would not be reasonably expected to have a Material Adverse Effect ..  Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall, and Parent and Seller shall use reasonable best efforts to cause the Company to:

(i) preserve and maintain all of the Company’s material Permits;

(ii) pay the Company’s debts, Taxes and other material obligations when due;

(iii) maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(iv) continue without material modification all fire and casualty insurance policies that the Company maintains on the date of this Agreement, except as required by applicable Law;

(v) defend and protect the Company’s material properties and assets from infringement or usurpation in substantially the same manner as the Company has defended and protected such properties and assets prior to the date of this Agreement;

(vi) perform in all material respects all of the Company’s obligations under all material Contracts relating to or affecting the Company’s properties, assets or business;

(vii) maintain the Company’s books and records in accordance with past practice;

(viii) comply in all material respects with all applicable Laws; and

(ix) not agree or commit to do any of the foregoing.

(b) Access to Information.  From the date hereof until the Closing, the Company and its Subsidiaries shall, and Parent and Seller shall use reasonable best efforts to cause the Company and its Subsidiaries to, (i) afford the Purchaser and its representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Company and its Subsidiaries; (ii) furnish the Purchaser and its representatives with such financial, operating and other data and information related to the Company and its Subsidiaries as the Purchaser or any of its representatives may reasonably request; and (iii) instruct the representatives of Seller, the Company and the Company’s Subsidiaries to cooperate with the Purchaser in the Purchaser’s investigation of the Company and the Company’s Subsidiaries.  Any investigation pursuant to this Section 6(b) shall be at the Purchaser’s sole cost and shall be conducted during normal business hours in such manner as not to interfere unreasonably with the conduct of the business of Seller, the Company or the Company’s Subsidiaries.  Except as set forth in Section 8(b)(iv), no investigation by the Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by Seller, Parent or the Company in this Agreement. Purchaser acknowledges that all confidential information provided hereunder shall be subject to the confidentiality provision set forth in Section 1(f) of the Stockholders’ Agreement.

(c) Notice of Certain Events.

(i) From the date hereof until the Closing, Seller shall promptly notify the Purchaser in writing of:

(A)           any fact, circumstance, event or action the existence, occurrence or taking of which (1) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (2) has resulted in, or could reasonably be expected to result in, any material inaccuracy in any representation or warranty made by Parent, Seller or the Company hereunder or (3) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 2(a) to be satisfied;

(B)           any notice or other communication from any Governmental Authority in connection with the Transactions; and

(C)           any Proceeding commenced or, to the Knowledge of the Company, Parent or Seller, threatened against, relating to or involving or otherwise affecting the Company, Parent or Seller that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4(i) or that relates to the consummation of the Transactions.

(ii) Except as set forth in Section 8(b)(iv), the Purchaser’s receipt of information pursuant to this Section 6(c) shall not (A) operate as a waiver of or otherwise affect any representation, warranty, covenant or agreement given or made by Parent, Seller or the Company in this Agreement (including Section 9(a)(ii)), (B) operate as a waiver of or otherwise affect the Purchaser’s right to require that the conditions set forth in Section 2(a) be fulfilled on or before the Closing or the Purchaser’s rights to terminate this Agreement under Section 9(a), or (C) be deemed to amend or supplement the Disclosure Schedule.

(d) Governmental Approvals and Consents.

(i) Each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, including to (A) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation by such Party of the Transactions and (B) promptly after the date of this Agreement, but in any event within ten (10) Business Days after the date of this Agreement, make all necessary filings, and thereafter make any other required submissions, with respect to the Transactions required to be made by such Party under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other applicable Law.  Each Party shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice period under the HSR Act with respect to the Transactions as promptly as possible.  The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(ii) Parent and Seller shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 2(a)(ix) and Section 4(e) of the Disclosure Schedule.

(iii) Without limiting the generality of the Parties’ undertakings pursuant to Sections 6(d)(i) and 6(d)(ii) above, each of the Parties shall use all reasonable best efforts to:

(A)           respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the Transactions;

(B)           avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the Transactions; and

(C)           in the event any Governmental Order adversely affecting the ability of the Parties to consummate the Transactions has been issued, to have such Governmental Order vacated or lifted.

(iv) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Parent and Seller shall, subsequent to the Closing, cooperate with the Purchaser and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.  If such consent, approval or authorization cannot be obtained, Parent and Seller shall use their reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Parent and Seller provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(v) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Transactions (but, for the avoidance of doubt, not including any interactions between Parent, Seller or the Company with any Governmental Authorities in the ordinary course of business thereof, any disclosure which is not permitted by Law, or any disclosure containing confidential information) shall be disclosed to the other Parties, or indirectly to them and restricted to their outside counsel to the extent that the information’s highly confidential nature reasonably requires, in advance of any filing, submission or attendance, and, to the extent reasonably possible, the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals.  Without limiting the generality of the foregoing, each of the Parties, unless prohibited or restricted by Law or any Governmental Authority, shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to a Proposed Exercise and permit the other Parties to review in advance any proposed communication by such Party to any Governmental Authority.  No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting.

(vi) Notwithstanding the foregoing, nothing in this Section 6(d) shall require, or be construed to require, the Purchaser or any of its Affiliates to agree to (A) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of the Purchaser, the Company or any of their respective Affiliates; (B) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to the Purchaser of the Transactions; or (C) any material modification or waiver of the terms and conditions of this Agreement.

(e) Approval of Parent’s Stockholders.

(i) As promptly as reasonably practicable, to the extent the approval of the stockholders of Parent is required pursuant to applicable Law in order to permit the sale of the Purchased Shares hereunder, Parent shall prepare and file with the SEC within ten (10) Business Days of the date of this Agreement the notices to stockholders and proxy materials necessary to solicit the requisite vote of such stockholders at an annual or special meeting of Parent (the “Proxy Materials”), which meeting shall be scheduled for no more than twenty-two (22) Business Days following the date on which the Proxy Materials are sent to Parent’s stockholders.  The Company, Parent, Seller and the Purchaser shall cooperate with each other in connection with the preparation of the Proxy Materials.  Parent will use its commercially reasonable efforts to have the Proxy Materials cleared by any Governmental Authority from which clearance is required by Law as promptly as practicable.  Parent shall as promptly as practicable notify the other Parties of the receipt of any oral or written comments to the Proxy Materials from any applicable Governmental Authority.  Parent shall cooperate and provide the other Parties with a reasonable opportunity to review and comment on the draft of the Proxy Materials (including each amendment or supplement thereto).  If, at any time prior to the Closing Date, any information should be discovered by any Party that should be set forth in an amendment or supplement to the Proxy Materials so that the Proxy Materials would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by Parent with any applicable Governmental Authority and disseminated by Parent to the other Parties.

(ii) Subject to the other provisions of this Agreement, to the extent the approval of the stockholders of Parent is required pursuant to Delaware Law in order to permit the sale of the Purchased Shares hereunder, Parent shall (A) take all action necessary in accordance with Parent’s certificate of incorporation and bylaws and applicable Law to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Materials for the purpose of obtaining the requisite approval of Parent’s stockholders to consummate the Transactions, and (B) use its best efforts to solicit from its stockholders proxies in favor of the approval of the Transactions.

(f) Settlement of Working Capital.  The Company, the Purchaser, Parent and Seller each acknowledge and agree that (x) the Company owes Parent $2.5 million in principal amount (plus interest accrued thereon) under that certain Working Capital and Intercompany Agreement dated June 27, 2009, by and between Parent and the Company, as amended on June 30, 2010 and subject to that certain forbearance letter dated July 13, 2010 (as amended and subject to the forbearance letter, the “Working Capital Agreement”), which shall be repaid by the Company to Parent no later than August 30, 2010, and (y) no further borrowing by the Company from Parent shall occur after the date hereof under the Working Capital Agreement or otherwise under any of the 2009 Transaction Documents.

(g) Communication with Employees.  The Company shall, and Parent and Seller shall cause the Company to, reasonably facilitate communication by the Purchaser with the Company’s employees to enable the Purchaser to communicate to the Company’s employees (including, if requested by the Purchaser, at a meeting with the Company’s employees) the Purchaser’s views and intentions with respect to the operation of the Company’s business after the Closing.

7. CERTAIN POST-CLOSING COVENANTS.

(a) Certain Tax Matters.

(i) Filing of Tax Returns.  Purchaser shall prepare and file or cause to be prepared and filed all Tax Returns for the Company and its Subsidiaries that are filed after the Closing Date, except for Consolidated Tax Returns (as defined in the Stockholders’ Agreement)

that are required to be filed by Parent pursuant to Section 10 of the Stockholders’ Agreement, which Consolidated Tax Returns shall be prepared and filed by Parent in accordance with Section 10 of the Stockholders’ Agreement.  At least fifteen (15) days prior to the due date of any Tax Return that includes a period prior to the Closing Date, the party responsible pursuant to this Section 7(a)(i) for filing the Tax Return (the “Filing Party”) (i.e., either the Purchaser or Parent) shall deliver to the other party (the “Reviewing Party”) (i.e., Parent in the case of a Tax Return to be filed by the Purchaser and to the Purchaser in the case of a Tax Return to be filed by Parent) for their review a draft of such Tax Returns (or in the case of a Consolidated Tax Return, those portions of such Tax Return relating to the Company or any of its Subsidiaries).  The Filing Party shall consider in good faith any comments that the Reviewing Party may have with respect to such Tax Returns (or portions thereof).

(ii) Cooperation on Tax Matters.  Each of the Parties agrees to cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Section 7(a) and any audit, litigation or other proceeding with respect to Taxes of the Company or any of its Subsidiaries for any taxable period beginning prior to the Closing Date.  Such cooperation shall include the retention and (upon the reasonable request of Purchaser or Parent, as the case may be) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and its Subsidiaries, on the one hand, and on the other, Seller and Parent, agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning prior to the Closing Date until the expiration of the statute of limitations applicable thereto (and, to the extent notified by Purchaser or Parent, any extensions thereof), and to abide by all record retention agreements entered into with any taxing authority, and (B) to give Parent or Purchaser, as applicable, reasonable written notice prior to transferring, destroying or discarding any such books and records and, if requested by Parent or Purchaser, as the case may be, Purchaser, Company and its Subsidiaries, on the one hand, and on the other, Seller and Parent, shall allow Parent or Purchaser, as applicable, to take possession of such books and records.  Purchaser and Parent further agree, upon the request of the other Party, to provide such other Party with all information that Parent, Seller or the Company may be required to report pursuant to Sections 6043 or 6043A of the Code or the Treasury Regulations promulgated thereunder.

(iii) Tax Sharing Agreements.  Any tax allocation, tax sharing, tax indemnity or other similar agreement or arrangement (including Section 10 of the Stockholders’ Agreement), whether written or oral, between the Company (or any of its Subsidiaries) and Parent (or any of its other Affiliates) shall be terminated as of the Closing Date and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound thereby or have any liability thereunder.

(b) Non-competition; Non-solicitation.

(i) For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), Parent and Seller shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, anywhere in the world, compete with the Company with respect to the business of development, distribution, sale, provision, license and maintenance of multimedia software and related technology, services and equipment for home and/or mobile devices as currently conducted by the Company and its Subsidiaries (the “Restricted Business”).

(ii) During the Restricted Period, Parent and Seller shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, hire or solicit any employee of the Company or any of its Subsidiaries or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, however, that nothing in this Section 7(b) shall prevent Parent or Seller or any of their respective Subsidiaries from hiring (A) any employee whose employment has been terminated by the Company or any of its Subsidiaries or the Purchaser or (B) after 90 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(iii) During the Restricted Period, Parent and Seller shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any client or customer of the Company to terminate or materially modify its relationship with the Company with respect to the Restricted Business;

(iv) Notwithstanding the foregoing, nothing in this Section 7(b) shall be deemed to restrict Parent or Seller or any of their respective Subsidiaries from managing, operating, marketing or selling the wireless spectrum assets as described in Parent’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2010 or from otherwise engaging in any activity related to the provision of wireless services utilizing such wireless spectrum assets.

(v) If Parent or Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 7(b), the Purchaser and the Company shall have the right to pursue the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Purchaser or the Company under Law or in equity:

(A)           the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to each of the Purchaser and the Company and that money damages may not provide an adequate remedy to the Purchaser or the Company; and

(B)           the right and remedy to recover from Parent and Seller, jointly and severally, all monetary damages suffered by the Purchaser and/or the Company as the result of any acts or omissions constituting a breach of this Section 7(b).

(vi) Each of Parent and Seller acknowledges that the restrictions contained in this Section 7(b) are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the Transactions.  In the event that any covenant or agreement contained in this Section 7(b) should ever be adjudicated to exceed the time or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant or agreement shall be deemed reformed, in such jurisdiction to the maximum time or other limitations permitted by applicable Law.  The covenants and agreements contained in this Section 7(b) and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or agreements or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or agreement or provision in any other jurisdiction.

(c) Confidentiality.  For a period of two (2) years after the Closing, Parent and Seller shall, and shall cause their respective Affiliates (excluding the Company and its Subsidiaries) to, hold, and shall use their reasonable best efforts to cause their respective representatives to hold, in confidence any and all proprietary and confidential information, whether written or oral, concerning the Company, except to the extent that Parent or Seller can show that such information (i) is generally available to or known by the public through no fault of Parent or Seller, or their respective Affiliates (excluding the Company and its Subsidiaries); (ii) is or has been independently conceived by Parent, Seller and their respective Affiliates (excluding the Company and its Subsidiaries) without use of confidential information of the Company; or (iii) is lawfully acquired by Parent or Seller, any of their respective Affiliates or their respective representatives from and after the Closing from sources without a breach of any obligation of confidentiality that such source may have to the Company; provided, however, that Parent and Seller and their respective Affiliates may disclose confidential and proprietary information concerning the Company (A) to its attorneys, accountants, consultants, advisors, employees, directors and other professionals, provided that they are bound by contract, fiduciary duty or otherwise to maintain the confidentiality of such confidential information or (B) as may otherwise be required to be disclosed by Law, provided that, to the extent reasonably practicable, Parent notifies the Company of such proposed disclosure to enable the Company to seek an appropriate protective order and, upon the reasonable request of the Company, Parent agrees to take reasonable steps to cooperate with the Company, as applicable, in connection therewith.

(d) Company Information and Parent and Seller Information. For a period of two (2) years commencing on the Closing Date, (i) upon reasonable request of the Company, Parent and Seller will use commercially reasonable efforts to provide to the Company copies of any historical financial and business records of the Company pertaining to periods prior to the Closing that are within the custody and control of Parent or Seller, respectively, and (ii) upon reasonable request of Parent or Seller, the Company will use commercially reasonable efforts to provide to Parent or Seller, as applicable, copies of any historical financial and business records of Parent or Seller, respectively, pertaining to periods prior to the Closing that are within the custody and control of the Company.  Notwithstanding anything to the contrary in this Section 7(d), no Party shall be required to provide copies of or otherwise disclose any financial or business records or other documents or information where such provision or disclosure would violate or contravene the rights of employees, customers or vendors of the Party receiving the request or any of its Subsidiaries, jeopardize any attorney-client privilege, work product privilege or other similar privilege, or violate or contravene any applicable Law, fiduciary duty or Contract entered into prior to the date of this Agreement, provided that a Party withholding such records, documents or information shall deliver to the requesting Party a written log notifying the requesting Party of the existence of, and the basis for withholding or denying access to, such records, documents or information.

(e) Proposed Management and Employee Retention Plan.  Promptly after the Closing Date (but no later than six (6) months after the Closing), the Company shall diligently prepare proposed forms of written agreements, amendments, plans, policies and other documents as may be necessary to (i) implement 2010 merit increases for the Company’s senior executives, (ii) establish a cash bonus program, (iii) amend the Company’s 2009 Equity Incentive Plan, (iv) establish a severance pay program for the Company’s senior executives, (v) establish long-term incentive and retention bonus programs, (vi) adopt policies pertaining to the Purchaser’s rules and procedures for internal reporting and consultation, and (vii) enter into a management agreement with the Purchaser, in each case as contemplated by and containing the applicable terms and conditions set forth in that certain term sheet dated July 30, 2010 and entitled “PacketVideo Proposed Management and Employee Retention Plan,” as executed by the Purchaser and the Company.  The agreements, amendments, plans, policies and documents prepared by the Company pursuant to this Section 7(e) shall be subject to the review and approval of the Purchaser, which approval shall not be unreasonably withheld or delayed.

8. INDEMNIFICATION.

(a) Survival of Representations and Warranties.  The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of eight (8) months after the Closing Date.  The covenants and other agreements of the Parties set forth herein shall survive the Closing Date until they are otherwise terminated, whether by their terms or as a matter of applicable Law.

(b) Indemnification Provisions for the Purchaser’s Benefit.

(i) Parent and Seller, jointly and severally, shall indemnify, defend and hold harmless the Purchaser, the Purchaser’s Affiliates, and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Purchaser Indemnitees”) from and against the entirety of any Damages any of the Purchaser Indemnitees may suffer, sustain or become subject to (including any Damages a Purchaser Indemnitee may suffer, sustain or become subject to after the end of any applicable survival period, provided that the Purchaser makes a written claim for indemnification within the applicable survival period) resulting from, arising out of, or caused by (A) any inaccuracy or breach of any representation or warranty of the Company, Parent or Seller contained in Article 4 of this Agreement; or (B) any breach of any covenant or agreement of the Company, Parent or Seller contained in Sections 1(b) or 6(e).

(ii) The indemnification obligations of Parent and Seller under Section 8(b)(i) hereof shall in no event exceed $8.0 million in the aggregate (the “Indemnification Cap”); provided, however, that notwithstanding anything in this Agreement to the contrary, the Indemnification Cap shall not apply to indemnification claims based upon, arising out of or relating to any matter constituting fraud.

(iii) Parent and Seller shall not be liable to the Purchaser Indemnitees for any Damages in connection with a claim pursuant to Section 8(b)(i) hereunder unless and until the aggregate amount of such Damages exceed $200,000 (the “Indemnity Basket”) and then, only for the amount by which Damages exceed the Indemnity Basket.

(iv) For purposes of this Article 8, neither Parent nor Seller shall be deemed to have breached any representation or warranty of the Company, Parent or Seller contained in this Agreement, if (A) the Purchaser had, on or prior to the Closing Date, any knowledge of a breach occurring after July 2, 2009 of, or of any facts or circumstances that would constitute or result in a breach occurring after July 2, 2009 of, such representation or warranty (including without limitation any knowledge acquired by the Purchaser pursuant to Sections 6(b) or 6(c)), or (B) such breach resulted from any action or inaction or omission by or on behalf of Purchaser.  For purposes of clause (A) above, the Purchaser shall be deemed to have knowledge of any breach, facts or circumstances if, and only if, any of the persons listed on Exhibit C had actual knowledge of such breach, facts or circumstances or if actual knowledge of such breach, facts or circumstances was otherwise acquired by the Purchaser pursuant to Sections 6(b) or 6(c).

(c) Indemnification Provisions for Parent and Seller’s Benefit.  The Purchaser shall indemnify, defend and hold harmless Parent, Seller, their Affiliates and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Seller Indemnitees”) from and against the entirety of Damages any of the Seller Indemnitees may suffer, sustain or become subject to (including any Damages a Seller Indemnitee may suffer, sustain or become subject to after the end of any applicable survival period, provided that the Seller makes a written claim for indemnification within the applicable survival period) resulting from, arising out of, or caused by any breach or inaccuracy of any representation or warranty of the Purchaser contained in Article 5 of this Agreement.

(d) Exclusive Remedy.  Except in the case of fraud, breaches of any covenants or agreements set forth in Article 7 to be performed after the Closing, or as otherwise specified herein, the indemnities and the conditions thereon provided in this Agreement shall be the sole and exclusive remedy for any breach of this Agreement or arising out of the transactions contemplated hereby, whether sounding in contract, tort, warranty, strict liability or any other form, and no party shall be able to avoid the provisions set forth in this Article 8 by electing to pursue some other remedy, provided, however, it being understood that the foregoing shall not prohibit specific performance if available under applicable Law as a remedy exercisable by either party with respect to any breach by the other parties hereto of any provision of this Agreement; provided, further, that neither Parent nor Seller shall be liable for any breach by the Company of any covenant or agreement contained in Sections 7(a), (d) or (e).

9. TERMINATION.

(a) Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after this Agreement has been adopted by the Required Parent Stockholder Vote:

(i) by the mutual written consent of Parent and the Purchaser;

(ii) by the Purchaser by written notice to Parent if:

(A)           the Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent, Seller or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2(a) and such breach, inaccuracy or failure has not been cured by Parent, Seller or the Company, as the case may be, within twenty (20) days of receipt by Parent, Seller or the Company, as the case may be, of written notice of such breach from the Purchaser; or

(B)           any of the conditions set forth in Section 2(a) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the End Date, unless such failure shall be due to the failure of the Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing or if Purchaser has otherwise caused such condition not to be fulfilled by the End Date;

(iii) by Parent by written notice to the Purchaser if:

(A)           Neither Parent nor Seller is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2(b) and such breach, inaccuracy or failure has not been cured by the Purchaser within twenty (20) days of the Purchaser’s receipt of written notice of such breach from Parent or Seller; or

(B)           any of the conditions set forth in Section 2(b) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the End Date, unless such failure shall be due to the failure of Parent, Seller or the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing or if Parent or Seller has otherwise caused such condition not to be fulfilled by the End Date; or

(iv) by the Purchaser or Parent in the event that (A) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited, (B) any Governmental Authority shall have issued an order, writ, judgment, injunction, decree or determination restraining or enjoining the Transactions, and such order, writ, judgment, injunction, decree or determination shall have become final and non-appealable, or (C) the Required Parent Stockholder Vote to adopt and approve this Agreement and authorize the sale of the Purchased Shares shall not have been obtained at a duly convened meeting of the stockholders of Parent.

(b) Effect of Termination.  In the event of termination of this Agreement in accordance with this Agreement, all rights and obligations of the Parties hereunder this Agreement shall forthwith become void and there shall be no liability on the part of any Party, except that:

(i) this Section 9(b) and Section 9(c) and Articles 10 and 11 shall survive such termination; and

(ii) notwithstanding anything to the contrary contained in this Agreement, a breaching Party shall not be relieved or released from any liability or obligation to pay or reimburse the Expenses of any non-breaching Party as provided under Law.

(c) Payment of Expenses.

(i) If Termination by Parent.  If Parent intends to terminate this Agreement pursuant to Section 9(a)(iii)(B) due to the failure of the condition set forth in Section 2(b)(vi) to have been satisfied and/or pursuant to Section 9(a)(iv)(C), Parent and Seller, jointly and severally, shall pay, in cash by wire transfer of immediately available funds, the Expenses of the Purchaser, up to $700,000, on the date of and as a precondition to such termination.

(ii) If Termination by the Purchaser.  If the Purchaser terminates this Agreement pursuant to Section 9(a)(ii)(B) due to the failure of the condition set forth in Section 2(a)(xvi) to have been satisfied and/or pursuant to Section 9(a)(iv)(C), Parent and Seller, jointly and severally, shall pay, in cash by wire transfer of immediately available funds, the Expenses of the Purchaser, up to $700,000, within three (3) Business Days of the date of such termination.

10. DEFINED TERMS.  For the purposes of this Agreement:

“2009 Transaction Documents” means, collectively, the 2009 Stock Purchase Agreement; the Stockholders’ Agreement; the Registration Rights Agreement dated as of July 2, 2009 by and between the Company and the Purchaser; and any and all other agreements, instruments, documents, schedules, exhibits and certificates entered into pursuant to any of the foregoing; provided, however, that “2009 Transaction Documents” does not include the Master Technology Collaboration Agreement effective as of August 31, 2009 by and among the Company and the Purchaser.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, where the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

‘‘Affiliated Group’’ means an “affiliated group” within the meaning of Section 1504(a) of the Code or any similar consolidated, combined or unitary group defined under any similar or comparable provision of state, local or foreign Tax Law.

“Business Day” means a day, except a Saturday or a Sunday, on which banks in New York, New York and Tokyo, Japan, are open for business during normal banking hours.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Plans” mean each “employee benefit plan”, as defined in Section 3(3) of ERISA, and each other employment, consulting, bonus or other incentive compensation, salary continuation during any absence from active employment for disability or other reasons, supplemental retirement, cafeteria benefit (Section 125 of the Code) or dependent care (Section 129 of the Code), sick pay, tuition assistance, club membership, employee discount, employee loan, vacation pay, severance, deferred compensation, incentive, fringe benefit, perquisite, change in control, retention, stock option, stock purchase, restricted stock or other compensatory plan, policy, agreement or arrangement (including, without limitation, any collective bargaining agreement) (A) that is currently maintained, administered, contributed to or required to be contributed to by the Company or any Subsidiary, (B) to which the Company or any Subsidiary is a party or has any Liability, or (C) that covers any current or former officer, director, employee or independent contractor (or any of their dependents) of the Company, or any Subsidiary.

“Consolidated Tax Return” means a consolidated, combined or unitary Tax Return and any returns of estimated income tax filed by Parent or any of its Affiliates that includes the Company.

“Contract” means a loan instrument, credit agreement, debenture, indenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement, commitment, obligation, or other legally binding arrangement, whether written or oral.

“Damages” means all damages, awards, judgments, dues, penalties, fines, out-of-pocket costs, obligations, deficiencies, amounts paid in settlement, liabilities, Taxes, Liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses; provided, however, that for the purposes of computing the amount of Damages incurred, paid, or accrued by a Person, there shall be deducted an amount equal to the amount of any insurance proceeds actually received by such Person or any of such Person’s Affiliates in connection with the Damages or the circumstances giving rise thereto (it being understood that no party shall be obligated to pursue any such proceeds as a condition to recover Damages or otherwise); and provided further that Damages shall not include any consequential, incidental, punitive or special damages.

“End Date” means the sixtieth (60th) day following the date of this Agreement (or if such day is not a Business Day, the next succeeding Business Day); provided, however, that if any of the conditions set forth in Sections 2(a)(vii), (viii), (ix), (x), (xiii) or (xvi) or 2(b)(iii), (iv), (v) or (vi) relating to, or requiring receipt of, any required stockholder or regulatory approvals or required third-party consents, have not been satisfied on or prior to the sixtieth (60th) day following the date of this Agreement (or if such day is not a Business Day, the next succeeding Business Day), “End Date” shall mean the six month anniversary of the date of this Agreement or such later date as may be agreed upon in writing by the Parties.

“Environmental, Health and Safety Requirements” means all Laws relating to the protection of the environment, natural resources or health and safety of persons (including, without limitation, employees), including without limitation, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into or on land, ambient air, surface water, groundwater, personal property or structures (including the protection, cleanup, removal, remediation or damage thereof), or otherwise related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person at any relevant time considered a single employer under Code Section 414 with the Company or any Subsidiary; or any member of a controlled group of corporations, groups of trades or businesses under common control or affiliated service group that includes the Company or any Subsidiary (as defined for purposes of Section 414(b), (c) and (m) of the Code).

“Exchange Act” means the United States Exchange Act of 1934, as amended, or any successor statute thereto, and the rules and regulations of the SEC promulgated from time to time thereunder, all as the same shall be in effect at the time.

“Expenses” means all expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the Transactions, including filing fees under the HSR Act with respect to the Transactions, and all fees and expenses of agents, representatives, counsel, financial advisors and accountants, and other professional fees and expenses.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Substance” means any substance, material or waste that is regulated or governed by any Environmental, Health and Safety Requirements, including, without limitation, any substance, material or waste that is defined, used or listed as “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” “hazardous material,” “toxic substance,” “toxic waste,” “solid waste,” “pollutant” or “contaminant” under any applicable Law.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) and prepayment penalties (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business), (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP, (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, and (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable or for which any property or asset of such Person is secured by a Lien, under any legally binding obligation, including as obligor, guarantor, surety or otherwise.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind throughout the world arising from or in respect of: (a) inventions, utility models and invention disclosures, (b) patents, patent applications and patent disclosures, together with all revisions, renewals, extensions, reexaminations, provisionals, reissuances, continuations, continuations-in-part, divisionals and patents of addition thereof and any applications for any of the foregoing, and all filings claiming priority to or serving as a basis for priority thereof, (c) trademarks, service marks, trade names, trade dress, corporate names, logos, slogans, domain names, uniform resource locators (URLs), packaging design, any other source identifiers of any kind or nature, together with all translations, adaptations, derivations and combinations thereof, all common law rights therein, and the goodwill associated with all of the foregoing, and any applications (including intent to use applications), registration and renewals for any of the foregoing, (d) copyrights, copywritable works, website content, all derivative works thereof, and any copyright applications, registrations and renewals in connection therewith, (e) mask works, design rights and any applications, registrations and renewals for any of the foregoing, (f) industrial designs and any applications, registrations and renewals for industrial designs, (g) technology, trade secrets, know-how and confidential or proprietary business or technical information, and (h) Software.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, with respect to any Person, the actual knowledge of the Chief Executive Officer and President, Chief Financial Officer, Chief Technology Officer and General Counsel of such Person and such knowledge as would reasonably be expected to be known by such Persons in the ordinary and usual course of the performance of the duties and professional responsibilities of such offices.

“Law” means any foreign, federal, state or local law (including common law) statute, ordinance, code, rule, regulation, or Order issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority any Governmental Authority.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

“Lien” means all liens, pledges, charges, mortgages, encumbrances, transfer restrictions, adverse rights, leases, charges, pledges or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various States of the United States) .

“Material Adverse Effect” means any condition, change, situation or set of circumstances that has had or would reasonably be expected to have a material adverse effect on (i) the Company and its Subsidiaries, taken as a whole, or the business, assets, properties, liabilities, financial condition, operations, or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Seller to consummate the transactions contemplated by this Agreement or perform its material obligations under this Agreement; excluding, however, any condition, change, situation or set of circumstances or effect that directly and primarily results from (A) changes adversely affecting the United States or global economy as a whole (so long as the Company and its Subsidiaries, taken as a whole, are not disproportionately affected thereby), (B) changes adversely affecting the industry in which the

Company and its Subsidiaries operate (so long as the Company and its Subsidiaries, taken as a whole, are not disproportionately affected thereby), (C) acts of terrorism or war, (D) changes in applicable Laws or in GAAP, (E) public or industry knowledge of the Transaction, or (F) the consummation of the Transactions or any action by any Party required to be taken pursuant to this Agreement or reasonably necessary to consummate the Transactions.

“Notes” means, collectively, (i) the 7% Senior Secured Notes issued pursuant to the Purchase Agreement (as amended or replaced from time to time pursuant to that certain First Amendment to Purchase Agreement dated as of March 12, 2008, that certain Second Amendment to Purchase Agreement dated as of September 26, 2008, that certain Amendment and Limited Waiver to the Note Agreements dated as of April 1, 2009 (the “April 2009 Amendment”), that certain Amendment and Limited Waiver to the Note Agreements dated as of June 22, 2009 (the “June 2009 Amendment”), and that certain Amendment and Limited Waiver to the Note Agreements dated as of March 16, 2010 (the “March 2010 Amendment”)), dated as of July 17, 2006, among NextWave Wireless LLC, each Guarantor from time to time party thereto, the Purchasers set forth in Schedule 1.2B thereto, and The Bank of New York, (ii) the Senior-Subordinated Secured Second Lien Notes issued pursuant to the Second Lien Subordinated Note Purchase Agreement, dated as of October 9, 2008 (as amended or replaced from time to time pursuant to the April 2009 Amendment, the June 2009 Amendment, the March 2010 Amendment, and as supplemented by that certain Second Lien Incremental Indebtedness Agreement dated as of July 2, 2009), among NextWave Wireless LLC, Parent, each Guarantor from time to time party thereto, the purchasers set forth in Schedule 1.2B thereto and the Bank of New York Mellon, and (iii) the Third Lien Subordinated Secured Convertible Notes issued pursuant to the Third Lien Subordinated Exchange Note Exchange Agreement, dated as of October 9, 2008 (as amended or replaced from time to time pursuant to the April 2009 Amendment, the June 2009 Amendment, and the March 2010 Amendment), among Parent, NextWave Wireless LLC, each Guarantor from time to time party thereto, the purchasers set forth in Schedule 1.2 thereto, and The Bank of New York Mellon.

“Note Agreements” means, collectively, as may be amended from time to time, (i) the Purchase Agreement, dated as of July 17, 2006 (as amended by that certain First Amendment to Purchase Agreement dated as of March 12, 2008, that certain Second Amendment to Purchase Agreement dated as of September 26, 2008, the April 2009 Amendment, the June 2009 Amendment and the March 2010 Amendment), among NextWave Wireless LLC, each Guarantor from time to time party thereto, the purchasers set forth in Schedule 1.2B thereto, and The Bank of New York; (ii) the Second Lien Subordinated Note Purchase Agreement, dated as of October 9, 2008 (as amended by the April 2009 Amendment, the June 2009 Amendment, the March 2010 Amendment, and as supplemented by that certain Second Lien Incremental Indebtedness Agreement dated as of July 2, 2009), among NextWave Wireless LLC, Parent, each Guarantor from time to time party thereto, the purchasers set forth in schedule 1.2B thereto, and The Bank of New York Mellon; (iii) the Third Lien Subordinated Exchange Note Exchange Agreement, dated as of October 9, 2008 (as amended by the April 2009 Amendment, the June 2009 Amendment, and the March 2010 Amendment), among Parent, NextWave Wireless LLC, each Guarantor from time to time party thereto, the purchasers set forth in Schedule 1.2 thereto, and The Bank of New York Mellon; and (iv) all loan documents related to the agreements referenced in (i) through (iii) above (including without limitation the “Note Documents” as such term is defined in each Note Agreement).

“Order” means any order, award, injunction, judgment, decree, ruling, writ, assessment or arbitration award entered, issued, made or rendered by any Governmental Authority and any settlement agreement or stipulation.

“Ordinary Course of Business” means the ordinary course of business of Company and its Subsidiaries consistent with past practice.  When determining whether any occurrence, event, incident, action, failure to act or transaction is in the Ordinary Course of Business, the Parties shall take into consideration, among other things and without limitation (i) the frequency with which such occurrence, event, incident, action, failure to act or transaction occurred (or failed to occur) and (ii) quantitative factors such as costs and amounts involved in the particular occurrence, event, incident, action, failure to act or transaction in question (relative to that involved in similar occurrences, events, incidents, actions, failures to act or transactions.

“Owned Registered IP” means (A) each issued patent owned by the Company or any of its Subsidiaries, (B) each pending patent application filed by or on behalf of the Company or any of its Subsidiaries, (C) each trademark registration, service mark registration, and copyright registration owned by the Company or any of its Subsidiaries, (D) each application for trademark registration, service mark registration, and copyright registration made by or on behalf of the Company or any of its Subsidiaries, and (E) each domain name registered by or on behalf of the Company or any of its Subsidiaries.

“Permits” means any licenses, franchises, permits, consents, certificates, approvals and authorizations of, from or required by a Governmental Authority.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been disclosed to Purchaser, (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the properties and assets of the Company so encumbered, (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided that such regulations have not been violated by the Company or any of its Subsidiaries, (v) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (vi) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (vii) any right, title or interest of a licensor under a license disclosed in the Disclosure Schedule or entered into in the Ordinary Course of Business that are immaterial to the Company and its Subsidiaries in the absence of any default by the licensee, (viii) leases or subleases disclosed in the Disclosure Schedule or entered into in the Ordinary Course of Business following the date of this Agreement that are immaterial to the Company and its Subsidiaries, (ix) licenses or sublicenses granted to others pursuant to any Contract, (x) immaterial, non-exclusive licenses or sublicenses that are not required to be included on the Disclosure Schedule.

“Person” means any individual, corporation, limited liability company, partnership, association, firm, joint venture, joint-stock company, trust, unincorporated organization, or any other entity, including a Governmental Authority or political subdivision thereof.

“Proceeding” means any proceeding, action, arbitration, audit, hearing, investigation, charge, complaint, claim, demand, litigation or suit, foreign or domestic (whether civil, criminal, legal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Required Parent Stockholder Vote” means the approval of the holders of a majority of the issued and outstanding shares of the Parent’s Common Stock.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute thereto, and the rules and regulations of the SEC promulgated from time to time thereunder, all as the same shall be in effect at the time.

“Solvent” means, with respect to any Person, that as of the date of determination both (i) (a) the then fair saleable value of the property of such Person is (x) greater than the total amount of liabilities (including disputed, contingent and unliquidated liabilities but excluding amounts payable under intercompany promissory notes and the like) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured, (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction, and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due, and (ii) such Person is “solvent” within the meaning given that term and similar terms under the U.S. Bankruptcy Code, 11 U.S.C. 101 et seq., and applicable Laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Software” means any and all computer programs, whether in source code or object code form, together with all related documentation.

“Subsidiary” means, with respect to any Party, any Person of which such Party directly or indirectly owns voting securities, other voting rights or voting partnership interests which are sufficient to elect at least a majority of such Person’s board of directors or other governing body (or, if there are no such voting interests, such Party directly or indirectly owns fifty percent (50%) or more of the equity interests of such Person).

“Takeover Law” means any state “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Law.

‘‘Tax Return’’ means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and other taxes of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

“Transfer” means, with respect to any Common Stock, any transfer, sale, gift, exchange, assignment (including by operation of Law) or pledge of, or the creation of any Lien on such Common Stock or making any other disposition thereof.

11. MISCELLANEOUS.

(a) Successors and Assigns.  The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.  The rights and obligations of each Party hereunder may not be assigned to any Person without the prior written consent of each other Party hereto.

(b) Governing Law; Jurisdiction; Waiver of Jury Trial.

(i) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, applicable to contracts executed in and to be performed entirely within that state; provided, however, that the Federal Arbitration Act shall apply in lieu of any arbitration Law or rules that may now exist or hereafter be enacted dealing with the subject of arbitration.

(ii) Except as provided in Section 11(c) hereof, all disputes arising out of or in connection with this Agreement or any relationship created by or in accordance with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators.  Judgment on the award rendered by the panel of arbitrators shall be binding upon the Parties and may be entered in any court having jurisdiction thereof.  The Company, Parent and Seller, on the one hand, shall nominate one arbitrator, and the Purchaser, on the other hand, shall nominate one arbitrator.  The arbitrators so nominated shall jointly nominate the third arbitrator within fifteen (15) days following the confirmation of both Party-nominated arbitrators.  If the Party-nominated arbitrators cannot agree on the third arbitrator, then such third arbitrator shall be selected as provided in the Rules.  The place of the arbitration and all hearings and meetings shall be New York, New York unless all Parties to the arbitration otherwise agree.  The arbitrator shall apply the governing law as set forth in this Agreement.  The language of the arbitral proceedings shall be English.  The arbitrators shall not issue any award, grant any relief or take any action that is prohibited by or inconsistent with the provisions of this Agreement.  For the avoidance of doubt, the arbitrators may include attorney’s fees in any award.  The arbitrators may order the pre-hearing production or exchange of documentary evidence and may require written submissions from the Parties, but may not otherwise order pre-hearing depositions or discovery.  Unless the Parties otherwise agree, the arbitrators shall not have the power to appoint experts.  The Federal Rules of Evidence shall apply to the arbitration.  Each Party shall bear its own attorney’s fees in connection with any arbitral proceedings.

(iii) No arbitration pursuant to this Section 11(b) shall be commenced until the Party intending to request arbitration has first given thirty (30) days written notice of its intent to the other Parties and has offered to meet and confer with one or more responsible executives of such other Parties in an effort to resolve the dispute(s) described in detail in such written notice.  If one or more responsible executives of the Company, Parent and Seller, on the one hand, and the Purchaser, on the other hand, agree, within thirty (30) days after receipt of such written notice, to meet and confer with the requesting Party, then no arbitration shall be commenced until the executives have met and conferred in an effort to resolve the dispute(s) or until sixty (60) days has elapsed from the date such written notice has been given.

(iv) The provisions of this Section 11(b) shall not be construed as prohibiting any party to this Agreement from applying pursuant to Section 11(c) hereof to any court of competent jurisdiction for such specific performance, injunctive and/or other equitable relief as may be necessary to protect that party from irreparable harm or injury or to preserve the status quo pending resolution of a dispute.

(c) Specific Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek specific performance, injunctive and/or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction without bond or other security being required, this being in addition to any other remedy to which they may be entitled at Law or in equity.

(d) Expenses.  Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective Expenses.

(e) Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(f) Headings.  The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to articles, sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to articles, sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by reference.

(g) Notices.  All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by air mail, by internationally recognized private courier

(for delivery in no fewer than two (2) Business Days), or by facsimile.  Except as provided otherwise herein, notices delivered by hand shall be deemed given upon receipt; notices delivered by air mail shall be deemed given ten (10) days after being deposited in the mail system, postage prepaid; notices delivered by internationally recognized private courier shall be deemed given on the second Business Day following deposit with the private courier for delivery in no fewer than two (2) Business Days; and notices delivered by facsimile shall be deemed given twenty-four hours (24) after the sender’s receipt of confirmation of successful transmission.  All notices shall be addressed as follows:

If to the Company, Parent or Seller,

NextWave Wireless Inc.
12264 El Camino Real, Ste 305
San Diego, CA 92130
Attn: Frank A. Cassou

with a copy (which shall not constitute notice) to,

Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attn:   Frederick T. Muto
J. Patrick Loofbourrow

If to the Purchaser,

NTT DOCOMO, INC.
2-11-1, Nagata-cho, Chiyoda-ku
Tokyo 100-6150 Japan
Attn: Managing Director, Product Department

with a copy (which shall not constitute notice) to,

Squire, Sanders and Dempsey L.L.P.
Gaikokuho Kyodo Jigyo Horitsu Jimusho
Ebisu Prime Square Tower, 16/F
1-1-39 Hiroo, Shibuya-ku
Tokyo 150-0012
Japan
Attn:  Stephen E. Chelberg, Esq.

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 11(g).

(h) Amendments.  This Agreement may be amended only with the written consent of the Company, Parent and the Purchaser.  Any amendment effected in accordance with this

Section 11(h) will be binding upon the Purchaser, Parent, the Company and their respective successors and assigns.

(i) Reporting and Publicity.  Except as otherwise required by Law or applicable stock exchange rules, press releases and other publicity concerning the transactions contemplated by this Agreement shall be made only with the prior agreement of the Company and Parent, on the one hand, and the Purchaser, on the other hand (and in any event, the Parties hereto shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity).  Notwithstanding anything herein to the contrary, the Purchaser agrees that Parent may describe the terms of the Transactions in a press release and in a Current Report on Form 8-K to be filed with the SEC, and that it intends to file this Agreement as an exhibit to a Parent periodic or current report. The Parent and Purchaser shall cooperate with one another in determining whether to request, and if so, taking reasonable steps to obtain, confidential treatment of portions of this Agreement.

(j) Waivers.  The waiver by a Party of any breach of any of the terms, covenants or conditions of this Agreement or of any right or privilege conferred by this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges or as a waiver of any other terms, covenants, conditions, rights or privileges.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

(k) Replacement of Shares.  If any certificate or instrument evidencing any Purchased Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.

(l) Severability.  If any provision of this Agreement is held to be unenforceable under applicable Law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.  Further, the Parties agree to use commercially reasonable efforts to replace such unenforceable provision of this Agreement with an enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such unenforceable provision.

(m) Entire Agreement.  This Agreement, together with the Stockholders’ Agreement and all exhibits and schedules hereto and thereto, constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements and understandings between the Parties with respect to the subject matter hereof.

(n) Further Assurances.  From and after the date of this Agreement, upon the request of the Company or the Purchaser, the Company and the Purchaser will take such actions, including the execution and delivery of instruments, documents or other writings, as is reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

(o) Meaning of “Include” and “Including”.  Whenever in this Agreement the word “include” or “including” is used, it shall be deemed to mean “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list.

(p) No Presumption Against Drafting Party.  Each of the Parties acknowledges that each Party has been represented by counsel in connection with this Agreement and the Transactions and that the Parties have participated jointly in the drafting of this Agreement.  Accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(q) No Third-Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person, or to otherwise create any third-party beneficiary hereto.

(r) Facsimile and E-mail Signatures.  Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto.  Any Party who delivers such a signature page agrees to later deliver an original counterpart to any Party who requests it.

(s) Corporate Securities Law.  THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE.  THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

Remainder of Page Intentionally Left Blank – Signature Page Follows

* * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized signatories as of the date first above written.

PACKETVIDEO CORPORATION

By:	/s/ James C. Brailean
	Name:	James C. Brailean, Ph.D.
	Title:	President and Chief Executive Officer

NEXTWAVE WIRELESS INC.

By:	/s/ Francis J. Harding
	Name:	Francis J. Harding
	Title:	Executive Vice President— Chief Financial Officer

NEXTWAVE BROADBAND INC.

By:	/s/ Francis J. Harding
	Name:	Francis J. Harding
	Title:	Treasurer

NTT DOCOMO, INC.

By:	/s/ Ryuji Yamada
	Name:	Ryuji Yamada
	Title:	President & CEO

Annex A

Resigning Directors and Officers of the Company

Francis J. Harding

ANNEX B

1999 AVENUE OF THE STARS 19th FLOOR LOS ANGELES, CALIFORNIA 90067 T 310.443.2300 F 310.443.8700

July 28, 2010

Board of Directors
NextWave Wireless Inc.
10350 Science Drive Center, Suite 210
San Diego, CA 92121

Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to  NextWave Wireless Inc. ( “Parent”) and NextWave Broadband Inc (“Seller”), a wholly-owned subsidiary of Parent, of the Consideration (as defined below) to be received by Seller pursuant to the terms and subject to the conditions set forth in the Stock Purchase Agreement (the “Agreement”) to be entered into by PacketVideo Corporation (the “Company”), Parent, Seller and NTT DOCOMO, Inc. (“Acquirer”).  As more fully described in the Agreement, Acquirer will purchase from Seller (the “Transaction”) the 30,387,500 issued and outstanding shares of the class B common stock of the Company, par value of $0.001 per share, held by Seller (approximately 63.9% of the aggregate fully diluted common stock of the Company) for an aggregate purchase price of $111.6 million in cash (the “Consideration”).  You have advised us that the Consideration will be transferred by Seller to or as directed by Parent.

 We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction.  We will also receive a fee upon delivery of this opinion.  In addition, Parent has agreed to indemnify us for certain liabilities arising out of our engagement.  In the past, we have provided investment banking and other services to Parent and its affiliates and we are currently providing investment banking services to Parent and its affiliates on other matters and received, and may receive, compensation for the rendering of such services.  This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Our opinion does not address the underlying business decision of Parent, Seller or the Company to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company, Seller or Parent and does not constitute a recommendation to any stockholder of the Company (including Seller), Seller (including Parent) or Parent as to how such stockholder should vote with respect to the Transaction or whether Seller should sell shares in the Transaction or any other matter.  We express no opinion as to the prices at which the common stock of Parent will trade at any time.  At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the form of the Transaction.  In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined, and that Acquirer, Parent, Seller and the Company will comply with all the material terms of the Agreement.  We have not been

LOS ANGELES ¦ NEW YORK ¦ BOSTON ¦ CHICAGO

authorized to and have not solicited indications of interest in a possible transaction with the Company or with respect to Seller’s or Parent’s interest in the Company from any party.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company that we deemed relevant; (ii) reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company and Parent; (iii) reviewed the Stock Purchase Agreement, dated as of July 2, 2009, and the Stockholders’ Agreement, dated as of July 2, 2009 (the “Stockholders’ Agreement”), each by and among the Company, Parent, Seller and Acquirer; (iv) reviewed the valuation materials related to the determination of the Consideration pursuant to the Stockholders’ Agreement provided to us by the Company; (v) conducted discussions with members of senior management and representatives of the Company and Parent concerning the matters described in clauses (i), (ii), (iii) and (iv) of this paragraph, as well as the business and prospects of the Company generally; (vi) compared certain financial information for the Company furnished to us by the Company and Parent to publicly available financial information and stock market data, including valuation multiples, for certain other companies in lines of business that we deemed relevant; (vii) compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant; (viii) reviewed a draft of the Agreement, dated July 27, 2010; (ix) participated in certain discussions and negotiations among representatives of the Company, Seller, Parent and Acquirer and their financial and legal advisors; and (x) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects.  In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we evaluated the solvency of the Company, Seller, Parent or Acquirer under any state or federal laws relating to bankruptcy, insolvency or similar matters.  With respect to the forecasted financial information referred to above, we have assumed, with your consent, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company, Parent and Seller as to the future performance of the Company, including the technology, products and services of the Company and the validity of, and risks associated with, the technology, products and services of the Company.  We express no view as to such forecasts or the assumptions on which they were based.  We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company, Parent and Seller with respect to such issues.  We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, Parent or Seller.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

This opinion is for the use and benefit of the Board of Directors of Parent in its evaluation of the Transaction and may not be disclosed to any person without our prior consent

LOS ANGELES ¦ NEW YORK ¦ BOSTON ¦ CHICAGO

and is not to be quoted or referred to, in whole or in part, or used or relied upon for any other purpose, without our prior written consent.

In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company (other than Seller), Seller (other than Parent) or Parent.  We also do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of the officers, directors or employees of the Company, Seller or Parent, or any class of such persons, relative to the Consideration.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by Seller in the Transaction is fair from a financial point of view to Seller and Parent.

Very truly yours,
MOELIS & COMPANY LLC

LOS ANGELES ¦ NEW YORK ¦ BOSTON ¦ CHICAGO

ANNEX C

NEXTWAVE WIRELESS INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On July 2, 2009, NextWave Wireless Inc. (“NextWave”) sold a 35% noncontrolling interest in its PacketVideo Corporation (“PacketVideo”) subsidiary to NTT DOCOMO, Inc. (“DOCOMO”), a customer of PacketVideo for $45.5 million.  On August 2, 2010, NextWave announced the proposed transaction to sell the remaining 65% interest in its PacketVideo subsidiary for net proceeds of $107.0 million, after deducting estimated direct and incremental costs of $4.6 million (collectively, the “Transactions”).

The following unaudited pro forma condensed consolidated financial statements are presented for NextWave to illustrate the effects solely of the sale of PacketVideo to DOCOMO and the retention by NextWave of $37.5 million of the net proceeds for general working capital purposes and permitted investments, to pay estimated transaction costs and to retire outstanding debt. The unaudited pro forma condensed consolidated balance sheet as of April 3, 2010 illustrates the estimated effects of the sale of the remaining 65% interest in PacketVideo as if the sale had occurred on April 3, 2010. The unaudited pro forma condensed consolidated statements of operations for the three months ended April 3, 2010, and for the years ended January 2, 2010 and December 27, 2008 illustrate the estimated effects of the sales as if the Transactions were consummated on December 30, 2007. These pro forma adjustments and assumptions are described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. Two years of unaudited pro forma condensed consolidated income statements have been provided in anticipation that PacketVideo will be included in discontinued operations in future filings.

The unaudited pro forma condensed consolidated financial statements have been prepared using assumptions and estimates that NextWave management believes are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results of NextWave. However, management believes that the estimates and assumptions used provide a reasonable basis for presenting the significant effects of the sale of its PacketVideo subsidiary. Management also believes the pro forma adjustments give appropriate effect to the estimates and assumptions and are applied in conformity with accounting principles generally accepted in the United States of America.

The following unaudited pro forma condensed consolidated balance sheet as of April 3, 2010 and the unaudited pro forma condensed consolidated statements of operations for the three months ended April 3, 2010, and for the years ended January 2, 2010 and December 27, 2008 should be read in conjunction with the historical consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations of NextWave for the three months ended April 3, 2010 (unaudited) and for the years ended January 2, 2010 and December 27, 2008 (audited), including the related notes, filed with the Securities and Exchange Commission on Form 10-Q on May 18, 2010 and on Form 10-K on April 2, 2010, respectively.

NEXTWAVE WIRELESS INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF APRIL 3, 2010
(in thousands)
	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$7,893	$32,972	(a)(b)	$40,865
Restricted cash and marketable securities	26,119	(389)	(a)	25,730
Accounts receivable, net of allowance for doubtful accounts	3,025	(3,025)	(a)	—
Accounts receivable – related party	2,243	(2,243)	(a)	—
Wireless spectrum licenses held for sale	62,773	—		62,773
Deferred contract costs	1,261	(1,261)	(a)	—
Prepaid expenses and other current assets	4,088	5,113	(a)(c)	9,201
Current assets of discontinued operations	9,070	—		9,070
Total current assets	116,472	31,167		147,639
Wireless spectrum licenses, net	407,241	—		407,241
Goodwill	38,181	(38,181)	(a)	—
Other intangible assets, net	13,376	(13,309)	(a)	67
Property and equipment, net	3,422	(3,322)	(a)	100
Other assets	7,696	(1,895)	(a)	5,801
Total assets	$586,388	$(25,540)		$560,848
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,746	$(1,189)	(a)	$1,557
Accrued expenses	10,317	(5,658)	(a)	4,659
Current portion of long-term obligations	86,222	(59,849)	(c)	26,373
Deferred revenue	4,817	(4,817)	(a)	—
Deferred revenue – related party	2,211	(2,211)	(a)	—
Other current liabilities	559	(257)	(a)	302
Current liabilities of discontinued operations	12,350	—		12,350
Total current liabilities	119,222	(73,981)		45,241
Deferred income tax liabilities	90,200	(789)	(a)	89,411
Long-term obligations, net of current portion	648,675	(6,408)	(a)(d)	642,267
Other liabilities	5,551	(1,380)	(a)	4,171
Commitments and contingencies
Stockholders’ deficit:
Stockholders’ deficit attributed to NextWave	(293,601)	73,359	(e)	(220,242)
Noncontrolling interest in subsidiary	16,341	(16,341)	(a)	—
Total stockholders’ deficit	(277,260)	57,018		(220,242)
Total liabilities and stockholders’ deficit	$586,388	$(25,540)		$560,848

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

NEXTWAVE WIRELESS INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED APRIL 3, 2010
(in thousands, except per share data)
	Historical	Pro Forma Adjustments (f)	Pro Forma
Revenues	$10,836	$(10,836)	$—
Revenues – related party	7,069	(7,069)	—
Total revenues	17,905	(17,905)	—
Operating expenses:
Cost of revenues	5,151	(5,151)	—
Cost of revenues – related party	303	(303)	—
Engineering, research and development	5,256	(5,256)	—
Sales and marketing	2,797	(2,797)	—
General and administrative	8,799	(2,970)	5,829
Total operating expenses	22,306	(16,477)	5,829
Gain on sale of wireless spectrum licenses	164	—	164
Loss from operations	(4,237)	(1,428)	(5,665)
Other income (expense):
Interest income	95	172	267
Interest expense	(44,090)	2	(44,088)
Gain on extinguishment of debt	37,988	—	37,988
Other income, net	10,793	(261)	10,532
Total other income (expense), net	4,786	(87)	4,699
Income (loss) from continuing operations before income taxes	549	(1,515)	(966)
Income tax provision	(275)	275	—
Net income (loss) from continuing operations	274	(1,240)	(966)
Loss from discontinued operations	(3,190)	—	(3,190)
Net loss	(2,916)	(1,240)	(4,156)
Less net income attributed to noncontrolling interest in subsidiary – continuing operations	(434)	434	—
Net loss attributed to NextWave	$(3,350)	$(806)	$(4,156)
Amounts attributed to NextWave common shares:
Loss from continuing operations, net of tax	$(160)	$(806)	$(966)
Loss from discontinued operations, net of tax	(3,190)	—	(3,190)
Net loss attributed to NextWave common shares	$(3,350)	$(806)	$(4,156)
Net loss per share attributed to NextWave common shares – basic and diluted
Continuing operations	$—		$—
Discontinued operations	(0.02)		(0.02)
Net loss	$(0.02)		$(0.02)
Weighted average shares used in per share calculation	169,625		169,625

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

NEXTWAVE WIRELESS INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED JANUARY 2, 2010
(in thousands, except per share data)
	Historical	Pro Forma Adjustments (f)	Pro Forma
Revenues	$50,693	$(50,693)	$—
Revenues – related party	9,537	(9,537)	—
Total revenues	60,230	(60,230)	—
Operating expenses:
Cost of revenues	21,735	(21,735)	—
Cost of revenues – related party	468	(468)	—
Engineering, research and development	22,046	(22,046)	—
Sales and marketing	8,832	(8,625)	207
General and administrative	44,303	(11,118)	33,185
Asset impairment charges	9,550	—	9,550
Restructuring charges	3,841	(53)	3,788
Total operating expenses	110,775	(64,045)	46,730
Gain on sale of wireless spectrum licenses	2,664	—	2,664
Loss from operations	(47,881)	3,815	(44,066)
Other income (expense):
Interest income	473	(15)	458
Interest expense	(164,151)	2	(164,149)
Other expense, net	(8,715)	504	(8,211)
Total other income (expense), net	(172,393)	491	(171,902)
Loss from continuing operations before income taxes	(220,274)	4,306	(215,968)
Income tax benefit	100	993	1,093
Net loss from continuing operations	(220,174)	5,299	(214,875)
Loss from discontinued operations	(70,111)	—	(70,111)
Net loss	(290,285)	5,299	(284,986)
Net loss attributed to noncontrolling interest in subsidiary – continuing operations	104	(104)	—
Net loss attributed to NextWave	$(290,181)	$5,195	$(284,986)
Amounts attributed to NextWave common shares:
Loss from continuing operations, net of tax	$(220,070)	$5,195	$(214,875)
Loss from discontinued operations, net of tax	(70,111)	—	(70,111)
Net loss attributed to NextWave common shares	$(290,181)	$5,195	$(284,986)
Net loss per share attributed to NextWave common shares – basic and diluted
Continuing operations	$(1.40)		$(1.37)
Discontinued operations	(0.44)		(0.44)
Net loss	$(1.84)		$(1.81)
Weighted average shares used in per share calculation	157,742		157,742

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

NEXTWAVE WIRELESS INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 27, 2008
(in thousands, except per share data)
	Historical	Pro Forma Adjustments (f)	Pro Forma

Revenues	$63,009	$(63,009)	$—
Operating expenses:
Cost of revenues	18,819	(18,819)	—
Engineering, research and development	26,370	(25,443)	927
Sales and marketing	12,597	(10,752)	1,845
General and administrative	63,641	(11,205)	52,436
Asset impairment charges	6,837	—	6,837
Restructuring charges	7,582	(203)	7,379
Total operating expenses	135,846	(66,422)	69,424
Gain on sale of wireless spectrum licenses	70,283	—	70,283
Income (loss) from operations	(2,554)	3,413	859
Other income (expense):
Interest income	3,048	(23)	3,025
Interest expense	(99,338)	2	(99,336)
Other expense, net	(2,314)	(387)	(2,701)
Total other income (expense), net	(98,604)	(408)	(99,012)
Loss from continuing operations before income taxes	(101,158)	3,005	(98,153)
Income tax benefit	1,777	1,107	2,884
Net loss from continuing operations	(99,381)	4,112	(95,269)
Loss from discontinued operations	(329,876)	—	(329,876)
Net loss attributed to NextWave	$(429,257)	$4,112	$(425,145)
Amounts attributed to NextWave common shares:
Loss from continuing operations, net of tax	$(99,381)	$4,112	$(95,269)
Less: Preferred stock imputed dividends	(22,769)	—	(22,769)
Accretion of issuance costs on preferred stock	(230)	—	(230)
Exchange of Series A Preferred Stock for Third Lien Notes	104,349	—	104,349
Loss from continuing operations, including preferred stock dividends, costs and exchange	(18,031)	4,112	(13,919)
Loss from discontinued operations, net of tax	(329,876)	—	(329,876)
Net loss attributed to NextWave common shares	$(347,907)	$4,112	$(343,795)
Net loss per share attributed to NextWave common shares – basic and diluted
Continuing operations	$(0.17)		$(0.13)
Discontinued operations	(2.99)		(2.99)
Net loss	$(3.16)		$(3.12)
Weighted average shares used in per share calculation	110,224		110,224

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

NEXTWAVE WIRELESS INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial statements and explanatory notes present the financial statements of NextWave Wireless Inc. as if the sale of our remaining 65% interest in PacketVideo had occurred on April 3, 2010 with respect to the unaudited pro forma condensed consolidated balance sheet and as if the Transactions had occurred on December 30, 2007 with respect to the unaudited pro forma condensed consolidated statement of operations for the three months ended April 3, 2010, and for the years ended January 2, 2010 and December 27, 2008.  The unaudited pro forma condensed consolidated balance sheet also presumes of the $111.6 million in gross sales proceeds, $37.5 million is retained by NextWave for general working capital purposes and permitted investments, $4.6 million is paid for estimated direct and incremental transaction costs and the remainder of $69.5 million is used to redeem a portion of our Senior Secured Notes, plus accrued interest, on April 3, 2010.  Actual application of net proceeds to redeem outstanding Senior Secured Notes and the amount of available working capital upon consummation of the proposed transaction to sell the remaining 65% interest in PacketVideo will be different due to additional indebtedness incurred after the April 3, 2010 balance sheet date.

 The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and do not purport to represent what the financial position or results of operations of NextWave would have been had the Transactions occurred on the dates noted above, or to project the financial position or results of operations of NextWave for any future periods.  The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable.  The pro forma adjustments are directly attributable to the Transactions and are expected to have a continuing impact on the results of operations of NextWave.

The actual effect of the sales could differ from the pro forma adjustments projected here.  However, in the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial statements have been made.

2.	Notes to Unaudited Pro Forma Adjustments

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a)	To eliminate the assets and liabilities of PacketVideo anticipated to be sold to DOCOMO.

(b)
To record the sales proceeds and related impact including $37.5 million retained by NextWave for general working capital purposes and permitted investments, $4.6 million in estimated direct and incremental transaction costs and the remainder of $69.5 million used to redeem a portion of our Senior Secured Notes, plus accrued interest, on April 3, 2010 as follows:

(in thousands)
Gross sale proceeds	$111,600
Less estimated direct and incremental transaction costs	(4,600)
Estimated net sales proceeds	107,000
Less assumed redemption of Senior Secured Notes and accrued interest on April 3, 2010	(69,500)
Eliminate historical cash and cash equivalents balance of PacketVideo	(4,528)
Pro forma adjustment to cash and cash equivalents	$32,972

(c)
To eliminate the historical prepaid expenses and other current assets of PacketVideo of $2.0 million and to record NextWave’s note receivable from PacketVideo of $7.1 million that was previously eliminated in consolidation and subsequently paid by PacketVideo.

(d)	To record the following:

(in thousands)
Assumed principal redemption of Senior Secured Notes on April 3, 2010	$(67,423)
Reduction in related unamortized discount	3,243
Assumed payment of related accrued interest	(2,077)
Net reduction in long-term obligations	(66,257)
Pro forma adjustment to current portion of long-term obligations	(59,849)
Pro forma adjustment to long-term obligations, net of current portion	$(6,408)

Actual application of net proceeds to redeem outstanding Senior Secured Notes and the amount of available working capital upon consummation of the proposed transaction to sell the remaining 65% interest in PacketVideo will be different due to additional indebtedness incurred after the April 3, 2010 balance sheet date.

(e)
To record the gain on sale of assets, as if the transaction had occurred on April 3, 2010.  The actual gain on sale calculated as of the actual transaction date may differ from the gain presented in these unaudited pro forma financial statements. No pro forma adjustment to the statement of operations has been recorded as this is a nonrecurring item.

(in thousands)
Sales price	$111,600
Less estimated transactions costs	(4,600)
Estimated net sales proceeds	107,000
Noncontrolling interest in PacketVideo	16,341
Carrying amount of assets and liabilities of PacketVideo	(46,687)
Estimated net gain on sale	76,654
Interest expense from accelerated amortization of unamortized discount and issue costs on debt assumed to be paid	(3,295)
Change in stockholders’ deficit attributed to NextWave	$73,359

Unaudited Pro Forma Condensed Consolidated Statements of Operations

(f)	To eliminate the revenues, operating expenses, other income (expense), tax provisions (benefits) and noncontrolling interest share in net income (loss) of PacketVideo that was sold.